Filed Pursuant to Rule 424(b)(4)
Registration No. 333-219589

PROSPECTUS

Aethlon Medical, Inc.

5,454,546 Units (each Unit contains 1 Share of Common Stock and 1 Common Warrant to purchase 1 Share of Common Stock)

or

Up to 5,454,546 Pre-funded Units (each Pre-funded Unit contains 1 Pre-funded Warrant to Purchase 1 Share of Common Stock and 1 Common Warrant to Purchase

1 Share of Common Stock

(5,454,546 Shares of Common Stock Underlying the Pre-funded Warrants) and

(5,454,546 Shares of Common Stock Underlying the Common Warrants)

___________________

We are offering 5,454,546 units (each unit consisting of one share of our common stock and one common warrant to purchase one share of our common stock). Each common warrant contained in a unit has an exercise price of $1.10 per share. The common warrants contained in the units will be exercisable immediately and will expire five years from the date of issuance. We are also offering the shares of our common stock that are issuable from time to time upon exercise of the common warrants contained in the units.

We are also offering to each purchaser whose purchase of units in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding common stock immediately following the consummation of this offering, the opportunity to purchase, if the purchaser so chooses, pre-funded units (each pre-funded unit consisting of one pre-funded warrant to purchase one share of our common stock and one common warrant to purchase one share of our common stock) in lieu of units that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% of our outstanding common stock (or at the election of the purchaser, 9.99%). The purchase price of each pre-funded unit will equal the price per unit being sold to the public in this offering minus $0.01, and the exercise price of each pre-funded warrant included in the pre-funded unit will be $0.01 per share. This offering also relates to the shares of common stock issuable upon exercise of any pre-funded warrants contained in the pre-funded units sold in this offering. Each common warrant contained in a pre-funded unit has an exercise price of $1.10 per share. The common warrants contained in the pre-funded units will be exercisable immediately and will expire five years from the date of issuance. We are also offering the shares of our common stock that are issuable from time to time upon exercise of the common warrants contained in the pre-funded units. For each pre-funded unit we sell, the number of units we are offering will be decreased on a one-for-one basis. Units and the pre-funded units will not be issued or certificated. The shares of common stock or pre-funded warrants, as the case may be, and the common warrants can only be purchased together in this offering but the securities contained in the units or pre-funded units will be issued separately. The placement agent has informed us that it has not received any indications of interest for pre-funded units, thus we do not expect to confirm any sales of such pre-funded units.

Our common stock is listed on the NASDAQ Capital Market under the symbol “AEMD.” On September 29, 2017, the closing bid price of our common stock as reported on the NASDAQ Capital market was $1.54 per share. The public offering price per share and related warrant will be determined between us, the placement agent and the investors in the offering based on market conditions at the time of pricing, and may be at a discount to the current market price of our common stock. There is no established trading market for the warrants, and we do not expect an active trading market to develop. We do not intend to list the warrants on any securities exchange or other trading market. Without a trading market, the liquidity of the warrants will be extremely limited.

Investing in our securities involves risks. You should carefully read and consider the “Risk Factors” beginning on page 5 of this prospectus before investing.

	Per Unit	Per Pre-Funded Unit	Total
Public offering price	$1.10	$1.09	6,000,000.00
Placement agent fees	$0.077	$0.077	420,000.00
Proceeds, before expenses, to us	$1.023	$1.013	5,580,000.00

We have retained H.C. Wainwright & Co., LLC as our exclusive placement agent to use its reasonable best efforts to solicit offers to purchase the securities in this offering. The placement agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. The placement agent is not required to sell any specific number or dollar amount of securities being offered hereby but will use its best efforts to sell the securities offered. Because there is no minimum offering amount required as a condition to closing in this offering, the actual public offering amount, placement agent's fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above.

We have agreed to pay the placement agent a total cash fee equal to 6.0% of the gross proceeds of this offering and a management fee of 1% of the gross proceeds of this offering. In addition to the placement agent’s fees, we have agreed to pay the placement agent a non-accountable expense allowance of $50,000, to reimburse the placement agent for fees and expenses of its legal counsel in an amount up to $100,000 and to reimburse the placement agent for any escrow or settlement fees in an amount not to exceed $10,000. As additional compensation, we plan to issue the placement agent warrants to purchase a number of shares of common stock equal to 3% of (i) the number of shares of common stock placed in this offering, and (ii) issuable upon exercise of the pre-funded warrants. The exercise price for these warrants will be $1.375 per share, which represents 125% of the public offering price per unit. See “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Delivery of the shares of our common stock and warrants is expected to be made on or about October 4, 2017.

H.C. Wainwright & Co.

The date of this prospectus is September 29, 2017.

AETHLON MEDICAL, INC.

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ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this document, regardless of the time of delivery of this prospectus or the time of issuance or sale of any securities. Our business, financial condition, results of operations and prospects may have changed since that date. You should read this prospectus in its entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the section of this prospectus entitled “Where You Can Find More Information.”

For investors outside of the United States, neither we nor the placement agent have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus outside of the United States.

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our securities. You should carefully read the entire prospectus, including the information set forth in the section entitled “Risk Factors.”

Company Overview

We are a medical technology company focused on addressing unmet needs in global health and biodefense. The Aethlon Hemopurifier® is an early clinical-stage therapeutic device designed for the single-use removal of life-threatening viruses from the circulatory system of infected individuals. We believe the Hemopurifier® can be a part of the broad-spectrum treatment of life-threatening highly glycosylated viruses that are not addressed with an already approved treatment countermeasure objectives set forth by the U.S. Government to protect citizens from bioterror and pandemic threats. In small-scale or early feasibility human studies, the Hemopurifier® has been administered to HIV, Hepatitis-C, and Ebola infected individuals. Additionally, the Hemopurifier® has also been validated to capture Zika virus, Lassa virus, MERS-CoV, Cytomegalovirus, Epstein-Barr virus, Herpes Simplex virus, Chikungunya virus, Dengue virus, West Nile virus, Smallpox-related viruses, H1N1 Swine Flu virus, H5N1 Bird Flu virus, and the reconstructed Spanish flu virus of 1918. In several cases, these validations were conducted in collaboration with leading government or non-government research institutes. In the United States, we are focused on the clinical advancement of the Hemopurifier® through investigational device exemptions (IDEs) approved by FDA. We recently concluded a feasibility study to demonstrate the safety of our device in health-compromised individuals infected with a viral pathogen. We are also the majority owner of Exosome Sciences, Inc. (ESI), a company focused on the discovery of exosomal biomarkers to diagnose and monitor life-threatening diseases. Included among ESI’s endeavors is the advancement of a TauSomeTM biomarker candidate to diagnose Chronic Traumatic Encephalopathy (CTE) in the living. ESI previously documented that TauSome levels in former NFL players to be 9x higher than same age-group control subjects.

Corporate History

On March 10, 1999, Aethlon, Inc., a California corporation, Hemex, Inc., a Delaware corporation and the accounting predecessor to Aethlon, Inc., and Bishop, Inc., a publicly-traded company, completed an Agreement and Plan of Reorganization structured to result in Bishop, Inc.'s acquisition of all of the outstanding common shares of Aethlon, Inc. and Hemex, Inc. Under the plan's terms, Bishop, Inc. issued shares of its common stock to the stockholders of Aethlon, Inc. and Hemex, Inc. such that Bishop, Inc. then owned 100% of each company. Upon completion of the transaction, Bishop, Inc. was renamed Aethlon Medical, Inc. Our executive offices are located at 9635 Granite Ridge Drive, Suite 100, San Diego, California 92123. Our telephone number is (858) 459-7800. Our website address is www.aethlonmedical.com. Our website and the information contained on our website are not incorporated into this prospectus or the registration statement of which it forms a part.

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Our Lead Device: The Aethlon Hemopurifier

The Aethlon Hemopurifier is a device that selectively targets the rapid elimination of circulating viruses and tumor-secreted exosomes that may promote cancer progression. More specifically, the Hemopurifier has the potential to address antiviral drug-resistance in Hepatitis C virus and Human Immunodeficiency Virus-infected individuals; serve as a potential countermeasure against viral pathogens not addressed by drug or vaccine therapies; and, we believe, represent the first therapeutic strategy to potentially address cancer-promoting exosomes. In clinical studies conducted in India, safety and efficacy observations of Hemopurifier therapy have been observed in both Hepatitis C virus and Human Immunodeficiency Virus-infected individuals. We have recently completed the treatment of eight patients in our first FDA-approved early feasibility study of Hemopurifier therapy in the U.S., and are preparing our final report on that study for submission to the FDA.

The Scientific Mechanism of the Hemopurifier

The Hemopurifier is an extracorporeal device designed for the single-use removal of viruses, viral toxins, and deleterious exosomes from the circulatory system of treated patients. Delivery of Hemopurifier therapy can occur through the established infrastructure of continuous renal replacement therapy and dialysis instruments routinely found in hospitals and clinics worldwide. Many extracorporeal techniques, such as dialysis or plasmapheresis, are designed to remove circulating particles solely by molecule size. However, the Hemopurifier incorporates a lectin-affinity agent that is designed to bind to a unique high mannose signature that is abundant on the surface of tumor-derived exosomes and glycoproteins that reside on the outer membrane of infectious viruses. The Hemopurifier is designed to provide a broad-spectrum treatment of life-threatening highly glycosylated viruses that are not addressed with an already approved treatment mechanism to remove certain cancer and infectious disease-related particles from human blood. A single treatment with the Hemopurifier can last from three to six and one half hours in duration.

The Hemopurifier - U.S. Clinical Trials

On March 13, 2017, we disclosed that we concluded an FDA-approved feasibility study of Hemopurifier therapy, which demonstrated safety of our device in health-compromised individuals infected with a viral pathogen as a model to suggest the potential of our device as studied for the broad-spectrum treatment of life-threatening highly glycosylated viruses that are not addressed with an already approved treatment countermeasure against infectious viral pathogens, where a reduction in viral load would be deemed beneficial to improve patient mortality or another clinically-beneficial endpoint. More specifically, the feasibility study was conducted on Hepatitis C virus (HCV)-infected dialysis patients at DaVita MedCenter Dialysis in Houston, Texas. The principal investigator of the study was Dr. Ronald Ralph. We reported that there were no device-related adverse events in the eight enrolled subjects who met the study inclusion-exclusion criteria. We also reported that an average capture of 154 million HCV viruses (in International Units, I.U.) within the Hemopurifier® during 4-hour treatments.

On August 11, 2017, we submitted an Expedited Access Pathway (EAP) program submission to the FDA, which included a request for a “Breakthrough Technology” designation, which was established under the 21st Century Cures Act signed into law in 2016. The proposed indications for use includes "The Hemopurifier is a single-use device indicated for the treatment of life-threatening highly glycosylated viruses that are not addressed with an approved treatment," and on September 8, 2017, we received a letter from the FDA informing us that our product and proposed indication for use meets the criteria and has been granted EAP designation. Through this program, we will work collaboratively with FDA to design a data development plan and regulatory pathway intended to achieve FDA-approval of the device, and through this process, we believe the regulatory advancement of our device with the FDA will be accelerated.

Additionally, we are advancing the Hemopurifier® for the broad-spectrum treatment of life-threatening highly glycosylated viruses that are not addressed with an already approved treatment to fulfill the treatment objectives of the 2016 Public Health Emergency Medical Countermeasure Enterprise (PHEMCE), which defines the plan of the U.S. government to protect citizens against bioterror and pandemic threats. Based on preclinical and early-phase or feasibility clinical studies, we believe the Hemopurifier® is a potential broad-spectrum treatment against life-threatening highly glycosylated viruses that are not addressed with an already approved treatment countermeasure. Our goal would be for our device to be procured by the U.S. government for the strategic national stockpile. Currently, we have not begun discussions for inclusion in the strategic national stockpile.

Exosome Sciences, Inc. - Diagnostic Candidates

Through our majority-owned subsidiary Exosome, which is our diagnostic product-oriented business segment, we are developing exosome-based product candidates to diagnose and monitor neurological disorders and cancer. Since it began operations in 2013, Exosome researchers have disclosed that they have isolated brain-specific biomarkers potentially associated with Alzheimer's Disease and Chronic Traumatic Encephalopathy (CTE). Specific to CTE, Exosome is participating in a research collaboration with The Boston University CTE Center to study the correlation of a biomarker known as tausome with CTE.

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THE OFFERING

Units offered by us in this offering:	5,454,546 units, each consisting of one share of our common stock and one common warrant to purchase one share of our common stock

Pre-funded units offered by us in this offering:	We are also offering to each purchaser whose purchase of units in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding common stock immediately following the consummation of this offering, the opportunity to purchase, if the purchaser so chooses, pre-funded units (each pre-funded unit consisting of one pre-funded warrant to purchase one share of our common stock and one common warrant to purchase one share of our common stock) in lieu of units that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% of our outstanding common stock (or, at the election of the purchaser, 9.99%). The purchase price of each pre-funded unit will equal the price at which the units are being sold to the public in this offering, minus $0.01, and the exercise price of each pre-funded warrant included in each pre-funded unit will be $0.01 per share. This offering also relates to the shares of common stock issuable upon exercise of any pre-funded warrants sold in this offering. For each pre-funded unit we sell, the number of units we are offering will be decreased on a one-for-one basis. Because we will issue a common warrant as part of each unit or pre-funded unit, the number of common warrants sold in this offering will not change as a result of a change in the mix of the units and pre-funded units sold.

Common warrants offered by us in the offering	Common warrants to purchase an aggregate of 5,454,546 shares of our common stock. Each unit and each pre-funded unit includes a common warrant to purchase one share of our common stock. Each common warrant will have an exercise price of $1.10 per share, will be immediately separable from the common stock or pre-funded warrant, as the case may be, will be immediately exercisable and will expire on the fifth anniversary of the original issuance date. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the common warrants.

Common stock outstanding prior to the offering (1)	8,951,081 shares on September 7, 2017

Common stock outstanding after the offering (1)	14,324,117 shares, or 19,778,663 shares if the warrants sold in this offering are exercised in full.

Use of proceeds	We intend to use the net proceeds of this offering to continue clinical development of our product candidates and for working capital and other general corporate purposes. See “Use of Proceeds” on page 27 of this prospectus.

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Risk factors	You should read the “Risk Factors” section of this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

Market symbol and trading	Our common stock is listed on the NASDAQ Capital Market under the symbol “AEMD.” There is no established trading market for the warrants, and we do not expect a trading market to develop. We do not intend to list the warrants on any securities exchange or other trading market. Without a trading market, the liquidity of the warrants will be extremely limited. We do not plan on applying to list the pre-funded warrants or the common warrants on NASDAQ, any national securities exchange or any other nationally recognized trading system. Without an active trading market, the liquidity of the pre-funded warrants or common warrants will be limited.

(1)	The number of shares of our common stock outstanding prior to and to be outstanding immediately after this offering, as set forth in the above table, is based on 8,951,081 shares of our common stock outstanding as of September 7, 2017 and excludes as of that date:

•	466,547 shares of common stock issuable upon exercise of outstanding stock options under our stock incentive plans at a weighted average exercise price of $10.30 per share;

•	2,464,739 additional shares of common stock reserved for issuance under outstanding warrants with a weighted average exercise price of $3.48 per share;

•	507,375 additional shares of common stock reserved for future issuance under our stock incentive plans;

•	451,786 additional shares of common stock issuable under convertible notes, which includes accrued interest through September 7, 2017;

•	shares of common stock issuable upon exercise of the warrants offered hereby; and

•	shares of common stock issuable upon exercise of warrants to be issued to the placement agent in connection with this offering.

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RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below as well as the other information in this prospectus before deciding to invest in or maintain your investment in our company. The risks described below are not intended to be an all-inclusive list of all of the potential risks relating to an investment in our securities. Any of the risk factors described below could significantly and adversely affect our business, prospects, financial condition and results of operations. Additional risks and uncertainties not currently known or that are currently considered to be immaterial may also materially and adversely affect our business. As a result, the trading price or value of our securities could be materially adversely affected and you may lose all or part of your investment.

Risks Relating to Our Financial Position and Need for Additional Capital

We will require additional financing beyond this current offering to sustain our operations, and without it, we will not be able to continue operations.

We raised $2,759,355 in net proceeds from sales of common stock and $577,460 in net proceeds from convertible notes under our S-3 registration statement during the fiscal year ended March 31, 2017. From April 1, 2017 through September 12, 2017, we entered into sales under our ATM facility of 601,504 shares of common stock for aggregate net proceeds to us of $1,650,314. However, we will require significant additional financing to conduct the expected additional future clinical trials in the U.S., as well as fund all of our continued research and development activities for the Hemopurifier and other future products through the remainder of the fiscal year ending March 31, 2018 and beyond. In addition, as we expand our activities, our overhead costs to support personnel, laboratory materials and infrastructure will increase. Should the financing we require to sustain our working capital needs be unavailable to us on reasonable terms, if at all, when we require it, we may be unable to support our research and product development activities including our potential clinical trials. The failure to implement our research and product development activities would have a material adverse effect on our ability to commercialize our products and continue in existence. We will need to raise additional funds through debt and/or equity financings in order to complete our ultimate business objectives, including funding working capital to support development and regulatory clearance of our products. We also may choose to raise additional funds in debt or equity financings if they are available to us on reasonable terms to increase our working capital and to strengthen our financial position. Any sales of additional equity or convertible debt securities would result in dilution of the equity interests of our existing stockholders, which could be substantial. Also, new investors may require that we and certain of our stockholders enter into voting arrangements that give them additional voting control or representation on our Board of Directors.

We have incurred significant losses and expect to continue to incur losses for the foreseeable future.

We have never been profitable. We have generated revenues during the fiscal years ended March 31, 2017 and March 31, 2016, in the amounts of $392,073, and $886,572, respectively, primarily from our contract with the Defense Advanced Research Projects Agency, or DARPA, which will not continue into fiscal 2018. However, our revenues have been insufficient to cover our cost of operations. Additionally, our contracts with DARPA have now ended, and we have no assurance when, if at all, we will be able to enter into future government contracts. Future profitability, if any, will require the successful commercialization of our Hemopurifier technology, other products that may emerge from our potential diagnostic products or from additional government contract or grant income. We cannot assure you when or if we will be able to successfully commercialize one or more of our products, or if commercialization is successful, whether we will ever be profitable.

We have received an explanatory paragraph from our auditors regarding our ability to continue as a going concern.

Our independent registered public accounting firm noted in their report accompanying our financial statements for our fiscal year ended March 31, 2017 that our net loss and negative cash flows from operating activities during our fiscal year ended March 31, 2017 and our accumulated deficit as of March 31, 2017 raised substantial doubt about our ability to continue as a going concern. Note 1 to our financial statements for the year ended March 31, 2017 describes management's plans to address these matters. We cannot assure you that our business plans will be successful in addressing these issues. This explanatory paragraph about our ability to continue as a going concern could affect our ability to obtain additional financing at favorable terms, if at all, as it may cause investors to lose faith in our long-term prospects. If we cannot successfully continue as a going concern, our shareholders may lose their entire investment.

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Risks Related to Our Business Operations

We face intense competition in the medical device industry.

We compete with numerous U.S. and foreign companies in the medical device industry, and many of our competitors have greater financial, personnel, operational and research and development resources than we do. Our competitors are developing vaccine candidates and/or antiviral drugs, which could compete with the Hemopurifier medical device candidates we are developing. Our commercial opportunities will be reduced or eliminated if our competitors develop and market products for any of the diseases we target that:

•	are more effective;

•	have fewer or less severe adverse side effects;

•	are better tolerated;

•	are more adaptable to various modes of dosing;

•	are easier to administer; or

•	are less expensive than the products or product candidates we are developing.

Even if we are successful in developing the Hemopurifier and potential diagnostic products, and obtain FDA and other regulatory approvals necessary for commercializing them, our products may not compete effectively with other successful products. Researchers are continually learning more about diseases, which may lead to new technologies for treatment. Our competitors may succeed in developing and marketing products that are either more effective than those that we may develop, alone or with our collaborators, or that are marketed before any products we develop are marketed. Our competitors include fully integrated pharmaceutical companies and biotechnology companies as well as universities and public and private research institutions. Many of the organizations competing with us have substantially greater capital resources, larger research and development staffs and facilities, greater experience in product development and in obtaining regulatory approvals, and greater marketing capabilities than we do. If our competitors develop more effective pharmaceutical treatments for infectious disease or cancer, or bring those treatments to market before we can commercialize the Hemopurifier for such uses, we may be unable to obtain any market traction for our products, or the diseases we seek to treat may be substantially addressed by competing treatments. If we are unable to successfully compete against larger companies in the pharmaceutical industry, we may never generate significant revenue or be profitable.

We have limited experience in identifying and working with large-scale contracts with medical device manufacturers; manufacture of our devices must comply with good manufacturing practices in the U.S.

To achieve the levels of production necessary to commercialize our Hemopurifier and other future products, we will need to secure large-scale manufacturing agreements with contract manufacturers which comply with good manufacturing practice standards and other standards prescribed by various federal, state and local regulatory agencies in the U.S. and any other country of use. We have no experience coordinating and overseeing the manufacture of medical device products on a large-scale. We cannot assure you that manufacturing and control problems will not arise as we attempt to commercialize our products, if they are ever approved for use or that such manufacturing can be completed in a timely manner or at a commercially reasonable cost. In addition, we cannot assure you that we will be able to adequately finance the manufacture and distribution of our products on terms acceptable to us, if at all. If we cannot successfully oversee and finance the manufacture of our products if and when they have obtained regulatory clearances, we may never generate revenue from product sales and we may never be profitable.

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Our Aethlon Hemopurifier technology may become obsolete.

Our Aethlon Hemopurifier products may be made unmarketable by new scientific or technological developments where new treatment modalities are introduced that are more efficacious and/or more economical than our products. The homeland security industry is growing rapidly with many competitors that are trying to develop products or vaccines to protect against infectious disease. Any one of our competitors could develop a more effective product which would render our technology obsolete. Further, our ability to achieve significant and sustained penetration of our key target markets will depend upon our success in developing or acquiring technologies developed by other companies, either independently, through joint ventures or through acquisitions. If we fail to develop or acquire, and manufacture and sell, products that satisfy our customers’ demands, or we fail to respond effectively to new product announcements by our competitors by quickly introducing competitive products, then market acceptance of our products could be reduced and our business could be adversely affected. We cannot assure you that our products will remain competitive with products based on new technologies.

Acceptance into FDA’s EAP program may not result in FDA-approval of the Hemopurifier

We believe that acceptance of the Hemopurifier by the FDA into its EAP program is a positive development towards eventual FDA-approval to bring the device to market in the U.S. However, there is no guarantee the agency will eventually approve the Hemopurifier for marketing in the U.S. Indeed, future FDA-approval of the Hemopurifier will be predicated upon the quality of the pre-clinical and clinical data generated for the device as well as on any additional criteria established under the EAP program. Thus, should data developed on the Hemopurifier not be sufficient to support FDA-approval of the device, the prospects of achieving FDA-approval could be reduced and our business could be adversely affected.

The clinical benefit of reducing viral load has not yet been established.

The Aethlon Hemopurifier is being studied for the removal of viral pathogens from the circulatory system of infected individuals. It has not yet been established, however, whether such reduction in viral load will result in an improvement in patient mortality or other clinically-beneficial endpoints. Thus, the full potential of the device has not yet been determined. Should future studies demonstrate that use of the Hemopurifier to reduce viral load does not result in an improvement in patient outcome, market acceptance of the device could be reduced and our business could be adversely affected. We cannot assure you that our products will remain competitive with products based on new technologies.

Our use of hazardous materials, chemicals and viruses exposes us to potential liabilities for which we may not have adequate insurance.

Our research and development involves the controlled use of hazardous materials, chemicals and viruses. The primary hazardous materials include chemicals needed to construct the Hemopurifier cartridges and the infected plasma samples used in preclinical testing of the Hemopurifier. All other chemicals are fully inventoried and reported to the appropriate authorities, such as the fire department, who inspect the facility on a regular basis. We are subject to federal, state, local, and foreign laws governing the use, manufacture, storage, handling, and disposal of such materials. Although we believe that our safety procedures for the use, manufacture, storage, handling, and disposal of such materials comply with the standards prescribed by federal, state, local and foreign regulations, we cannot completely eliminate the risk of accidental contamination or injury from these materials. We have had no incidents or problems involving hazardous chemicals or biological samples. In the event of such an accident, we could be held liable for significant damages or fines.

We currently carry a limited amount of insurance to protect us from damages arising from hazardous materials. Our product liability policy has a $3,000,000 limit of liability that would cover certain releases of hazardous substances away from our facilities. For our facilities, our property policy provides $25,000 in coverage for contaminant clean-up or removal and $50,000 in coverage for damages to the premises resulting from contamination. Should we violate any regulations concerning the handling or use of hazardous materials, or should any injuries or death result from our use or handling of hazardous materials, we could be the subject of substantial lawsuits by governmental agencies or individuals. We may not have adequate insurance to cover all or any of such claims, if any. If we were responsible to pay significant damages for violations or injuries, if any, we might be forced to cease operations since such payments could deplete all of our available resources.

Our business exposes us to potential product liability and other liability risks that are inherent in the testing, manufacturing and marketing of medical devices. We cannot be sure that claims will not be asserted against us. A successful liability claim or series of claims brought against us could have a material adverse effect on our business, financial condition and results of operations.

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We cannot give assurances that we will be able to continue to obtain or maintain adequate product liability insurance on acceptable terms, if at all, or that such insurance will provide adequate coverage against potential liabilities. Claims or losses in excess of any product liability insurance coverage that we may obtain could have a material adverse effect on our business, financial condition and results of operations.

Our Hemopurifier products may be used in connection with medical procedures in which it is important that those products function with precision and accuracy. If our products do not function as designed, or are designed improperly, we may be forced by regulatory agencies to withdraw such products from the market. In addition, if medical personnel or their patients suffer injury as a result of any failure of our products to function as designed, or our products are designed inappropriately, we may be subject to lawsuits seeking significant compensatory and punitive damages. The risk of product liability claims, product recalls and associated adverse publicity is inherent in the testing, manufacturing, marketing and sale of medical products. We have recently obtained general clinical trial liability insurance coverage. We cannot give assurances that our insurance coverage will to be adequate or available. We may not be able to secure product liability insurance coverage on acceptable terms or at reasonable costs when needed. Any product recall or lawsuit seeking significant monetary damages may have a material effect on our business and financial condition. Any liability for mandatory damages could exceed the amount of our coverage. Moreover, a product recall could generate substantial negative publicity about our products and business and inhibit or prevent commercialization of other future product candidates.

Our success is dependent in part on a few key executive officers.

Our success depends to a critical extent on the continued services of our Chief Executive Officer, James A. Joyce, and our President, Rodney S. Kenley. If one or both of these key executive officers were to leave us, we would be forced to expend significant time and money in the pursuit of a replacement, which would result in both a delay in the implementation of our business plan and the diversion of limited working capital. The unique knowledge and expertise of these individuals would be difficult to replace within the biotechnology field. We can give you no assurances that we can find satisfactory replacements for these key executive officers at all, or on terms that are not unduly expensive or burdensome to us. Although Mr. Joyce has signed an employment agreement providing for his continued service to us, that agreement will not preclude him from leaving us should we be unable to compete with offers for employment he may receive from other companies. We do not currently carry key man life insurance policies on any of our key executive officers which would assist us in recouping our costs in the event of the loss of those officers. If either of our key officers were to leave us, it could make it impossible, if not cause substantial delays and costs, to implement our long-term business objectives and growth.

Our inability to attract and retain qualified personnel could impede our ability to achieve our business objectives.

We have six full-time employees consisting of our Chief Executive Officer, our President, our Chief Financial Officer, two research scientists and an executive assistant. We utilize, whenever appropriate, consultants in order to conserve cash and resources. Although we believe that these employees and consultants will be able to handle most of our additional administrative, research and development and business development in the near term, we will nevertheless be required over the longer-term to hire highly skilled managerial, scientific and administrative personnel to fully implement our business plan and growth strategies, including to mitigate the material weakness in our internal control over financial reporting described elsewhere in this prospectus. Due to the specialized scientific nature of our business, we are highly dependent upon our ability to attract and retain qualified scientific, technical and managerial personnel. Competition for these individuals, especially in San Diego, California, where many biotechnology companies are located, is intense and we may not be able to attract, assimilate or retain additional highly qualified personnel in the future. We cannot assure you that we will be able to engage the services of such qualified personnel at competitive prices or at all, particularly given the risks of employment attributable to our limited financial resources and lack of an established track record. Also, if we are required to attract personnel from other parts of the U.S. or abroad, we may have significant difficulty doing so due to the high cost of living in the Southern California area and due to the costs incurred with transferring personnel to the area. If we cannot attract and retain qualified staff and executives, we will be unable to develop our products and achieve regulatory clearance, and our business could fail.

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We plan to grow rapidly which will strain our resources; our inability to manage our growth could delay or derail implementation of our business objectives.

We will need to significantly expand our operations to implement our longer-term business plan and growth strategies if any of our products receive FDA approval. We will also be required to manage multiple relationships with various strategic partners, technology licensors, customers, manufacturers and suppliers, consultants and other third parties. This expansion and these expanded relationships will require us to significantly improve or replace our existing managerial, operational and financial systems, procedures and controls; to improve the coordination between our various corporate functions; and to manage, train, motivate and maintain a growing employee base. The time and costs to effectuate these steps may place a significant strain on our management personnel, systems and resources, particularly given the limited amount of financial resources and skilled employees that may be available at the time. We cannot assure you that we will institute, in a timely manner or at all, the improvements to our managerial, operational and financial systems, procedures and controls necessary to support our anticipated increased levels of operations and to coordinate our various corporate functions, or that we will be able to properly manage, train, motivate and retain our anticipated increased employee base. If we cannot manage our growth initiatives, we will be unable to commercialize our products on a large-scale in a timely manner, if at all, and our business could fail.

As a public company with limited financial resources undertaking the launch of new medical technologies, we may have difficulty attracting and retaining executive management and directors.

The directors and management of publicly traded corporations are increasingly concerned with the extent of their personal exposure to lawsuits and stockholder claims, as well as governmental and creditor claims which may be made against them, particularly in view of recent changes in securities laws imposing additional duties, obligations and liabilities on management and directors. Due to these perceived risks, directors and management are also becoming increasingly concerned with the availability of directors’ and officers’ liability insurance to pay on a timely basis the costs incurred in defending such claims. While we currently carry directors’ and officers’ liability insurance, such insurance is expensive and difficult to obtain. If we are unable to continue or provide directors’ and officers’ liability insurance at affordable rates or at all, it may become increasingly more difficult to attract and retain qualified outside directors to serve on our Board of Directors. We may lose potential independent board members and management candidates to other companies in the biotechnology field that have greater directors’ and officers’ liability insurance to insure them from liability or to biotechnology companies that have revenues or have received greater funding to date which can offer greater compensation packages. The fees of directors are also rising in response to their increased duties, obligations and liabilities. In addition, our products could potentially be harmful to users, and we are exposed to claims of product liability including for injury or death. We have limited insurance and may not be able to afford robust coverage even as our products are introduced into the market. As a company with limited resources and potential exposures to management, we will have a more difficult time attracting and retaining management and outside independent directors than a more established public or private company due to these enhanced duties, obligations and potential liabilities.

If we fail to comply with extensive regulations of U.S. and foreign regulatory agencies, the commercialization of our products could be delayed or prevented entirely.

Our Hemopurifier products are subject to extensive government regulations related to development, testing, manufacturing and commercialization in the U.S. and other countries. The determination of when and whether a product is ready for large-scale purchase and potential use will be made by the U.S. Government through consultation with a number of governmental agencies, including the FDA, the National Institutes of Health, the Centers for Disease Control and Prevention, and the Department of Homeland Security. Our product candidates are in the pre-clinical and early-stage or feasibility clinical stages of development and have not received required regulatory approval from the FDA, or any foreign regulatory agencies, to be commercially marketed and sold. The process of obtaining and complying with FDA and other governmental regulatory approvals and regulations in the U.S. and in foreign countries is costly, time consuming, uncertain, and subject to unanticipated delays. Obtaining such regulatory approvals, if any, can take several years. Despite the time and expense exerted, regulatory approval is never guaranteed. We also are subject to the following risks and obligations, among others:

•	the FDA may refuse to approve an application if they believe that applicable regulatory criteria are not satisfied;

•	the FDA may require additional testing for safety and effectiveness;

•	the FDA may interpret data from pre-clinical testing and clinical trials in different ways than we interpret them;

•	if regulatory approval of a product is granted, the approval may be limited to specific indications or limited with respect to its distribution; and

•	the FDA may change their approval policies and/or adopt new regulations.

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Failure to comply with these or other regulatory requirements of the FDA may subject us to administrative or judicially imposed sanctions, including:

•	warning letters;

•	civil penalties;

•	criminal penalties;

•	injunctions;

•	product seizure or detention;

•	product recalls; and

•	total or partial suspension of productions.

Delays in successfully completing our planned clinical trials could jeopardize our ability to obtain regulatory approval.

Our business prospects will depend on our ability to complete studies, clinical trials, obtain satisfactory results, obtain required regulatory approvals and successfully commercialize our Hemopurifier product candidates. Commencement or completion of our clinical trials, announcement of results of the trials and our ability to obtain regulatory approvals could be delayed for a variety of reasons, including:

•	serious adverse events related to our medical device candidates;

•	unsatisfactory results of any clinical trial;

•	the failure of our principal third-party investigators to perform our clinical trials on our anticipated schedules; and

•	different interpretations of our pre-clinical and clinical data, which could initially lead to inconclusive results.

Our development costs will increase if we have material delays in any clinical trial or if we need to perform more or larger clinical trials than planned. If the delays are significant, or if any of our product candidates do not prove to be safe or effective or do not receive required regulatory approvals, our financial results and the commercial prospects for our product candidates will be harmed. Furthermore, our inability to complete our clinical trials in a timely manner could jeopardize our ability to obtain regulatory approval.

If we or our suppliers fail to comply with ongoing FDA or foreign regulatory authority requirements, or if we experience unanticipated problems with our products, these products could be subject to restrictions or withdrawal from the market.

Any product for which we obtain clearance or approval, and the manufacturing processes, reporting requirements, post-approval clinical data and promotional activities for such product, will be subject to continued regulatory review, oversight and periodic inspections by the FDA and other domestic and foreign regulatory bodies. In particular, we and our third-party suppliers may be required to comply with the FDA’s Quality System Regulation, or QSR. These FDA regulations cover the methods and documentation of the design, testing, production, control, quality assurance, labeling, packaging, sterilization, storage and shipping of our products. Compliance with applicable regulatory requirements is subject to continual review and is monitored rigorously through periodic inspections by the FDA. If we, or our manufacturers, fail to adhere to QSR requirements in the U.S., this could delay production of our products and lead to fines, difficulties in obtaining regulatory clearances, recalls, enforcement actions, including injunctive relief or consent decrees, or other consequences, which could, in turn, have a material adverse effect on our financial condition or results of operations.

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In addition, the FDA assesses compliance with the QSR through periodic announced and unannounced inspections of manufacturing and other facilities. The failure by us or one of our suppliers to comply with applicable statutes and regulations administered by the FDA, or the failure to timely and adequately respond to any adverse inspectional observations or product safety issues, could result in any of the following enforcement actions:

•	untitled letters, warning letters, fines, injunctions, consent decrees and civil penalties;
•	unanticipated expenditures to address or defend such actions;
•	customer notifications or repair, replacement, refunds, recall, detention or seizure of our products;
•	operating restrictions or partial suspension or total shutdown of production;
•	refusing or delaying our requests for 510(k) clearance or premarket approval of new products or modified products;
•	withdrawing 510(k) clearances or premarket approvals that have already been granted;
•	refusal to grant export approval for our products; or
•	criminal prosecution.

Any of these sanctions could have a material adverse effect on our reputation, business, results of operations and financial condition. Furthermore, our key component suppliers may not currently be or may not continue to be in compliance with all applicable regulatory requirements, which could result in our failure to produce our products on a timely basis and in the required quantities, if at all.

If our products, or malfunction of our products, cause or contribute to a death or a serious injury, we will be subject to medical device reporting regulations, which can result in voluntary corrective actions or agency enforcement actions.

Under the FDA medical device reporting regulations, medical device manufacturers are required to report to the FDA information that a device has or may have caused or contributed to a death or serious injury or has malfunctioned in a way that would likely cause or contribute to death or serious injury if the malfunction of the device or one of our similar devices were to recur. If we fail to report these events to the FDA within the required timeframes, or at all, FDA could take enforcement action against us. Any such adverse event involving our products also could result in future voluntary corrective actions, such as recalls or customer notifications, or agency action, such as inspection or enforcement action. Any corrective action, whether voluntary or involuntary, as well as defending ourselves in a lawsuit, will require the dedication of our time and capital, distract management from operating our business, and may harm our reputation and financial results.

Our products may in the future be subject to product recalls. A recall of our products, either voluntarily or at the direction of the FDA or another governmental authority, including a third-country authority, or the discovery of serious safety issues with our products, could have a significant adverse impact on us.

The FDA and similar foreign governmental authorities have the authority to require the recall of commercialized products in the event of material deficiencies or defects in design or manufacture. In this case, the FDA, the authority to require a recall must be based on an FDA finding that there is reasonable probability that the device would cause serious injury or death. In addition, foreign governmental bodies have the authority to require the recall of our products in the event of material deficiencies or defects in design or manufacture. Manufacturers may, under their own initiative, recall a product if any material deficiency in a device is found. The FDA requires that certain classifications of recalls be reported to the FDA within 10 working days after the recall is initiated. A government-mandated or voluntary recall by us or one of our international distributors could occur as a result of an unacceptable risk to health, component failures, malfunctions, manufacturing errors, design or labeling defects or other deficiencies and issues. Recalls of any of our products would divert managerial and financial resources and have an adverse effect on our reputation, results of operations and financial condition, which could impair our ability to produce our products in a cost-effective and timely manner in order to meet our customers’ demands. We may also be subject to liability claims, be required to bear other costs, or take other actions that may have a negative impact on our future sales and our ability to generate profits. Companies are required to maintain certain records of recalls, even if they are not reportable to the FDA or another third-country competent authority. We may initiate voluntary recalls involving our products in the future that we determine do not require notification of the FDA or another third-country competent authority. If the FDA disagrees with our determinations, they could require us to report those actions as recalls. A future recall announcement could harm our reputation with customers and negatively affect our sales. In addition, the FDA could take enforcement action for failing to report the recalls when they were.

We are also required to follow detailed recordkeeping requirements for all firm-initiated medical device corrections and removals. In addition, in December of 2012, the FDA issued a draft guidance intended to assist the FDA and industry in distinguishing medical device recalls from product enhancements. Per the guidance, if any change or group of changes to a device addresses a violation of the Federal Food, Drug, and Cosmetic Act, that change would generally constitute a medical device recall and require submission of a recall report to the FDA.

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We outsource almost all of our operational and development activities, and if any party to which we have outsourced certain essential functions fails to perform its obligations under agreements with us, the development and commercialization of our lead product candidate and any future product candidates that we may develop could be delayed or terminated.

We generally rely on third-party consultants or other vendors to manage and implement the day-to-day conduct of our operations, including conducting clinical trials, if such are approved by the FDA, and manufacturing our current product candidates and any future product candidates that we may develop. Accordingly, we are and will continue to be dependent on the timeliness and effectiveness of their efforts. Our dependence on third parties includes key suppliers and third-party service providers supporting the development, manufacture and regulatory approval of our products as well as support for our information technology systems and other infrastructure. While our management team oversees these vendors, failure of any of these third parties to meet their contractual, regulatory and other obligations or the development of factors that materially disrupt the performance of these third parties could have a material adverse effect on our business. For example, all of the key oversight responsibilities for the development and manufacture of our lead product candidate are conducted by our management team but all activities are the responsibility of third-party vendors.

If a clinical research organization that we utilize is unable to allocate sufficient qualified personnel to our studies in a timely manner or if the work performed by it does not fully satisfy the requirements of the FDA or other regulatory agencies, we may encounter substantial delays and increased costs in completing our development efforts. Any manufacturer that we select may encounter difficulties in the manufacture of new products in commercial quantities, including problems involving product yields, product stability or shelf life, quality control, adequacy of control procedures and policies, compliance with FDA regulations and the need for further FDA approval of any new manufacturing processes and facilities. If any of these occur, the development and commercialization of our product candidates could be delayed, curtailed or terminated because we may not have sufficient financial resources or capabilities to continue such development and commercialization on our own. If we rely on only one source for the manufacture of the clinical or commercial supplies of any of our product candidates or products, any production problems or supply constraints with that manufacturer could adversely impact the development or commercialization of that product candidate or product.

If we or our contractors or service providers fail to comply with regulatory laws and regulations, we or they could be subject to regulatory actions, which could affect our ability to develop, market and sell our product candidates and any other or future product candidates that we may develop and may harm our reputation.

If we or our manufacturers or other third-party contractors fail to comply with applicable federal, state or foreign laws or regulations, we could be subject to regulatory actions, which could affect our ability to develop, market and sell our current product candidates or any future product candidates under development successfully and could harm our reputation and lead to reduced or nonacceptance of our proposed product candidates by the market. Even technical recommendations or evidence by the FDA through letters, site visits, and overall recommendations to academia or biotechnology companies may make the manufacturing of a clinical product extremely labor intensive or expensive, making the product candidate no longer viable to manufacture in a cost-efficient manner. The mode of administration may make the product candidate not commercially viable. The required testing of the product candidate may make that candidate no longer commercially viable. The conduct of clinical trials may be critiqued by the FDA, or a clinical trial site’s Institutional Review Board or Institutional Biosafety Committee, which may delay or make impossible clinical testing of a product candidate. The Institutional Review Board for a clinical trial may stop a trial or deem a product candidate unsafe to continue testing. This may have a material adverse effect on the value of the product candidate and our business prospects.

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We have not received, and may never receive, approval from the FDA to market a medical device in the United States.

Before a new medical device can be marketed in the U.S., it must first receive either premarket approval, or a PMA, or 510(k) clearance from the FDA, unless an exemption exists. A PMA submission, which is a higher standard than a 501(k) clearance, is used to demonstrate to the FDA that a new or modified device is safe and effective. The 510(k) is used to demonstrate that a device is “substantially equivalent” to a predicate device (one that has been cleared by the FDA). We expect that any product we seek regulatory approval for will require a PMA. The FDA approval process involves, among other things, successfully completing clinical trials and filing for and obtaining a PMA. The PMA process requires us to prove the safety and effectiveness of our products to the FDA’s satisfaction. This process, which includes preclinical studies and clinical trials, can take many years and requires the expenditure of substantial resources and may include post-marketing surveillance to establish the safety and efficacy of the product. Notwithstanding the effort and expense incurred, the process may never result in the FDA granting a PMA. Data obtained from preclinical studies and clinical trials are subject to varying interpretations that could delay, limit or prevent regulatory approval. Delays or rejections may also be encountered based upon changes in governmental policies for medical devices during the period of product development. The FDA can delay, limit or deny approval of a PMA application for many reasons, including:

•	our inability to demonstrate safety or effectiveness to the FDA’s satisfaction;
•	insufficient data from our preclinical studies and clinical trials to support approval;
•	failure of the facilities of our third-party manufacturer or suppliers to meet applicable requirements;
•	inadequate compliance with preclinical, clinical or other regulations;
•	our failure to meet the FDA’s statistical requirements for approval; and
•	changes in the FDA’s approval policies, or the adoption of new regulations that require additional data or additional clinical studies.

Modifications to products that are approved through a PMA application generally need FDA approval. Similarly, some modifications made to products cleared through a 510(k) may require a new 510(k). The FDA’s 510(k) clearance process usually takes from three to 12 months, but may last longer. The process of obtaining a PMA is much costlier and uncertain than the 510(k) clearance process and generally takes from one to three years, or even longer, from the time the application is submitted to the FDA until an approval is obtained. Any of our products considered to be a class III device, which are considered to pose the greatest risk and the approval of which is governed by the strictest guidelines, will require the submission and approval of a PMA in order for us to market it in the U.S. We also may design new products in the future that could require the clearance of a 510(k).

Although FDA has permitted several early-stage or feasibility clinical trials to proceed in the U.S. under an investigational device exemption (IDE), we cannot assure you that FDA will not place an IDE on clinical hold, or that any study will be successful, or that the FDA PMA approval will eventually be obtained and not withdrawn. Even if we obtain approval, the FDA or other regulatory authorities may require expensive or burdensome post-market testing or controls. Any delay in, or failure to receive or maintain, clearance or approval for our future products could prevent us from generating revenue from these products or achieving profitability. Additionally, the FDA and other regulatory authorities have broad enforcement powers. Regulatory enforcement or inquiries, or other increased scrutiny on us, could dissuade some physicians from using our products and adversely affect our reputation and the perceived safety and efficacy of our products.

The approval requirements for medical products used to fight bioterrorism are still evolving, and we cannot be certain any products we develop for such uses would meet these requirements.

We are advancing product candidates under governmental policies that regulate the development and commercialization of medical treatment countermeasures against certain bioterror and pandemic threats. While we intend to pursue FDA market approval or clearance to treat infectious bioterror and pandemic threats, it is often not feasible to conduct human studies against these deadly high-threat pathogens. Thus, we may not be able to demonstrate the effectiveness of our treatment countermeasures through controlled human efficacy studies. Additionally, a change in government policies could impair our ability to obtain regulatory approval, and there is no assurance that the FDA will approve any of our product candidates.

The Hemopurifier was used to treat one patient suffering from Ebola, and we have received a supplement to our investigational device exemption to establish protocols to treat Ebola patients in the U.S.; however, you should not construe these events as demonstrating that the device is effective in treating Ebola.

In October 2014, physicians at the Frankfurt University Hospital in Frankfurt, Germany administered Hemopurifier therapy in a 6.5-hour treatment session to a patient infected with Ebola. This treatment was made on an emergency basis. The patient was administered Hemopurifier therapy through special approval from The Federal Institute for Drugs and Medical Devices (Bundesinstitut fur Arzneimittel und Medizinprodukte, BfArM), an independent federal higher authority within the portfolio of the Federal Ministry of Health of Germany. While we believe the results of the treatment of the Ebola patient in Germany to be positive with respect to the usage of the Hemopurifier to combat Ebola, no medical organization or regulatory organization, inside or outside the U.S., has cleared the use of the device for Ebola treatment on a commercial basis.

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In addition, although the FDA permitted a supplement to our investigational device exemption to establish a protocol for the treatment of Ebola patients in the U.S., this approval is very limited and the results of such protocol and potential treatments, if any, cannot be predicted. The usefulness of the Hemopurifier in treating Ebola is still unproven in any clinical or regulatory process in the U.S. or elsewhere. Even if we enroll patients in the Ebola protocol, the results of such treatments may not demonstrate the safety and efficacy of the device, may be equivocal or may otherwise not be sufficient to obtain approval of the Hemopurifier for any uses associated with Ebola. In addition, the approval of the supplement to our investigational device exemption does not in any way ensure clearance or approval of the Hemopurifier device for any purpose. In April 2015, we submitted a Humanitarian Use Devise (HUD) submission to the FDA to support market clearance of the Hemopurifier as a treatment for Ebola virus. FDA denied the submission, because our product includes a biological product (lectin) that has been approved in another device with a different indication. If we resolve the biological issue, and the application is designated by the FDA as an HUD, we then may submit a Humanitarian Device Exemption marketing application to the Center for Devices and Radiological Health for marketing review. We cannot assure you that the Hemopurifier will be proven to be useful in the treatment of Ebola or that it will ever be approved by U.S. or foreign regulatory agencies for such use, or if approved, successfully commercialized by us for such use. We may never commercialize the Hemopurifier specifically for use in treating Ebola.

The results of our clinical trials may not support our product candidate claims or may result in the discovery of adverse side effects.

Any research and development, pre-clinical testing and clinical trial activities involving any products that we are or may develop will be subject to extensive regulation and review by numerous governmental authorities both in the U.S. and abroad. In the future, we may conduct clinical trials to support approval of new products. Clinical studies must be conducted in compliance with FDA regulations or the FDA may take enforcement action. The data collected from these clinical studies may ultimately be used to support market clearance for these products. Even if our clinical trials are completed as planned, we cannot be certain that their results will support our product candidate claims or that the FDA will agree with our conclusions regarding them. Success in pre-clinical studies and early clinical trials does not ensure that later clinical trials will be successful, and we cannot be sure that the later trials will replicate the results of prior trials and pre-clinical studies. The clinical trial process may fail to demonstrate that our product candidates are safe and effective for the proposed indicated uses, which could cause us to abandon a product candidate and may delay development of others. Any delay or termination of our clinical trials will delay the filing of our product submissions and, ultimately, our ability to commercialize our product candidates and generate revenues. It is also possible that patients enrolled in clinical trials will experience adverse side effects that are not currently part of the product candidate’s profile.

U.S. legislative or FDA regulatory reforms may make it more difficult and costly for us to obtain regulatory approval of our product candidates and to manufacture, market and distribute our products after approval is obtained.

From time to time, legislation is drafted and introduced in Congress that could significantly change the statutory provisions governing the regulatory approval, manufacture and marketing of regulated products or the reimbursement thereof. In addition, FDA regulations and guidance are often revised or reinterpreted by the FDA in ways that may significantly affect our business and our products. Any new regulations or revisions or reinterpretations of existing regulations may impose additional costs or lengthen review times of future products. In addition, FDA regulations and guidance are often revised or reinterpreted by the agency in ways that may significantly affect our business and our products. It is impossible to predict whether legislative changes will be enacted or FDA regulations, guidance or interpretations changed, and what the impact of such changes, if any, may be.

Should our products be approved for commercialization, lack of third-party coverage and reimbursement for our devices could delay or limit their adoption.

In both the U.S. and international markets, the use of medical devices is dependent in part on the availability of reimbursement from third-party payors, such as government and private insurance plans. Healthcare providers that use medical devices generally rely on third-party payors to pay for all or part of the costs and fees associated with the medical procedures being performed or to compensate them for their patient care services. Should our products be approved for commercialization by the FDA, we cannot assure you that our future products will be considered cost-effective, that reimbursement will be available in other sites or in other countries, including the U.S., if approved, or that reimbursement will be sufficient to allow sales of our future products on a profitable basis. The coverage decisions of third-party payors will be significantly influenced by the assessment of our future products by health technology assessment bodies. Such assessments are outside our control and we cannot assure you that such evaluations will be conducted or that they will have a favorable outcome.

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If approved for use in the U.S., we expect that any products that we develop will be purchased primarily by medical institutions, which will in turn bill various third-party payors for the health care services provided to patients at their facility. Payors may include the Centers for Medicare & Medicaid Services, or CMS, which administers the Medicare program and works in partnership with state governments to administer Medicaid, other government programs and private insurance plans. The process involved in applying for coverage and incremental reimbursement from CMS is lengthy and expensive. Further, Medicare coverage is based on our ability to demonstrate the treatment is “reasonable and necessary” for Medicare beneficiaries. Even if products utilizing our Aethlon Hemopurifier technology receive FDA and other regulatory clearance or approval, they may not be granted coverage and reimbursement by any payor, including by CMS. For some governmental programs, such as Medicaid, coverage and reimbursement differ from state to state and some state Medicaid programs may not pay adequate amounts for the procedure necessary to utilize products utilizing our technology system, or any payment at all. Moreover, many private payors use coverage decisions and payment amounts determined by CMS as guidelines in setting their coverage and reimbursement policies and amounts. If CMS or other agencies limit coverage or decrease or limit reimbursement payments for doctors and hospitals, this may affect coverage and reimbursement determinations by many private payors.

Should our products be approved for commercialization, adverse changes in reimbursement policies and procedures by payors may impact our ability to market and sell our products.

Healthcare costs have risen significantly over the past decade, and there have been and continue to be proposals by legislators, regulators and third-party payors to decrease costs. Third-party payors are increasingly challenging the prices charged for medical products and services and instituting cost containment measures to control or significantly influence the purchase of medical products and services.

For example, in the U.S., the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, or collectively, PPACA, among other things, reduced and/or limited Medicare reimbursement to certain providers. The Budget Control Act of 2011, as amended by subsequent legislation, further reduces Medicare’s payments to providers by 2 percent through fiscal year 2024. These reductions may reduce providers’ revenues or profits, which could affect their ability to purchase new technologies. Furthermore, the healthcare industry in the U.S. has experienced a trend toward cost containment as government and private insurers seek to control healthcare costs by imposing lower payment rates and negotiating reduced contract rates with service providers. Legislation could be adopted in the future that limits payments for our products from governmental payors. In addition, commercial payors such as insurance companies, could adopt similar policies that limit reimbursement for medical device manufacturers’ products. Therefore, we cannot be certain that our product or the procedures or patient care performed using our product will be reimbursed at a cost-effective level. We face similar risks relating to adverse changes in reimbursement procedures and policies in other countries where we may market our products. Reimbursement and healthcare payment systems vary significantly among international markets. Our inability to obtain international reimbursement approval, or any adverse changes in the reimbursement policies of foreign payors, could negatively affect our ability to sell our products and have a material adverse effect on our business and financial condition.

Should our products be approved for commercialization, our financial performance may be adversely affected by medical device tax provisions in the healthcare reform laws.

PPACA currently imposes, among other things, an excise tax of 2.3% on any entity that manufactures or imports medical devices offered for sale in the U.S. Under these provisions, the Congressional Research Service predicts that the total cost to the medical device industry may be up to $20 billion over the next decade. The Internal Revenue Service issued final regulations implementing the tax in December 2012, which requires, among other things, bi-monthly payments and quarterly reporting.

The Consolidated Appropriations Act, 2016 (Pub. L. 114-113), signed into law on Dec. 18, 2015, includes a two-year moratorium on the medical device excise tax imposed by Internal Revenue Code section 4191. Thus, the medical device excise tax does not apply to the sale of a taxable medical device by the manufacturer, producer, or importer of the device during the period beginning on January 1, 2016, and ending on December 31, 2017.

If we are successful in marketing any products, if this regulation is not repealed, we will be subject to this or any future excise tax on our sales of certain medical devices in the U.S. We anticipate that primarily all of our sales, once commenced, of medical devices in the U.S. will be subject to this 2.3% excise tax following December 31, 2017.

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Risks Related to Our Intellectual Property and Related Litigation

We rely upon licenses and patent rights from third parties which are subject to termination or expiration.

We rely upon third-party licenses and ownership rights assigned from third parties for the development of specific uses for our Hemopurifier devices. For example, we are researching, developing and testing cancer-related applications for our devices under patents assigned from the London Health Science Center Research, Inc. Should any of our licenses be prematurely terminated for any reason, or if the patents and intellectual property assigned to us or owned by such entities that we have licensed should be challenged or defeated by third parties, our research efforts could be materially and adversely affected. We cannot assure you that any of our licenses or patents assigned to us will continue in force for as long as we require for our research, development and testing of cancer treatments. We cannot assure you that, should our licenses terminate, should the underlying patents and intellectual property be challenged or defeated, or should patents and intellectual property assigned to us be challenged or defeated, suitable replacements can be obtained or developed on terms acceptable to us, if at all. There is also the related risk that we may not be able to make the required payments under any patent license or assignment agreement, in which case we may lose to ability to use one or more of the licensed or assigned patents.

We could become subject to intellectual property litigation that could be costly, result in the diversion of management’s time and efforts, require us to pay damages, prevent us from selling our commercially available products and/or reduce the margins we may realize from our products.

The medical devices industry is characterized by extensive litigation and administrative proceedings over patent and other intellectual property rights. Whether a product infringes a patent involves complex legal and factual issues, and the determination is often uncertain. There may be existing patents of which we are unaware that our products under development may inadvertently infringe. The likelihood that patent infringement claims may be brought against us increases as the number of participants in the infectious market increases and as we achieve more visibility in the market place and introduce products to market.

Any infringement claim against us, even if without merit, may cause us to incur substantial costs, and would place a significant strain on our financial resources, divert the attention of management from our core business, and harm our reputation. In some cases, litigation may be threatened or brought by a patent holding company or other adverse patent owner who has no relevant product revenues and against whom our patents may provide little or no deterrence. If we were found to infringe any patents, we could be required to pay substantial damages, including triple damages if an infringement is found to be willful. We also could be required to pay royalties and could be prevented from selling our products unless we obtain a license or are able to redesign our products to avoid infringement. We may not be able to obtain a license enabling us to sell our products on reasonable terms, or at all, and we cannot assure you that we would be able to redesign our products in a way that would not infringe those patents. If we fail to obtain any required licenses or make any necessary changes to our technologies or the products that incorporate them, we may be unable to commercialize one or more of our products or may have to withdraw products from the market, all of which would have a material adverse effect on our business, financial condition and results of operations.

If the combination of patents, trade secrets and contractual provisions upon which we rely to protect our intellectual property is inadequate, our ability to commercialize our products successfully will be harmed.

Our success depends significantly on our ability to protect our proprietary rights to the technologies incorporated in our products. We currently have four issued U.S. patents and seven pending U.S. patent applications. We also have eighteen issued foreign patents and have applied for eight additional international patents. Our issued patents begin to expire in 2019, with the last of these patents expiring in 2029, although terminal disclaimers, patent term extension or patent term adjustment can shorten or lengthen the patent term. We rely on a combination of patent protection, trade secret laws and nondisclosure, confidentiality and other contractual restrictions to protect our proprietary technology. However, these may not adequately protect our rights or permit us to gain or keep any competitive advantage.

The issuance of a patent is not conclusive as to its scope, validity or enforceability. The scope, validity or enforceability of our issued patents can be challenged in litigation or proceedings before the U.S. Patent and Trademark Office or foreign patent offices where our applications are pending. The U.S. Patent and Trademark Office or foreign offices may deny or require significant narrowing of claims in our pending patent applications. Patents issued as a result of the pending patent applications, if any, may not provide us with significant commercial protection or be issued in a form that is advantageous to us. Proceedings before the U.S. Patent and Trademark Office or foreign offices could result in adverse decisions as to the priority of our inventions and the narrowing or invalidation of claims in issued patents. The laws of some foreign countries may not protect our intellectual property rights to the same extent as the laws of the U.S., if at all. Some of our patents may expire before we receive FDA approval to market our products in the U.S. or we receive approval to market our products in a foreign country. Although we believe that certain patent applications and/or other patents issued more recently will help protect the proprietary nature of the Hemopurifier treatment technology, we cannot assure you that this protection will be sufficient to protect us during the development of that technology.

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Our competitors may successfully challenge and invalidate or render unenforceable our issued patents, including any patents that may issue in the future, which could prevent or limit our ability to market our products and could limit our ability to stop competitors from marketing products that are substantially equivalent to ours. In addition, competitors may be able to design around our patents or develop products that provide outcomes that are comparable to our products but that are not covered by our patents.

We have also entered into confidentiality and assignment of intellectual property agreements with all of our employees, consultants and advisors directly involved in the development of our technology as one of the ways we seek to protect our intellectual property and other proprietary technology. However, these agreements may not be enforceable or may not provide meaningful protection for our trade secrets or other proprietary information in the event of unauthorized use or disclosure or other breaches of the agreements.

In the event a competitor infringes upon any of our patents or other intellectual property rights, enforcing our rights may be difficult, time consuming and expensive, and would divert management’s attention from managing our business. We cannot assure you that we will be successful on the merits in any enforcement effort. In addition, we may not have sufficient resources to litigate, enforce or defend our intellectual property rights.

We may rely on licenses for new technology, which may affect our continued operations with respect thereto.

As we develop our technology, we may need to license additional technologies to optimize the performance of our products. We may not be able to license these technologies on commercially reasonable terms or at all. In addition, we may fail to successfully integrate any licensed technology into our proposed products. Our inability to obtain any necessary licenses could delay our product development and testing until alternative technologies can be identified, licensed and integrated. The inability to obtain any necessary third-party licenses could cause us to abandon a particular development path, which could seriously harm our business, financial position and results of our operations.

If we are unable to protect our proprietary technology and preserve our trade secrets, we will increase our vulnerability to competitors which could materially adversely impact our ability to remain in business.

Our ability to successfully commercialize our products will depend on our ability to protect those products and our technology with domestic and foreign patents. We will also need to continue to preserve our trade secrets. The issuance of a patent is not conclusive as to its validity or as to the enforceable scope of the claims of the patent. The patent positions of technology companies, including us, are uncertain and involve complex legal and factual issues. We cannot assure you that our patents will prevent other companies from developing similar products or products which produce benefits substantially the same as our products, or that other companies will not be issued patents that may prevent the sale of our products or require us to pay significant licensing fees in order to market our products.

From time to time, we may need to obtain licenses to patents and other proprietary rights held by third parties in order to develop, manufacture and market our products. If we are unable to timely obtain these licenses on commercially reasonable terms, our ability to commercially exploit such products may be inhibited or prevented. Additionally, we cannot assure investors that any of our products or technology will be patentable or that any future patents we obtain will give us an exclusive position in the subject matter claimed by those patents. Furthermore, we cannot assure investors that our pending patent applications will result in issued patents, that patent protection will be secured for any particular technology, or that our issued patents will be valid or enforceable or provide us with meaningful protection.

If we are required to engage in expensive and lengthy litigation to enforce our intellectual property rights, such litigation could be very costly and the results of such litigation may not be satisfactory.

Although we have entered into invention assignment agreements with our employees and with certain advisors, and we routinely enter into confidentiality agreements with our contract partners, if those employees, advisors or contract partners develop inventions or processes independently that may relate to products or technology under development by us, disputes may arise about the ownership of those inventions or processes. Time-consuming and costly litigation could be necessary to enforce and determine the scope of our rights under these agreements. In addition, we may be required to commence litigation to enforce such agreements if they are violated, and it is certainly possible that we will not have adequate remedies for breaches of our confidentiality agreements as monetary damages may not be sufficient to compensate us. In addition, we may be unable to fund the costs of such litigation to a satisfactory conclusion, which could leave us without recourse to enforce contracts that protect our intellectual property rights.

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Other companies may claim that our technology infringes on their intellectual property or proprietary rights and commence legal proceedings against us which could be time-consuming and expensive and could result in our being prohibited from developing, marketing, selling or distributing our products.

Because of the complex and difficult legal and factual questions that relate to patent positions in our industry, we cannot assure you that our products or technology will not be found to infringe upon the intellectual property or proprietary rights of others. Third parties may claim that our products or technology infringe on their patents, copyrights, trademarks or other proprietary rights and demand that we cease development or marketing of those products or technology or pay license fees. We may not be able to avoid costly patent infringement litigation, which will divert the attention of management away from the development of new products and the operation of our business. We cannot assure investors that we would prevail in any such litigation. If we are found to have infringed on a third-party’s intellectual property rights, we may be liable for money damages, encounter significant delays in bringing products to market or be precluded from manufacturing particular products or using particular technology.

Other parties may challenge certain of our foreign patent applications. If such parties are successful in opposing our foreign patent applications, we may not gain the protection afforded by those patent applications in particular jurisdictions and may face additional proceedings with respect to similar patents in other jurisdictions, as well as related patents. The loss of patent protection in one jurisdiction may influence our ability to maintain patent protection for the same technology in other jurisdictions.

Risks Related to U.S. Government Contracts

We may not obtain additional U.S. Government contracts to further develop our technology.

Our prior contract with DARPA has been completed. We can give no assurances that we will be successful in obtaining additional government grants or contracts. The process of obtaining government contracts is lengthy. Accordingly, we cannot be certain that we will be awarded any additional U.S. Government grants or contracts utilizing our Hemopurifier platform technology.

U.S. Government agencies have special contracting requirements including a right to audit us which create additional risks; a negative audit would be detrimental to us.

Our business plan to utilize the Aethlon Hemopurifier technology may continue to involve contracts with the U.S. Government. Such contracts typically contain unfavorable termination provisions and are subject to audit and modification by the government at its sole discretion, which subjects us to additional risks. These risks include the ability of the U.S. Government to unilaterally:

•	suspend or prevent us for a period of time from receiving new contracts or extending existing contracts based on violations or suspected violations of laws or regulations;

•	audit and object to our contract-related costs and fees, including allocated indirect costs;

•	control and potentially prohibit the export of our products; and

•	change certain terms and conditions in our contracts.

As a U.S. Government contractor, we would be required to comply with applicable laws, regulations and standards relating to our accounting practices and would be subject to periodic audits and reviews. As part of any such audit or review, the U.S. Government may review the adequacy of, and our compliance with, our internal control systems and policies, including those relating to our purchasing, property, estimating, compensation and management information systems. Based on the results of its audits, the U.S. Government may adjust our contract-related costs and fees, including allocated indirect costs. In addition, if an audit or review uncovers any improper or illegal activity, we would possibly be subject to civil and criminal penalties and administrative sanctions, including termination of our contracts, forfeiture of profits, suspension of payments, fines and suspension or prohibition from doing business with the U.S. Government. We could also suffer serious harm to our reputation if allegations of impropriety were made against us. Although we have not had any government audits and reviews to date, future audits and reviews could cause adverse effects. In addition, under U.S. Government purchasing regulations, some of our costs, including most financing costs, amortization of intangible assets, portions of our research and development costs, and some marketing expenses, would possibly not be reimbursable or allowed under such contracts. Further, as a U.S. Government contractor, we would be subject to an increased risk of investigations, criminal prosecution, civil fraud, whistleblower lawsuits and other legal actions and liabilities to which purely private sector companies are not.

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As a U.S. Government contractor, we would be subject to a number of procurement rules and regulations.

Government contractors must comply with specific procurement regulations and other requirements. These requirements, although customary in government contracts, could impact our performance and compliance costs. In addition, current U.S. Government budgetary constraints could lead to changes in the procurement environment, including the Department of Defense’s recent initiative focused on efficiencies, affordability and cost growth and other changes to its procurement practices. If and to the extent such changes occur, they could impact our results of operations and liquidity, and could affect whether and, if so, how we pursue certain opportunities and the terms under which we are able to do so.

In addition, failure to comply with these regulations and requirements could result in reductions of the value of contracts, contract modifications or termination, and the assessment of penalties and fines, which could negatively impact our results of operations and financial condition. Our failure to comply with these regulations and requirements could also lead to suspension or debarment, for cause, from government contracting or subcontracting for a period of time. Among the causes for debarment are violations of various statutes, including those related to procurement integrity, export control, government security regulations, employment practices, protection of the environment, accuracy of records and the recording of costs, and foreign corruption. The termination of our government contract as a result of any of these acts could have a negative impact on our results of operations and financial condition and could have a negative impact on our reputation and ability to procure other government contracts in the future.

Risks Relating to Our Common Stock and Our Corporate Governance

We have never paid dividends on our common stock, and we do not anticipate paying any cash dividends in the foreseeable future.

We have never paid cash dividends on our common stock. We intend to retain our future earnings, if any, to fund operational and capital expenditure needs of our business, and do not anticipate paying any cash dividends in the foreseeable future. Furthermore, future financing instruments may do the same. As a result, capital appreciation, if any, of our common stock will be the sole source of gain for our common stockholders in the foreseeable future.

Our stock price is speculative, and there is a risk of litigation.

The trading price of our common stock has in the past and may in the future be subject to wide fluctuations in response to factors such as the following:

•	our future clinical results, or lack thereof;

•	revenue or results of operations in any quarter failing to meet the expectations, published or otherwise, of the investment community;

•	reduced investor confidence in equity markets, due in part to corporate collapses in recent years;

•	speculation in the press or analyst community;

•	wide fluctuations in stock prices, particularly with respect to the stock prices for other medical device companies;

•	announcements of technological innovations by us or our competitors;

•	new products or the acquisition of significant customers by us or our competitors;

•	changes in interest rates;

•	changes in investors’ beliefs as to the appropriate price-earnings ratios for us and our competitors;

•	changes in recommendations or financial estimates by securities analysts who track our common stock or the stock of other medical device companies;

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•	changes in management;

•	sales of common stock by directors and executive officers;

•	rumors or dissemination of false or misleading information, particularly through Internet chat rooms, instant messaging, and other rapid-dissemination methods;

•	conditions and trends in the medical device industry generally;

•	the announcement of acquisitions or other significant transactions by us or our competitors;

•	adoption of new accounting standards affecting our industry;

•	general market conditions;

•	domestic or international terrorism and other factors; and

•	the other factors described in this section.

Fluctuations in the price of our common stock may expose us to the risk of securities class action lawsuits. Although no such lawsuits are currently pending against us and we are not aware that any such lawsuit is threatened to be filed in the future, there is no assurance that we will not be sued based on fluctuations in the price of our common stock. Defending against such suits could result in substantial cost and divert management’s attention and resources. In addition, any settlement or adverse determination of such lawsuits could subject us to significant liability.

If at any time our common stock is subject to the Securities and Exchange Commission’s penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.

If at any time our common stock is not listed on a national securities exchange or we have net tangible assets of $5,000,000 or less and our common stock has a market price per share of less than $5.00, transactions in our common stock will be subject to the Securities and Exchange Commission’s, or SEC’s, “penny stock” rules. If our common stock is subject to the “penny stock” rules promulgated under the Exchange Act, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person’s account for transactions in penny stocks; and

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and

•	make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Securities and Exchange Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

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Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Our common stock has had an unpredictable trading volume which means you may not be able to sell our shares at or near trading prices or at all.

Trading in our common shares historically has been volatile and often has been thin, meaning that the number of persons interested in purchasing our common shares at or near trading prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common shares will develop or be sustained, or that current trading levels will be sustained.

The market price for our common stock is volatile; you may not be able to sell our common stock at or above the price you have paid for them, which may result in losses to you.

The market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. In fact, during the 52-week period ended March 31, 2017, the high and low closing sale prices of a share of our common stock were $7.70 and $3.19, respectively. The volatility in our share price is attributable to a number of factors. First, as noted above, trading in our common shares often has been thin. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our stockholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative investment due to our limited operating history, limited amount of revenue, lack of profit to date, and the uncertainty of future regulatory approval or market acceptance for our potential products. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer. The following factors may add to the volatility in the price of our common shares: actual or anticipated variations in our quarterly or annual operating results; acceptance of our proprietary technology as a viable method of augmenting the immune response of clearing viruses and toxins from human blood; government regulations, announcements of significant acquisitions, strategic partnerships or joint ventures; our capital commitments and additions or departures of our key personnel. Many of these factors are beyond our control and may decrease the market price of our common shares regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common shares will be at any time, including as to whether our common shares will sustain their current market prices, or as to what effect the sale of shares or the availability of common shares for sale at any time will have on the prevailing market price.

We cannot assure you that we will be able to comply with the continued listing standards of the NASDAQ Capital Market.

We cannot assure you that we will be able to comply with the listing standards that we are required to meet in order to maintain a listing of our common stock on the NASDAQ Capital Market (“Nasdaq”). Our failure to meet those requirements may result in our common stock being delisted from the NASDAQ Capital Market.

Franklyn S. Barry, Jr, formerly one of our directors as well as a member of our Audit Committee, for health reasons declined to stand for re-election at the Annual Meeting of Shareholders held on March 30, 2017. As a result, we have two independent directors and members of our Audit Committee and thus no longer comply with Nasdaq’s independent director and audit committee requirements as set forth in Listing Rule 5605. We received a notification letter from Nasdaq on April 3, 2017 regarding this noncompliance.

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Under Listing Rules 5605(b)(1)(A) and 5605(c)(4), Nasdaq shall provide us with time to regain compliance either until the earlier of our next annual meeting or March 30, 2018; or if the next annual meeting is before September 29, 2017, until September 29, 2017.

In order to regain compliance, the Company must submit to Nasdaq documentation, including biographies of any new directors, evidencing compliance with the rules no later than the applicable date set forth above. We are currently evaluating new candidates to join our board of directors; however, if this does not occur within the time periods proscribed we could be delisted.

On August 1, 2017, we received written notification from the Listing Qualifications Staff of Nasdaq indicating that, based upon our continued non-compliance with the minimum $35,000,000 market value of listed securities (“MVLS”) requirement for continued listing on Nasdaq, as set forth in Nasdaq Listing Rule 5550(b)(2), the Nasdaq Staff had determined to delist our securities from Nasdaq unless we had timely requested a hearing before the Nasdaq Hearings Panel. We had a hearing on August 30, 2017, and as a result of the hearing, the Nasdaq Staff has granted an extension until October 31, 2017, for us to present evidence of compliance with Rule 5550(b)(1), the stockholders’ equity requirement. If we fail to comply with the continued listing requirements of Nasdaq, our common stock may be delisted and the price of our common stock and our ability to access the capital markets could be negatively impacted.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because our common stock is listed on the NASDAQ Capital Market, we believe such securities will be covered securities. Although the states would be preempted from regulating the sale of our securities, in that event, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. Further, if our common stock is no longer listed on the NASDAQ Capital Market, our securities would not be covered securities, and we would be subject to regulation in each state in which we offer our securities.

The Depository Trust Company imposed restrictions upon electronic trading of our common stock, which negatively affected liquidity of the stock and our ability to raise capital.

In September 2011, The Depository Trust Company placed a "chill" on the electronic clearing of trades in our shares which led to some brokerage firms being unwilling to accept certificates and/or electronic deposits of our stock. We have since been successful in lifting the restrictions and our shares now clear electronically making more brokers willing to trade in our common stock. We cannot assure you that The Depository Trust Company will not again place a chill on our common stock. A chill, if placed on our common stock, would affect the liquidity of our shares which may make it difficult to purchase or sell shares in the open market. It may also have an adverse effect on our ability to raise capital since investors may be unable to resell shares into the market. Our inability to raise capital on terms acceptable to us, if at all, could have a material and adverse effect on our business and operations.

A large number of our common shares are issuable upon exercise of outstanding convertible securities which, if exercised or converted, would be dilutive to your holdings.

As of June 30, 2017, there are outstanding purchase options and warrants entitling the holders to purchase 2,942,284 common shares at a weighted average exercise price of $4.60 per share. This includes 26,105 warrants that are conditional upon the exercise of other warrants. As of June 30, 2017, there are 443,644 shares underlying promissory notes convertible into common stock at a weighted average exercise price of $3.00. Additionally, as of June 30, 2017, we had reserved 507,375 shares of common stock for issuance under our restricted stock unit program.

The exercise price for all of our outstanding options and warrants, or the conversion price of our convertible notes, may be less than your cost to acquire our common shares. In the event of the exercise or conversion of these securities, you could suffer substantial dilution of your investment in terms of your percentage ownership in us as well as the book value of your common shares. In addition, the holders of the convertible notes, common share purchase options or warrants may sell common shares in tandem with their exercise or conversion of those securities to finance that exercise or conversion, or may resell the shares purchased in order to cover any income tax liabilities that may arise from their exercise of the options or warrants or conversion of the notes.

Our issuance of additional common shares, or convertible securities, would be dilutive to your holdings.

We are entitled under our Articles of Incorporation to issue up to 30,000,000 shares of common stock. We have reserved for issuance 3,893,303 shares of common stock for existing restricted stock units, options, warrants and convertible notes. As of June 30, 2017, we have issued and outstanding 8,869,571 shares of common stock. As a result, as of June 30, 2017 we had 17,237,126 common shares available for issuance to new investors or for use to satisfy indebtedness or pay service providers.

Our Board of Directors may generally issue shares of common stock, restricted stock units or options or warrants to purchase those shares, without further approval by our stockholders based upon such factors as our Board of Directors may deem relevant at that time. It is likely that we will be required to issue a large amount of additional securities to raise capital to further our development. It is also likely that we will be required to issue a large amount of additional securities to directors, officers, employees and consultants as compensatory grants in connection with their services, both in the form of stand-alone grants or under our stock plans. We cannot give you any assurance that we will not issue additional shares of common stock, or options or warrants to purchase those shares, under circumstances we may deem appropriate at the time.

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Our directors and officers own or control approximately 10.6% of our outstanding common shares which may limit your ability to propose new management or influence the overall direction of the business; this concentration of control may also discourage potential takeovers that could otherwise provide a premium to you.

As of September 7, 2017, our officers and directors beneficially own or control approximately 10% of our outstanding common shares (assuming the exercise of all outstanding options, restricted stock units and warrants held by our officers and directors). These persons will have the ability to substantially influence all matters submitted to our stockholders for approval and to control our management and affairs, including extraordinary transactions such as mergers and other changes of corporate control, and going private transactions.

Our issuance of additional shares of common stock in satisfaction of services, or to repay indebtedness, would be dilutive to your holdings.

Our Board of Directors may generally issue shares of common stock to pay for debt or services, without further approval by our stockholders based upon such factors that our Board of Directors may deem relevant at that time. For the past four fiscal years (ending March 31, 2017), we issued a total of 1,193,300 shares for debt to reduce our obligations. In the fiscal year ended March 31, 2017 we issued 33,091 shares of common stock at an average price discount of 13% weighted by the number of shares issued for debt in that period. We did not issue any shares as payment for services in the fiscal year ended March 31, 2016.

While we did not issue any shares as payment for services in the fiscal years ended March 31, 2017 and 2016, it is likely that we will issue additional securities to pay for services and to reduce debt in the future. We cannot give you any assurance that we will not issue additional shares of common stock at various discounts under circumstances we may deem appropriate at the time.

Our officers and directors are entitled to indemnification from us for liabilities under our articles of incorporation, which could be costly to us and may discourage the exercise of stockholder rights.

Our Articles of Incorporation contains provisions which eliminate the liability of our directors for monetary damages to our company and stockholders. Our by-laws also require us to indemnify our officers and directors. We may also have contractual indemnification obligations under our agreements with our directors, officers and employees. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees that we may be unable to recoup. These provisions and resultant costs may also discourage our company from bringing a lawsuit against directors, officers and employees for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our stockholders against our directors, officers and employees even though such actions, if successful, might otherwise benefit our company and stockholders.

Our by-laws and Nevada law may discourage, delay or prevent a change of control of our company or changes in our management, would have the result of depressing the trading price of our common stock.

Provisions of Nevada anti-takeover law (NRS 78.378 et seq.) could have the effect of delaying or preventing a third-party from acquiring us, even if the acquisition arguably could benefit our stockholders. Various provisions of our by-laws may delay, defer or prevent a tender offer or takeover attempt of us that a stockholder might consider in his or her best interest. Our by-laws may be adopted, amended or repealed by the affirmative vote of the holders of at least a majority of our outstanding shares of capital stock entitled to vote for the election of directors, and except as provided by Nevada law, our Board of Directors shall have the power to adopt, amend or repeal the bylaws by a vote of not less than a majority of our directors. The interests of these stockholders and directors may not be consistent with your interests, and they may make changes to the by-laws that are not in line with your concerns.

Our authorized but unissued shares of common stock are available for our Board or Directors to issue without stockholder approval. We may use these additional shares for a variety of corporate purposes, however, faced with an attempt to obtain control of us by means of a proxy context, tender offer, merger or other transaction our Board of Directors acting alone and without approval of our stockholders can issue large amounts of capital stock as part of a defense to a take-over challenge.

The existence of the foregoing provisions and other potential anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of our company, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition.

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We incur substantial costs as a result of being a public company and our management expects to devote substantial time to public company compliance programs.

As a public company, we incur significant legal, insurance, accounting and other expenses, including costs associated with public company reporting. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment will result in increased general and administrative expenses and may divert management’s time and attention from product development and commercialization activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us, and our business may be harmed. These laws and regulations could make it more difficult and costly for us to obtain director and officer liability insurance for our directors and officers, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified executive officers and qualified members of our Board of Directors, particularly to serve on our audit and compensation committees. In addition, if we are unable to continue to meet the legal, regulatory and other requirements related to being a public company, we may not be able to maintain the quotation of our common stock on the Nasdaq Capital Market or on any other senior market to which we may apply for listing, which would likely have a material adverse effect on the trading price of our common stock.

If securities or industry analysts do not publish research or reports about our business, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. Our research coverage by industry and financial analysts is currently limited. Even if our analyst coverage increases, if one or more of the analysts who cover us downgrade our stock, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Risks Relating to this Offering

There is no minimum offering amount required to consummate this offering.

There is no minimum offering amount which must be raised in order for us to consummate this offering. Accordingly, the amount of money raised may not be sufficient for us to meet our business objectives. Moreover, if only a small amount of money is raised, all or substantially all of the offering proceeds may be applied to cover the offering expenses and we will not otherwise benefit from the offering. In addition, because there is no minimum offering amount required, investors will not be entitled to a return of their investment if we are unable to raise sufficient proceeds to meet our business objectives.

The exclusive jurisdiction and waiver of trial by jury clauses set forth in the form of securities purchase agreement and warrants to be issued to purchasers in this offering may have the effect of limiting a purchaser’s rights to bring legal action against us and could limit a purchaser’s ability to obtain a favorable judicial forum for disputes with us.

Section 5.9 of the securities purchase agreement, which may be executed by purchasers of at least $500,000 of securities in this offering, provides for investors to consent to exclusive jurisdiction to courts located in New York, New York and Section 5.21 provides for a waiver of the right to a trial by jury.   These provisions are also set forth in Section 5(e) of the warrants to be issued to purchasers in this offering (forms of which have been filed as exhibits 4.29 and 4.31 of the Registration Statement on Form S-1 to which this prospectus forms a part). These provisions may have the effect of limiting the ability of investors to bring a legal claim against us due to geographic limitations and/or preference for a trial by jury and may limit an investor’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us. Alternatively, if a court were to find this exclusive forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.

Management will have broad discretion as to the use of the net proceeds from this offering, and we may not use these proceeds effectively.

We have not designated any portion of the net proceeds from this offering to be used for any particular purposes. Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Our failure to apply these funds effectively could have a material adverse effect on our business, delay the development of our product candidates and cause the price of our common stock to decline.

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You will experience immediate and substantial dilution in the net tangible book value per share of the common stock you purchase.

Since the public offering price per share of our common stock and related warrant being offered is expected to be substantially higher than the net tangible book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Our net tangible book value as of June 30, 2017 was approximately $(1,033,000), or $(0.12) per share. After giving effect to the sale of shares of our common stock in this offering at the combined public offering price of $1.10 per share of common stock and related warrant, and after deducting the estimated placement agent fees and estimated offering expenses payable by us, and attributing no value to the warrants sold in this offering, if you purchase shares of our common stock in this offering, you will suffer immediate and substantial dilution of $0.11 per share in the net tangible book value of the common stock you acquire. In the event that you exercise your warrants, you will experience additional dilution to the extent that the exercise price of the warrants is higher than the tangible book value per share of our common stock. See the section titled “Dilution” below for a more detailed discussion of the dilution you would incur if you purchase shares of our common stock in this offering.

In addition, we have a significant number of stock options, common stock underlying convertible notes, and warrants outstanding. To the extent that outstanding stock options or warrants, including the warrants offered in this prospectus, have been or may be exercised or other shares issued, including shares underlying convertible notes, you may experience further dilution.

Holders of our warrants will have no rights as a common stockholder until they acquire our common stock.

Until you acquire shares of our common stock upon exercise of your warrants, you will have no rights with respect to shares of our common stock issuable upon exercise of your warrants. Upon exercise of your warrants, you will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

A large number of shares issued in this offering may be sold in the market following this offering, which may depress the market price of our common stock.

A large number of shares issued in this offering may be sold in the market following this offering, which may depress the market price of our common stock. Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. If there are more shares of common stock offered for sale than buyers are willing to purchase, then the market price of our common stock may decline to a market price at which buyers are willing to purchase the offered shares of common stock and sellers remain willing to sell the shares. All of the shares of common stock issued in the offering will be freely tradable without restriction or further registration under the Securities Act of 1933.

The warrants issued in this offering may not have any value.

Each warrant will have an exercise price equal to $1.10 and will expire on the fifth anniversary of the date they first become exercisable. In the event our common stock price does not exceed the exercise price of the warrants during the period when the warrants are exercisable, the warrants may not have any value.

If our common stock is not listed on a national securities exchange, U.S. holders of the warrants may not be able to exercise their warrants without compliance with applicable state securities laws and the value of your warrants may be significantly reduced.

If our common stock is not approved for listing on the NASDAQ Capital Market, or if our common stock is subsequently delisted from the NASDAQ Capital Market and is not eligible to be listed on another national securities exchange, the exercise of the warrants by U.S. holders may not be exempt from state securities laws. As a result, depending on the state of residence of a holder of the warrants, a U.S. holder may not be able to exercise its warrants unless we comply with any state securities law requirements necessary to permit such exercise or an exemption applies. Although we plan to use our reasonable efforts to assure that U.S. holders will be able to exercise their warrants under applicable state securities laws if no exemption exists, there is no assurance that we will be able to do so. As a result, in the event that our common stock is not approved for listing on the NASDAQ Capital Market or our common stock is delisted from the NASDAQ Capital Market and is not eligible to be listed on another securities exchange, your ability to exercise your warrants may be limited. The value of the warrants may be significantly reduced if U.S. holders are not able to exercise their warrants under applicable state securities laws.

There is no public market for the common warrants or the pre-funded warrants to purchase shares of our common stock included in the units and the pre-funded units being offered by us in this offering.

There is no established public trading market for the common warrants or the pre-funded warrants included in the units and the pre-funded units being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the common warrants or the pre-funded warrants on any national securities exchange or other nationally recognized trading system, including The NASDAQ Capital Market. Without an active market, the liquidity of the common warrants and the pre-funded warrants will be limited.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to us. The forward-looking statements are contained principally in, but not limited to, the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•	Our ability to continue as a going concern;

•	our ability to achieve sufficient market acceptance of any of our products or product candidates;

•	our perception of the growth in the size of the potential market for our products and product candidates;

•	our estimate of the advantages of our products;

•	our ability to become a profitable company;

•	our estimates regarding our needs for additional financing and our ability to obtain such additional financing on suitable terms;

•	our ability to succeed in obtaining FDA clearance or approvals for our product candidates;

•	the timing, costs and other limitations involved in obtaining regulatory clearance or approval for any of our product candidates and, thereafter, continued compliance with governmental regulation of our existing products and activities;

•	our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others;

•	our ability to obtain sufficient quantities and satisfactory quality of raw materials to meet our manufacturing needs;

•	our ability to secure manufacturing capacity to meet future demand;

•	the timing of and our ability to conduct clinical trials;

•	our ability to perform under our government contracts and accurately estimate our fixed costs under such contracts;

•	our ability to attract and retain a qualified management team, research team, scientific advisors and other qualified personnel; and

•	our liquidity.

In some cases, you can identify forward-looking statements by terms such as “may,” “could,” “will,” “should,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the heading “Risk Factors” and elsewhere in this prospectus. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements.

Any forward-looking statement in this prospectus reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, industry and future growth. Except as required by law, we assume no obligation to publicly update or revise any forward-looking statements contained in this prospectus, whether as a result of new information, future events or otherwise. The Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act of 1933 do not protect any forward-looking statements that we make in connection with this offering.

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USE OF PROCEEDS

We estimate the net proceeds from this offering will be approximately $5.3 million, from the sale of our securities in this offering, based on the offering price of $1.10 per unit and assuming the sale of 5,454,546 units and no sale of any pre-funded units in this offering, after deducting estimated placement agent’s fees and expenses and our estimated offering expenses. We do not intend to pay any proceeds of this offering to any of our affiliates. The public offering price per unit and pre-funded unit will be determined between us and the placement agent based on market conditions at the time of pricing, and may be at a discount to the current market price of our common stock. This estimate excludes the proceeds, if any, from the exercise of common warrants in this offering. If all of the common warrants sold in this offering were to be exercised in cash at the exercise price of $1.10 per share, we would receive additional net proceeds of approximately $6.0 million. We cannot predict when or if these common warrants will be exercised. It is possible that these common warrants may expire and may never be exercised. We intend to use the net proceeds of this offering to continue the clinical development of our product candidates and for working capital and other general corporate purposes. We cannot state with specificity the amount of funds raised which will be utilized for clinical development. The cost of completing an efficacy trial for our device is almost entirely a function of the number of patients and sites the FDA decides is necessary for our device. We do not expect to receive that guidance from the FDA for a number of months. Should the FDA decide to approve our device for certain highly virulent viruses for which clinical trials cannot be conducted, then we will not incur clinical trial costs related to those indications.

Pending these uses, we intend to invest the net proceeds of this offering primarily in investment grade, interest-bearing instruments. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds we will have upon completion of the offering. Accordingly, we will retain broad discretion over the use of these proceeds.

The securities purchase agreement being entered into with certain purchasers in this offering limit our ability to raise capital both (i) for 90 days whatsoever, and (ii) for so long as warrants issued hereunder are outstanding, in any sort of variable priced financing. Even without receipt of proceeds from this offering, we have sufficient cash to operate for the next 90 days, and we do not intend to enter into any sort of variable priced financing in the future due to the highly dilutive nature of those financings. Because we do not intend to enter into any variable priced financings, we would not forsee a need for a forward or reverse split of our stock in the next 12 months.

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MARKET PRICE FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is listed on the Nasdaq Capital Market under the trading symbol "AEMD." Trading in our common stock historically has been volatile and often has been thin. On July 7, 2015, The NASDAQ Stock Market LLC approved our application for listing our common stock on the Nasdaq Capital Market under the symbol “AEMD,” and we commenced trading on the Nasdaq Capital Market on July 13, 2015. Previously, our common stock was quoted on the OTCQB Marketplace under the trading symbol “AEMD.”

The following table sets forth for the calendar periods indicated the quarterly high and low closing or bid prices, as applicable, for our common stock as reported by the Nasdaq Capital Market and/or the OTCQB Marketplace. The prices represent quotations between dealers, without adjustment for retail markup, mark down or commission, and do not necessarily represent actual transactions.

	CLOSING/BID PRICE
PERIOD	HIGH	LOW

Calendar 2017:
First Quarter	$4.75	$3.19

Calendar 2016:
Fourth Quarter	5.14	4.11
Third Quarter	7.70	4.77
Second Quarter	6.14	4.70
First Quarter	7.01	4.34

Calendar 2015:
Fourth Quarter	8.20	6.17
Third Quarter	11.38	6.58
Second Quarter	14.00	6.51
First Quarter	19.50	8.50

There were approximately 84 record holders of our common stock at September 7, 2017. The number of registered stockholders includes any beneficial owners of common shares held in street name.

On April 14, 2015, we completed a 1-for-50 reverse stock split. Accordingly, authorized common stock was reduced from 500,000,000 shares to 10,000,000 shares, and each 50 shares of outstanding common stock held by stockholders were combined into one share of common stock. The accompanying consolidated financial statements and accompanying notes have been retroactively revised to reflect such reverse stock split as if it had occurred on April 1, 2014. All shares and per share amounts have been revised accordingly.

The transfer agent and registrar for our common stock is Computershare Investor Services, located at 350 Indiana Street, Suite 800, Golden, Colorado 80401.

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EQUITY COMPENSATION PLANS

SUMMARY EQUITY COMPENSATION PLAN DATA

Equity Compensation Plans

Summary equity compensation plan data

The following table sets forth information, as of June 30, 2017, about our equity compensation plans (including the potential effect of debt instruments convertible into common stock) in effect as of that date:

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)(2)	(b) Weighted-average exercise price of outstanding options	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders (3)(5)	787,296	$–	2,212,704

Equity compensation plans not approved by security holders (1)(3)(4)	466,547	$10.30	28,845

Totals	1,253,843	$10.30	2,241,549

_______________

(1)  The description of the material terms of non-plan issuances of equity instruments is discussed in Note 5 to the accompanying consolidated financial statements.

(2)  Net of equity instruments forfeited, exercised or expired.

(3)  Includes restricted 787,296 restricted stock unit grants to our officers and directors in August 2016.

(4)  On June 30, 2017 we had 2,241,549 shares available under our 2010 Stock Incentive Plan.

(5)  3,000,000 share increase to the 2010 Stock Incentive Plan approved by shareholders.

2000 Stock Option Plan

Our 2000 Stock Option Plan provides for the grant of incentive stock options to our full-time employees (who may also be directors) and nonstatutory stock options to non-employee directors, consultants, customers, vendors or providers of significant services. The exercise price of any incentive stock option may not be less than the fair market value of the common stock on the date of grant or, in the case of an optionee who owns more than 10% of the total combined voting power of all classes of our outstanding stock, not be less than 110% of the fair market value on the date of grant. The exercise price, in the case of any nonstatutory stock option, must not be less than 75% of the fair market value of the common stock on the date of grant. The amount reserved under the 2000 Stock Option Plan is 10,000 options.

At June 30, 2017, all of the grants previously made under the 2000 Stock Option Plan had expired and 200 common shares had been issued under the plan, with 9,800 available for future issuance.

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2010 Stock Incentive Plan

In August 2010, we adopted the 2010 Stock Incentive Plan, which provides incentives to attract, retain and motivate employees and directors whose present and potential contributions are important to our success by offering them an opportunity to participate in our future performance through awards of options, the right to purchase common stock, stock bonuses and stock appreciation rights and other awards. We initially reserved a total of 70,000 common shares for issuance under the 2010 Stock Incentive Plan.

In August 2010, we filed a registration statement on Form S-8 for the purpose of registering 70,000 common shares issuable under this plan under the Securities Act, and in July 2012, we filed a registration statement on Form S-8 for the purpose of registering 100,000 common shares issuable under this plan under the Securities Act.

On January 26, 2016, our Board of Directors approved an amendment to the 2010 Stock Incentive Plan to increase the total number of shares of common stock reserved for issuance under the plan to 3,170,000 shares, subject to amendment of our Articles of Incorporation to increase our authorized common stock. On March 29, 2016, we held an annual stockholders meeting, at which our stockholders approved the Amended 2010 Stock Incentive Plan and an amendment of our Articles of Incorporation to increase our authorized common stock to 30,000,000 shares. On March 31, 2016, we filed a Certificate of Amendment to our Articles of Incorporation to effect the increase in our authorized common stock. As a result of such amendment, the Amended 2010 Stock Incentive Plan became effective on March 31, 2016.

At June 30, 2017, we had 2,212,704 shares available under this plan.

2012 Directors Compensation Program

In July 2012, our Board of Directors approved a board compensation program that modified and superseded the 2005 Directors Compensation Program, which was previously in effect. Under the 2012 program, in which only non-employee directors may participate, an eligible director will receive a grant of $35,000 worth of ten-year options to acquire shares of common stock, with such grant being valued at the exercise price based on the average of the closing bid prices of the common stock for the five trading days preceding the first day of the fiscal year. In addition, under this program, eligible directors will receive cash compensation equal to $500 for each committee meeting attended and $1,000 for each formal board meeting attended.

At March 31, 2017, we had issued 26,757 options under the 2005 program to outside directors and 79,309 options to employee-directors, 21,756 outside directors’ options had been forfeited, 5,000 outside directors’ options had been exercised, 79,309 employee-directors’ options had been forfeited and no options under the 2005 program remained outstanding. There were no issuances of stock options to our outside directors in the fiscal years ended March 31, 2016 and 2017.

On June 6, 2014, our Board of Directors approved certain changes to the 2012 program. Under this modified program, a new eligible director will receive an initial grant of $50,000 worth of options to acquire shares of common stock, with such grant being valued at the exercise price based on the average of the closing bid prices of the common stock for the five trading days preceding the first day of the fiscal year. These options will have a term of ten years and will vest 1/3 upon grant and 1/3 upon each of the first two anniversaries of the date of grant. In addition, at the beginning of each fiscal year, each existing director eligible to participate in the modified 2012 program also will receive a grant of $35,000 worth of options valued at the exercise price based on the average of the closing bid prices of the common stock for the five trading days preceding the first day of the fiscal year. Such options will vest on the first anniversary of the date of grant. In lieu of per meeting fees, eligible directors will receive an annual board retainer fee of $30,000. The modified 2012 program also provides for the following annual retainer fees: Audit Committee Chair - $5,000, Compensation Committee chair - $5,000, Nominating Committee Chair - $5,000, Audit Committee member - $4,000, Compensation Committee member - $4,000, Nominating Committee member $4,000 and lead independent director - $15,000.

On August 9, 2016, the Board approved further modifications to the program. Under the modified 2012 Program, in which only non-employee directors may participate, a new eligible director will receive an initial grant of $50,000 worth of RSUs or, at the discretion of the Board, options to acquire shares of Common Stock. RSUs granted under this provision will be valued based on the average of the closing prices of the Common Stock for the five trading days preceding and including the date of grant and will vest at a rate determined by the Board in its discretion. Options granted under this provision will be valued at the exercise price, which will be based on the average of the closing prices of the Common Stock for the five trading days preceding and including the date of grant. Such options will have a term of ten years and will vest at a rate determined by the Board in its discretion.

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At the beginning of each fiscal year, each existing director eligible to participate in the 2012 Program will receive a grant of $35,000 worth of RSUs or, at the discretion of the Board, options to acquire shares of Common Stock. RSUs granted under this provision will be valued based on the average of the closing prices of the Common Stock for the five trading days preceding and including the first day of the fiscal year (or preceding and including the date of grant, if such grant is not made on the first day of the fiscal year) and will vest at a rate determined by the Board in its discretion. Options granted under this provision will be valued at the exercise price, which will be based on the average of the closing prices of the Common Stock for the five trading days preceding and including the first day of the fiscal year (or preceding and including the date of grant, if such grant is not made on the first day of the fiscal year). Such options will have a term of ten years and will vest at a rate determined by the Board in its discretion.

The RSU grants and the changes to the 2012 Program were approved and recommended by our Compensation Committee prior to approval by the Board.

Stand-alone grants

From time to time our Board of Directors grants common stock or common share purchase options or warrants to selected directors, officers, employees and consultants as equity compensation to such persons on a stand-alone basis outside of any of our formal stock plans. The terms of these grants are individually negotiated. There were no stock option grants to either employees or directors during the fiscal years ended March 31, 2017 and March 31, 2016.

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CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2017:

•	on an actual basis; and

•	on an as adjusted basis, based upon the offering price of $1.10 per share of common stock and corresponding warrant, to give effect to the sale of 5,454,546 shares of common stock in this offering, after deducting the estimated placement agent discounts and commissions and estimated offering expenses payable by us.

Based on the offering price of $1.10 per share and associated warrant. The as adjusted information below is only for illustrative purposes. You should read this table in conjunction with “Use of Proceeds” above as well as our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and financial statements and the related notes appearing elsewhere in this prospectus.

	June 30, 2017
	Unaudited	Unaudited
	Actual	As Adjusted
	(in thousands except share amounts)

Assets:

Cash & Cash Equivalents	$327,206	$5,657,206

Liabilities:

Total Liabilities	$1,459,216	$1,459,216

Stockholders’ Equity:

Common Stock, par value of $0.001	$8,869	$14,324

Additional Paid-in-capital	94,745,740	100,070,285

Retained Earnings (Deficit)	(95,619,939)	(95,619,939)

Total Stockholders’ Equity Before Noncontrolling Interests	$(865,330)	$4,464,670

The total number of shares of our common stock outstanding in the table above is based on 8,869,571 shares outstanding as of June 30, 2017, and excludes as of that date, the following:

(1)	The number of shares of our common stock outstanding prior to and to be outstanding immediately after this offering, as set forth in the above table, is based on 8,869,571 shares of our common stock outstanding as of June 30, 2017 and excludes as of that date:

•	466,547 shares of common stock issuable upon exercise of outstanding stock options under our stock incentive plans at a weighted average exercise price of $10.30 per share;

•	2,475,737 additional shares of common stock reserved for issuance under outstanding warrants with a weighted average exercise price of $3.53 per share;

•	507,375 additional shares of common stock reserved for future issuance under our stock incentive plans;

•	443,644 additional shares of common stock issuable under convertible notes, which includes accrued interest through June 30, 2017;

•	shares of common stock issuable upon exercise of the warrants offered hereby; and

•	shares of common stock issuable upon exercise of warrants to be issued to the placement agent in connection with this offering.

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DIVIDEND POLICY

We have not paid any dividends on our common stock to date and do not anticipate that we will pay dividends in the foreseeable future. Any payment of cash dividends on our common stock in the future will be dependent upon the amount of funds legally available, our earnings, if any, our financial condition, our anticipated capital requirements and other factors that the board of directors may think are relevant. However, we currently intend for the foreseeable future to follow a policy of retaining all of our earnings, if any, to finance the development and expansion of our business and, therefore, do not expect to pay any dividends on our common stock in the foreseeable future.

DILUTION

If you purchase shares of our securities in this offering, you will experience dilution to the extent of the difference between the price per share you pay in this offering and the net tangible book value per share of our common stock immediately after this offering, assuming no value is attributed to the warrants and such warrants are accounted for and classified as equity. Our net tangible book value as of June 30, 2017 was approximately $(1,033,000), or approximately $(0.12) per share. Net tangible book value per share represents our total tangible assets less total tangible liabilities, divided by the number of shares of common stock outstanding as of June 30, 2017.

After giving effect to the sale by us of 5,454,546 shares of our common stock and warrants to purchase 5,454,546 shares of our common stock in this offering at the combined public offering price of $1.10 per share of our common stock and related warrant, and after deducting the estimated placement agent fees and estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2017 would have been approximately $4.3 million, or approximately $0.30 per share of common stock. This represents an immediate increase in net tangible book value of approximately $0.42 per share to existing shareholders and an immediate dilution of approximately $0.80 per share to new investors, attributing none of the combined public offering price to the warrants offered hereby. The following table illustrates this per share dilution:

Combined public offering price per share and related warrant		$1.10
Net tangible book value per share as of June 30, 2017	$(0.12)
Increase in net tangible book value per share attributable to new investors	$0.42
As adjusted net tangible book value per share as of June 30, 2017, after giving effect to this offering		$0.30
Dilution per share to new investors in the offering		$0.80

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This table does not take into account further dilution to new investors that could occur upon the exercise of outstanding options and warrants, including the warrants offered in this offering, having a per share exercise price less than the public offering price per share in this offering.

(1)       The number of shares of our common stock outstanding prior to and to be outstanding immediately after this offering, as set forth in the above table, is based on 8,951,081 shares of our common stock outstanding as of September 7, 2017 and excludes as of that date:

•	466,547 shares of common stock issuable upon exercise of outstanding stock options under our stock incentive plans at a weighted average exercise price of $10.30 per share;

•	2,464,739 additional shares of common stock reserved for issuance under outstanding warrants with a weighted average exercise price of $3.48 per share;

•	507,375 additional shares of common stock reserved for future issuance under our stock incentive plans;

•	451,786 additional shares of common stock issuable under convertible notes, which includes accrued interest through September 8, 2017;

•	shares of common stock issuable upon exercise of the warrants offered hereby; and

•	shares of common stock issuable upon exercise of warrants to be issued to the placement agent in connection with this offering.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the consolidated Financial Statements and Notes thereto appearing elsewhere in this registration statement.

Overview

Company Overview

We are a medical technology company focused on addressing unmet needs in global health and biodefense. The Aethlon Hemopurifier® is an early clinical-stage therapeutic device designed for the single-use removal of life-threatening viruses from the circulatory system of infected individuals. We believe the Hemopurifier® can be a part of the broad-spectrum treatment of life-threatening highly glycosylated viruses that are not addressed with an already approved treatment countermeasure objectives set forth by the U.S. Government to protect citizens from bioterror and pandemic threats. In small-scale or early feasibility human studies, the Hemopurifier® has been administered to HIV, Hepatitis-C, and Ebola infected individuals. Additionally, the Hemopurifier® has also been validated to capture Zika virus, Lassa virus, MERS-CoV, Cytomegalovirus, Epstein-Barr virus, Herpes Simplex virus, Chikungunya virus, Dengue virus, West Nile virus, Smallpox-related viruses, H1N1 Swine Flu virus, H5N1 Bird Flu virus, and the reconstructed Spanish flu virus of 1918. In several cases, these validations were conducted in collaboration with leading government or non-government research institutes. In the United States, we are focused on the clinical advancement of the Hemopurifier® through investigational device exemptions (IDEs) approved by FDA. We recently concluded a feasibility study to demonstrate the safety of our device in health-compromised individuals infected with a viral pathogen. We are also the majority owner of Exosome Sciences, Inc. (ESI), a company focused on the discovery of exosomal biomarkers to diagnose and monitor life-threatening diseases. Included among ESI’s endeavors is the advancement of a TauSomeTM biomarker candidate to diagnose Chronic Traumatic Encephalopathy (CTE) in the living. ESI previously documented that TauSome levels in former NFL players to be 9x higher than same age-group control subjects.

On March 10, 1999, Aethlon, Inc., a California corporation, Hemex, Inc., a Delaware corporation and the accounting predecessor to Aethlon, Inc., and Bishop, Inc., a publicly-traded company, completed an Agreement and Plan of Reorganization structured to result in Bishop, Inc.'s acquisition of all of the outstanding common shares of Aethlon, Inc. and Hemex, Inc. Under the plan's terms, Bishop, Inc. issued shares of its common stock to the stockholders of Aethlon, Inc. and Hemex, Inc. such that Bishop, Inc. then owned 100% of each company. Upon completion of the transaction, Bishop, Inc. was renamed Aethlon Medical, Inc. Our executive offices are located at 9635 Granite Ridge Drive, Suite 100, San Diego, California 92123. Our telephone number is (858) 459-7800. Our website address is www.aethlonmedical.com. Our website and the information contained on our website are not incorporated into this prospectus or the registration statement of which it forms a part.

For the Fiscal Years Ended March 31, 2017 and 2016

Results of Operations

Revenues

We recorded government contract revenue in the fiscal years ended March 31, 2017 and 2016. This revenue arose from work performed under our government contract with the Defense Advanced Research Projects Agency, or DARPA, and our subcontract with Battelle Memorial Institute, or Battelle (both of which are now completed), as follows:

	Fiscal Year	Fiscal year
	Ended	Ended	Change in
	3/31/17	3/31/16	Dollars
DARPA contract	$387,438	$863,011	$(475,573)
Battelle subcontract	4,635	23,561	(18,926)
Total government contract revenue	$392,073	$886,572	$(494,499)

DARPA Contract

We entered into a contract with DARPA on September 30, 2011. Under the DARPA award, we were engaged to develop a therapeutic device to reduce the incidence of sepsis, a fatal bloodstream infection that often results in the death of combat-injured soldiers. The award from DARPA was a fixed-price contract with potential total payments to us of $6,794,389 over the course of five years. Fixed price contracts require the achievement of multiple, incremental milestones to receive the full award during each year of the contract. Under the terms of the contract, we performed certain incremental work towards the achievement of specific milestones against which we invoiced the government for fixed payment amounts.

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Originally, only the base year (year one of the contract) was effective for the parties; however, DARPA subsequently exercised its option on the remaining years of the contract. The milestones were comprised of planning, engineering and clinical targets, the achievement of which in some cases required the participation and contribution of third-party participants under the contract. We commenced work under the contract in October 2011 and completed the contract in September 2016.

In February 2014, DARPA reduced the scope of our contract in years three through five of the contract. The reduction in scope focused our research on exosomes, viruses and blood processing instrumentation. This scope reduction reduced the possible payments under the contract by $858,469 over years three through five.

In the fiscal year ended March 31, 2017, we invoiced the U.S. Government for the final two milestones under our DARPA contract in the aggregate amount of $387,438. In the fiscal year ended March 31, 2016, we invoiced the U.S. Government for four milestones under our DARPA contract in the amount of $863,011.

Battelle Subcontract

We entered into a subcontract agreement with Battelle in March 2013. Battelle was chosen by DARPA to be the prime contractor on the systems integration portion of the original DARPA contract, and we are one of several subcontractors on that systems integration project. The Battelle subcontract is under a time and materials basis and we began generating revenues under the subcontract in the three months ended September 30, 2013. That contract has now concluded. The Battelle subcontract was our first cost-reimbursable contract.

Our revenue under this contract was a function of cost reimbursement plus an overhead mark-up for hours devoted to the project by specific employees (with specific hourly rates for those employees), for travel expenses related to the project, for any equipment purchased for the project and for the cost of any consultants hired by us to perform work on the project. Each payment required approval by the program manager at Battelle.

Operating Expenses

Consolidated operating expenses were $6,490,430 for the fiscal year ended March 31, 2017 compared to $5,271,406 in the fiscal year ended March 31, 2016, an increase of $1,219,024. The net increase of $1,219,024 was due to increases in payroll and related expenses of $1,396,050, which was partially offset by a decrease in professional fees of $97,504 and a decrease in general and administrative expense of $79,522.

The $1,396,050 increase in payroll and related expenses was principally driven by a $1,983,465 increase in our stock-based compensation due to the vesting of restricted stock units granted during the fiscal year, which was partially offset by a $371,041 decrease in cash payroll and related expenses of Aethlon Medical due primarily to reductions in headcount and in bonus payments and by a $216,374 decrease in the payroll and related expenses of Exosome due to headcount reductions.

The $97,504 decrease in our professional fees arose from a $97,316 decrease in DARPA-related professional fees coupled with a decrease in our non-DARPA-related professional fees of $6,230, which were partially offset by an increase in Exosome’s professional fees of $6,042. The primary factor in our $97,316 decrease in our DARPA-related professional fees was the completion of our DARPA contract in September 2016.

The $79,522 decrease in general and administrative expenses primarily arose from a decrease in the general and administrative expenses at Exosome of $68,036 and a decrease in our non-DARPA-related activities of $29,823. Those decreases were partially offset by an increase in the general and administrative expenses in our DARPA-related activities of $18,337.

Other Expense

In the fiscal year ended March 31, 2017, we recognized other expenses of $1,208,369 compared to $573,782 of other expense in the fiscal year ended March 31, 2016. The following table breaks out the various components of our other expense over the fiscal years ended March 31, 2017 and 2016:

	Components of Other Expense in Fiscal Year Ended
	March 31, 2017	March 31, 2016	Change
Loss on debt extinguishment	$558,198	$–	$558,198
Interest and other debt expenses	304,330	573,782	(269,452)
Warrant repricing expense	345,841	–	345,841
Total other expense	$1,208,369	$573,782	$634,587

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Loss on Debt Extinguishment

Our aggregate loss on debt extinguishment for the fiscal year ended March 31, 2017 arose from a $616,889 loss associated with the June 2016 amendments to our November 2014 convertible notes coupled with a gain on debt extinguishment of $58,691, which netted to an overall loss on debt extinguishment of $558,198 - see below.

June 2016 Amendments - This loss on debt extinguishment arose from the Amendments (the “Amendments”) to our November 2014 convertible notes The Amendments provided that the maturity date of the notes was extended from June 1, 2016 to July 1, 2017 and that the conversion price was reduced from $5.60 per share of common stock to $5.00 per share of common stock. In addition, we reduced the purchase price of warrants issued in connection with the notes from $8.40 per share to $5.00 per share. In connection with these modifications, each of the Investors signed a consent and waiver providing its consent under certain restrictive provisions, and waiving certain rights, including a right to participate in certain offerings made by us, under a securities purchase agreement dated June 23, 2015, (the “2015 SPA”) to which we, the Investors and certain other investors are parties, in order to facilitate an at-the-market equity program described in the liquidity and capital resources section of this report below. This loss also included an $80,000 fee to extend the November 2014 convertible notes from June 1, 2016 to July 1, 2017. The $80,000 amount was not a cash payment but rather was added to the principal of the notes.

December 2016 Financing - In connection with the issuance of the December 2016 10% Convertible Notes, the conversion price of the November 2014 10% Convertible Notes was reduced from $5.00 to $4.00 per share and the expiration date of the November 2014 10% Convertible Notes was extended from July 1, 2017 to July 1, 2018.

The modification of the Notes was evaluated under FASB Accounting Standards Codification (“ASC”) Topic No. 470-50-40, “Debt Modification and Extinguishments”. Therefore, according to the guidance, the instruments were determined to be substantially different, and the transaction qualified for extinguishment accounting. As a result, we recorded a gain on debt extinguishment of $58,691, which is included in other (income) expenses in the accompanying condensed consolidated statements of operations. The recording of the modified Notes resulted in a beneficial conversion of $233,748 which is the result of the effective conversion price of the new Notes being less than the market price of the underlying common stock on the date of modification.

Loss on Warrant Repricing

On June 27, 2016, we and certain investors (the “Unit Investors”) entered into Consent and Waiver and Amendment agreements (the “CWAs”), relating to an aggregate of 264,000 Warrants to Purchase Common Stock (the “Unit Warrants”) we had issued to the Unit Investors on December 2, 2014 pursuant to a Securities Purchase Agreement dated November 26, 2014 (the “2014 SPA”). In the CWAs, each of the Unit Investors provided its consent under certain restrictive provisions, and waived certain rights, including a right to participate in certain offerings made by us, under the 2014 SPA in order to facilitate the at-the-market equity program described in the notes to the Financial Statements. Pursuant to the CWAs, we reduced the Exercise Price (as defined in the Unit Warrants) from $15.00 per share of common stock to $5.00 per share of common stock.

On June 27, 2016, each of the Unit Investors also entered into a Consent and Waiver providing its consent under certain provisions, and waiving certain rights, including a right to participate in certain offerings made by us, under the 2015 SPA in order to facilitate the at-the-market equity program described in the notes to the Financial Statements.

We measured the change in fair value that arose from the reduction in exercise price from $15.00 to $5.00 and recorded a charge of $345,841 to our other expense to reflect this change.

There was no comparable loss on debt extinguishment in the fiscal year ended March 31, 2016.

Interest and other debt expenses

Our interest and other debt expense decreased by $269,452 from the fiscal year ended March 31, 2016 to the fiscal year ended March 31, 2017. The following table breaks out the various components of our interest expense over the fiscal years ended March 31, 2017 and 2016:

	Components of Interest Expense and Other Debt Expenses in Fiscal Year Ended
	March 31, 2017	March 31, 2016	Change
Interest expense	$83,891	$56,549	$27,342
Amortization of deferred financing costs	27,641	144,683	(117,042)
Amortization of note discounts	192,798	372,550	(179,752)
Total interest and other debt expenses	$304,330	$573,782	$(269,452)

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As noted in the above table, the primary factors in the $269,452 overall decrease in interest and other debt expenses was a $179,752 decrease in the amortization of note discounts and a $117,042 decrease in the amortization of deferred financing costs.

As a result of the above factors, our net loss before noncontrolling interests increased from $4,958,616 for the fiscal year ended March 31, 2016 to $7,306,726 for the fiscal year ended March 31, 2017.

Liquidity and Capital Resources

At March 31, 2017, we had a cash balance of $1,559,701 and working capital of $985,496. This compares to a cash balance of $2,123,737 and working capital of $1,849,891 at March 31, 2016. Significant additional financing must be obtained in order to provide a sufficient source of operating capital and to allow us to continue to operate as a going concern. In addition, we will need to raise capital to complete anticipated future human clinical trials in the U.S. We anticipate the primary source of this additional financing will be from proceeds of the Company’s at-the-market offering program and other forms equity placements.

We raised $2,759,355 in net proceeds from sales of common stock under our S-3 registration statement during the fiscal year ended March 31, 2017. However, we will require significant additional financing to finalize the current and expected additional future clinical trials in the U.S., as well as fund all of our continued research and development activities for the Hemopurifier and other future products through the remainder of the fiscal year ending March 31, 2018. In addition, as we expand our activities, our overhead costs to support personnel, laboratory materials and infrastructure will increase. Should the financing we require to sustain our working capital needs be unavailable to us on reasonable terms, if at all, when we require it, we may be unable to support our research and FDA review activities including our planned clinical trials. The failure to implement our research and clearance activities would have a material adverse effect on our ability to commercialize our products.

Future capital requirements will depend upon many factors, including progress with pre-clinical testing and clinical trials, the number and breadth of our clinical programs, the time and costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and other proprietary rights, the time and costs involved in obtaining regulatory approvals, competing technological and market developments, as well as our ability to establish collaborative arrangements, effective commercialization, marketing activities and other arrangements. We expect to continue to incur increasing negative cash flows and net losses for the foreseeable future.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that we will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the ordinary course of business. We have incurred continuing losses from operations and at March 31, 2017 had an accumulated deficit of approximately $93,778,000. These factors, among other matters, raise substantial doubt about our ability to continue as a going concern. A significant amount of additional capital will be necessary to advance the development of our products to the point at which they may become commercially viable. We intend to fund operations, working capital and other cash requirements for the fiscal year ending March 31, 2018 through debt and/or equity financing arrangements.

We are currently addressing our liquidity issue by seeking additional investment capital through issuances of common stock under our existing S-3 registration statement and by applying for additional grants issued by government agencies in the United States. We believe that our cash on hand and funds expected to be received from additional debt and equity financing arrangements will be sufficient to meet our liquidity needs for fiscal 2018. However, no assurance can be given that we will receive any funds in addition to the funds we have received to date.

The successful outcome of future activities cannot be determined at this time and there is no assurance that, if achieved, we will have sufficient funds to execute our intended business plan or generate positive operating results.

The consolidated financial statements do not include any adjustments related to this uncertainty and as to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should we be unable to continue as a going concern.

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Cash Flows

Cash flows from operating, investing and financing activities, as reflected in the accompanying Consolidated Statements of Cash Flows, are summarized as follows (in thousands):

	(In thousands) For the year ended
	March 31, 2017	March 31, 2016
Cash (used in) provided by:
Operating activities	$(3,506)	$(4,329)
Investing activities	(16)	(9)
Financing activities	2,958	5,607
Net (decrease) increase in cash	$(564)	$1,269

We used cash in our operating activities due to our losses from operations. Net cash used in operating activities was approximately $3,506,000 in fiscal 2017 compared to net cash used in operating activities of approximately $4,329,000 in fiscal 2016, a decrease of approximately $823,000. The $823,000 decrease was primarily due to the combination of the change in collection of accounts receivable of approximately $206,000, an increase in our accounts payable and other current liabilities of approximately $369,000, and a decrease in fiscal 2017 in the cash used in operations before changes in operating assets and liabilities of approximately $236,000.

Net Cash from Investing Activities.

During the fiscal year ended March 31, 2017, we purchased approximately $16,000 of equipment while in March 31, 2016, we purchased approximately $9,000 of equipment, an increase of approximately $7,000 in our investing activities.

Net Cash from Financing Activities.

Net cash generated from financing activities decreased from approximately $5,607,000 in the fiscal year ended March 31, 2016 to approximately $3,506,000 in the fiscal year ended March 31, 2017. In fiscal 2017, we raised approximately $2,759,000 from the issuance of common stock and approximately $577,000 from the issuance of convertible notes. That source of cash from our financing activities was partially offset by the use of approximately $379,000 to pay for the tax withholding on restricted stock units. The net cash provided by financing activities in fiscal 2016 was all from the issuance of common stock.

At the date of this filing, we plan to invest significantly into purchases of our raw materials and into our contract manufacturing arrangement.

Current Events

In April 2017, we agreed with two individual investors to exchange 11,497 restricted shares for the cancellation of 22,993 warrants.

In April 2017, we issued 15,000 shares of restricted common stock at a price of $2.24 per share in payment for digital communications consulting services valued at $33,600 based on the value of the services provided.

In April 2017, 46,125 RSUs held by our executives were exchanged into the same number of shares of our common stock. As our executives elected to return a portion of their RSU’s in exchange for the Company paying the related withholding taxes on the share issuance, 23,655 of the RSUs were cancelled and we issued a net 22,470 shares to our executives.

In April 2017, we terminated a previously recorded but unissued share award of 68,000 shares under a restricted stock grant to our CEO and issued to him 32,674 shares as a net settlement of shares and the Company paid the withholding taxes associated with that share issuance in return for the cancellation of 35,326 shares. The compensation cost of that restricted stock grant had been fully recorded over prior fiscal years, therefore no expense was recorded regarding this net issuance.

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In the period since March 31, 2017, sold 1,000 shares of common stock under our Common Stock Sales Agreement with H.C. Wainwright. We raised aggregate net proceeds of $1,903 (net of $63 in commissions to H.C. Wainwright and $133 in other offering expenses) under this agreement at an average price of $1.90 per share of net proceeds.

In June 2017, we issued options to four of our employees to purchase 34,500 shares of common stock at a price of $1.68 per share, the closing price on the date of the approval of the option grants by our compensation committee.

In June 2017, we entered into an Exchange Agreement with two institutional investors under which we issued 57,844 restricted shares in exchange for the cancellation of 77,125 warrants held by those investors. Additionally, we agreed with those investors that they would extend the expiration dates of convertible notes held by those investors from July 1, 2018 to July 1, 2019 in exchange for the reduction of the conversion price of those notes from $4.00 per share to $3.00 per share.

From April 1, 2017 through September 12, 2017, we entered into sales under our ATM facility of 601,504 shares of common stock for aggregate net proceeds to us of $1,650,314.

Critical Accounting Policies

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires us to make a number of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Such estimates and assumptions affect the reported amounts of expenses during the reporting period. On an ongoing basis, we evaluate estimates and assumptions based upon historical experience and various other factors and circumstances. We believe our estimates and assumptions are reasonable in the circumstances; however, actual results may differ from these estimates under different future conditions. We believe that the estimates and assumptions that are most important to the portrayal of our financial condition and results of operations, in that they require the most difficult, subjective or complex judgments, form the basis for the accounting policies deemed to be most critical to us. These critical accounting estimates relate to revenue recognition, stock purchase warrants issued with notes payable, beneficial conversion feature of convertible notes payable, impairment of intangible assets and long lived assets, stock compensation, deferred tax asset valuation allowance, and contingencies.

Fair Value Measurements

We measure the fair value of applicable financial and non-financial instruments based on the following fair value hierarchy:

•	Level 1: Quoted market prices in active markets for identical assets or liabilities.

•	Level 2: Observable market based inputs or unobservable inputs that are corroborated by market data.

•	Level 3: Unobservable inputs that are not corroborated by market data.

The hierarchy noted above requires us to minimize the use of unobservable inputs and to use observable market data, if available, when determining fair value.

The fair value of derivative liabilities was determined based on unobservable inputs that are not corroborated by market data, which is a Level 3 classification. We recorded derivative liabilities on our balance sheet at fair value with changes in fair value recorded in our consolidated statements of operations. At March 31, 2017, we had no derivative liabilities.

Revenue Recognition

With respect to revenue recognition, we entered into a government contract with DARPA and have recognized revenue during the fiscal years ended March 31, 2017 and 2016 of $387,438 and $863,011, respectively, under such contract. We adopted the Milestone method of revenue recognition for the DARPA contract under Financial Accounting Standards Board’s Accounting Standards Codification (“ASC”) 605-28 “Revenue Recognition – Milestone Method” and we believe we meet the requirements under ASC 605-28 for reporting contract revenue under the Milestone Method for the fiscal years ended March 31, 2017 and 2016.

We also recognize revenue for a secondary smaller contract under a time and materials non-fixed price basis where we recognize revenue as the services are performed.

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Stock Purchase Warrants

We grant warrants in connection with the issuance of certain notes payable and other financing transactions. When such warrants are classified as equity, we measure the relative estimated fair value of such warrants which represents a discount from the face amount of the notes payable. Such discounts are amortized to interest expense over the term of the notes. We analyze such warrants for classification as either equity or derivative liabilities and value them based on binomial lattice models.

Beneficial Conversion Feature of Notes Payable

The convertible feature of certain notes payable provides for a rate of conversion that is below market value. Such feature is normally characterized as a "beneficial conversion feature” of which we measure the estimated fair value in circumstances in which the conversion feature is not required to be separated from the host instrument and accounted for separately, and record that value in the consolidated financial statements as a discount from the face amount of the notes. Such discounts are amortized to interest expense over the term of the notes.

Share-based Compensation

We account for share-based compensation awards using the fair-value method and record such expense based on the grant date fair value in the consolidated financial statements over the requisite service period.

Derivative Instruments

We evaluate free-standing derivative instruments (or embedded derivatives) to properly classify such instruments within equity or as liabilities in our financial statements. Our policy is to settle instruments indexed to our common shares on a first-in-first-out basis.

The classification of a derivative instrument is reassessed at each reporting date. If the classification changes as a result of events during a reporting period, the instrument is reclassified as of the date of the event that caused the reclassification. There is no limit on the number of times a contract may be reclassified.

Instruments classified as derivative liabilities are remeasured each reporting period (or upon reclassification) and the change in fair value is recorded on our consolidated statement of operations in other expense (income). We had no derivative instruments at March 31, 2017 and at March 31, 2016.

Income Taxes

Deferred tax assets are recognized for the future tax consequences attributable to the difference between the consolidated financial statements and their respective tax basis. Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts reported for income tax purposes, and (b) tax credit carryforwards. We record a valuation allowance for deferred tax assets when, based on our best estimate of taxable income (if any) in the foreseeable future, it is more likely than not that some portion of the deferred tax assets may not be realized.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Convertible Notes Payable and Warrants

DECEMBER 2016 10% CONVERTIBLE NOTES

In December 2016, we entered into a securities purchase agreement (the “Securities Purchase Agreement”) with two accredited investors (collectively, the “Holders”), pursuant to which the Holders purchased an aggregate of $680,400 principal amount of Notes (inclusive of due diligence fee of $30,000 deemed paid as a subscription amount in the form of a Note in the principal amount of $32,400) for an aggregate cash subscription amount of $600,000 and (b) warrants to purchase 127,575 shares of Common Stock (collectively, the “Warrants”).

The Notes bear interest at the rate of 10% per annum, and the principal amount and all accrued and unpaid interest thereon is convertible into shares of our common stock at a $4.00 per share conversion price, which is subject to customary adjustment provisions for stock splits, dividends, recapitalizations and the like. The Notes mature on July 1, 2018 and are subject to customary and usual terms for events of default and the like. Each Holder has contractually agreed to restrict its ability to convert its Note such that the number of shares of the Common Stock held by the Holder and its affiliates after such exercise does not exceed 4.99% of our then issued and outstanding shares of Common Stock.

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The Warrants issued to the Holders are exercisable for a period of five years from the date of issuance at an exercise price of $4.50, subject to adjustment. A Holder may exercise a Warrant by paying the exercise price in cash or by exercising the Warrant on a cashless basis. In the event a Holder exercises a Warrant on a cashless basis, we will not receive any proceeds. The exercise price of the Warrants is subject to customary adjustments provision for stock splits, stock dividends, recapitalizations and the like. Each Holder has contractually agreed to restrict its ability to exercise its Warrant such that the number of shares of the Common Stock held by the Holder and its affiliates after such exercise does not exceed 4.99% of our then issued and outstanding shares of Common Stock.

The estimated relative fair value of Warrants issued in connection with the Notes was recorded as a debt discount and is being amortized as additional interest expense over the term of the underlying debt. We recorded debt discount of $232,718 based on the relative fair value of these Warrants. In addition, as the effective conversion price of the Notes was less than market price of the underlying common stock on the date of issuance, we recorded an additional debt discount of $262,718 related to the beneficial conversion feature. We also recorded deferred financing costs of $102,940, which was composed of an 8% original issue discount of $50,400, a $30,000 due diligence fee (which was paid in the form of a note), $22,500 in legal fees, and a $40 bank charge. The combination of the above items led to a combined discount against the convertible notes of $598,376.

NOVEMBER 2014 10% CONVERTIBLE NOTES

In November 2014, we entered into a subscription agreement with two accredited investors providing for the issuance and sale of (i) convertible promissory notes in the aggregate principal amount of $527,780 (the “Notes”) and (ii) five year warrants to purchase up to 47,125 shares of common stock at a fixed exercise price of $8.40 per share (the “Warrants”). These Notes bear interest at the annual rate of 10% and originally matured on April 1, 2016.

The aggregate gross cash proceeds to us were $415,000 after subtracting legal fees of $35,000, a $27,780 due diligence fee and an original issuance discount of $50,000. We recorded deferred financing costs of $112,780 to reflect the legal fees, due diligence fee and original issuance discount and will amortize those costs over the life of the Notes using the effective interest method.

These Notes are convertible at the option of the holders into shares of our common stock at a fixed price of $5.60 per share, for up to an aggregate of 94,246 shares of common stock. There are no registration requirements with respect to the shares of common stock underlying the Notes or the Warrants.

The estimated relative fair value of Warrants issued in connection with the Notes was recorded as a debt discount and is amortized as additional interest expense over the term of the underlying debt. We recorded debt discount of $240,133 based on the relative fair value of these Warrants. In addition, as the effective conversion price of the Notes was less than market price of the underlying common stock on the date of issuance, we recorded an additional debt discount of $287,647 related to the beneficial conversion feature.

Initial Amendment of the November 2014 10% Convertible Note Terms

On November 12, 2015, we entered into an amendment of terms (“Amendment of Terms”) with the two investors that participated in the November 2014 10% Convertible Notes. The Amendment of Terms modified the terms of the subscription agreement, Notes and Warrants held by those investors to, among other things, extended the maturity date of the Notes from April 1, 2016 to June 1, 2016, temporarily reduced the number of shares that we must reserve with respect to conversion of the Notes, and temporarily suspended the time period during which one of the investors may exercise its Warrants. In exchange for the investors’ agreements in the Amendment of Terms, we paid one of the investors a cash fee of $90,000, which we recorded as deferred financing costs and amortized over the remaining term of the notes.

Second Amendment and Extension of the November 2014 10% Convertible Notes

On June 27, 2016, we and certain investors entered into further Amendments (the “Amendments”) to the Notes and the Warrants. The Amendments provide that the Maturity Date (as defined in the Notes) was extended from June 1, 2016 to July 1, 2017 and that the conversion price per share of the Notes was reduced from $5.60 per share of common stock to $5.00 per share of common stock. In addition, we reduced the purchase price (as defined in the Warrants) from $8.40 per share to $5.00 per share of common stock. In connection with these modifications, each of the investors signed a Consent and Waiver providing its consent under certain restrictive provisions, and waiving certain rights, including a right to participate in certain offerings made by us, under a Securities Purchase Agreement dated June 23, 2015, (the “2015 SPA”) to which we, the investors and certain other investors are parties, in order to facilitate an at-the-market equity program (see Note 6).

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The Amendments also increase the principal amount of the Notes to $692,811 (in the aggregate) to (i) include accrued and unpaid interest through June 15, 2016, and (ii) increase the principal amount by $80,000 (in the aggregate) as an extension fee for the extended maturity date of the Notes. With respect to each Note, we entered into an Allonge to Convertible Promissory Note (each, an “Allonge”) reflecting the changes in the principal amount, Maturity Date and conversion price of the Note.

We also issued to the investors new warrants (the “New Warrants”) to purchase an aggregate of 30,000 shares of common stock with a Purchase Price (as defined in the New Warrants) of $5.00 per share of common stock. We issued the New Warrants in substantially the same form as the prior Warrants, and the New Warrants will expire on November 6, 2019, the same date on which the prior Warrants will expire.

The modification of the Notes was evaluated under FASB Accounting Standards Codification (“ASC”) Topic No. 470-50-40, “Debt Modification and Extinguishments”. Therefore, according to the guidance, the instruments were determined to be substantially different, and the transaction qualified for extinguishment accounting. As a result, we recorded a loss on debt extinguishment of $536,889 and recognized an extension fee expense of $80,000, which are included in other (income) expenses in the accompanying condensed consolidated statements of operations. The debt extinguishment is comprised from the fair value of prior warrants issued in connection with the Notes of $287,676, as well as $325,206 related to beneficial conversion feature and offset by debt discount of $75,993. The beneficial conversion feature is a result of the effective conversion price of the new Notes being less than the market price of the underlying common stock on the date of modification.

Third Amendment and Extension of the November 2014 10% Convertible Notes

In connection with the issuance of the December 2016 10% Convertible Notes, the conversion price of the November 2014 10% Convertible Notes was reduced from $5.00 to $4.00 per share and the expiration date of the November 2014 10% Convertible Notes was extended from July 1, 2017 to July 1, 2018.

The modification of the Notes was evaluated under FASB Accounting Standards Codification (“ASC”) Topic No. 470-50-40, “Debt Modification and Extinguishments”. Therefore, according to the guidance, the instruments were determined to be substantially different, and the transaction qualified for extinguishment accounting. As a result, we recorded a gain on debt extinguishment of $58,691, which is included in other (income) expenses in the accompanying condensed consolidated statements of operations. The recording of the modified Notes resulted in a beneficial conversion of $233,748 which is the result of the effective conversion price of the new Notes being less than the market price of the underlying common stock on the date of modification.

March 2017 Registered Direct Offering

On March 22, 2017, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain institutional investors (the “Investors”) for the sale of 575,000 shares of our common stock, par value $0.001 per share (the “Common Stock”), at a purchase price of $3.50 per share, in a registered direct offering. Concurrently with the sale of the Common Shares, pursuant to the Purchase Agreement, we also sold in a private placement warrants to purchase 575,000 shares of Common Stock (the “Warrants”). The aggregate gross proceeds for the sale of the Common Shares and Warrants will be approximately $2 million. Subject to certain ownership limitations, the Warrants will be initially exercisable commencing six months from the issuance date at an exercise price equal to $3.95 per share of Common Stock, subject to adjustments as provided under the terms of the Warrants. The Warrants will be exercisable for five years from the initial exercise date.

The net proceeds to us from the transactions, after deducting the placement agent’s fees and expenses (not including the Wainwright Warrants, as defined below), our estimated offering expenses, and excluding the proceeds, if any, from the exercise of the Warrants, were $1,804,250. We intend to use the net proceeds from the transactions for general corporate purposes.

The Common Shares (but not the Warrants or shares issuable upon exercise of the Warrant) were sold by us pursuant to an effective shelf registration statement on Form S-3, which was filed with the Securities and Exchange Commission (the “SEC”) on May 5, 2016 and subsequently declared effective on May 12, 2016 (File No. 333-211151) (the “Registration Statement”), and the base prospectus dated as of May 12, 2016 contained therein. We filed a prospectus supplement and the accompanying prospectus with the SEC in connection with this sale of the Common Shares.

We also reduced the dollar amount of our current at the market offering to $9,532,294 as a result of this offering and prior sales under the at the market offering.

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The purchase agreement also covered the exchange of 264,000 warrants issued to the purchasers thereunder in December 2014 for 198,000 shares of our common stock. Further, in exchange for certain waivers given by the purchasers and certain other investors in a private placement of the Company in June 2015, the warrants issued in such private placement were amended to (i) reduce the exercise price to $3.95 per share, (ii) make the warrants non-exercisable for a period of six months from the date of amendment, and (iii) extend the term of those warrants by six months.

The Warrants and the shares issuable upon exercise of the Warrants were sold and issued without registration under the Securities Act of 1933 (the “Securities Act”) in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act as transactions not involving a public offering and Rule 506 promulgated under the Securities Act as sales to accredited investors, and in reliance on similar exemptions under applicable state laws.

We also entered into an engagement letter (the “Engagement Letter”) with Rodman & Renshaw, a unit of H.C. Wainwright & Co., LLC (“Rodman”), pursuant to which Rodman agreed to serve as exclusive placement agent for the issuance and sale of the Common Shares and Warrants. We paid Rodman an aggregate fee equal to 6% of the gross proceeds received by us from the sale of the securities in the transactions. Pursuant to the Engagement Letter, we also agreed to grant to Rodman or its designees warrants to purchase up to 3% of the aggregate number of shares sold in the transaction (the “Rodman Warrants”). The Engagement Letter has a nine month tail and right of first offer periods, indemnity and other customary provisions for transactions of this nature. The Rodman Warrants have substantially the same terms as the Warrants, except that the exercise price is 125% of $3.50. The Rodman Warrants and the shares issuable upon exercise of the Rodman Warrants were issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act as transactions not involving a public offering and in reliance on similar exemptions under applicable state laws. We also paid Rodman a reimbursement for non-accountable expenses in the amount of $50,000.

Securities Issued for Debt

Historically, we have issued securities for debt to reduce our obligations to avoid using our cash resources. In the fiscal year ended March 31, 2017 we issued 33,091 unregistered common shares for repayment in full of notes, including accrued interest, in the aggregate amount of $144,718. In the fiscal year ended March 31, 2016 we did not issue any securities for debt. The average price discount of the common stock issued for debt in the fiscal year ended March 31, 2017 was approximately 13%.

For the Three Months Ended June 30, 2017 and 2016

RESULTS OF OPERATIONS

THREE MONTHS ENDED JUNE 30, 2017 COMPARED TO THE THREE MONTHS ENDED JUNE 30, 2016

Revenues

We did not record any government contract revenue in the three months ended June 30, 2017 and we recorded government contract revenue in the three months ended June 30, 2016. This revenue arose from work performed under our government subcontract with Battelle Memorial Institute as follows:

	Three Months Ended 6/30/17	Three Months Ended 6/30/16	Change in Dollars
Battelle Subcontract	–	4,635	(4,635)
Total Government Contract Revenue	$–	$4,635	$(4,635)

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DARPA Contract

Previously, we generated contract revenue under a contract with DARPA that we entered into on September 30, 2011. Under the DARPA award, we were engaged to develop a therapeutic device to reduce the incidence of sepsis, a fatal bloodstream infection that often results in the death of combat-injured soldiers. That contract was completed on September 30, 2016 and the related subcontract with Battelle was completed in March 2017.

Operating Expenses

Consolidated operating expenses for the three months ended June 30, 2017 were $1,160,249 in comparison with $1,136,287 for the comparable period a year ago. This increase of $23,962, or 2.1%, was due to increases in payroll and related expenses of $285,240, which was partially offset by a $224,726 decrease in professional fees and a $36,552 decrease in general and administrative expenses.

The $285,240 increase in payroll and related expenses was primarily due to a $230,200 increase in stock-based compensation. The increase in stock-based compensation was due to the RSU grants to our officers and directors in August 2016. Our cash-based payroll and related expenses increased by $55,040 due to headcount additions in our scientific staff.

The $224,726 decrease in our professional fees was due to decreases in our non-DARPA-related professional fees of $208,236, in our DARPA-related professional fees of $11,600 and in our professional fees at ESI of $4,890. The $208,236 decrease in our non-DARPA-related professional fees was due to a $189,247 decrease in our legal fees, a $34,000 decrease in business development expenses, and a $25,993 decrease in our investor relations fees.

The $36,552 decrease in general and administrative expenses was primarily due to decreases of $21,264 in our DARPA-related general and administrative expenses and $14,706 in the general and administrative expenses at ESI.

Other Expense

Other expense during the three months ended June 30, 2017 and 2016 consisted of losses on debt extinguishment, warrant repricing expense, losses on share for warrant exchanges and interest expense. Other expense for the three months ended June 30, 2017 was other expense of $685,302 in comparison with other expense of $1,004,897 for the three months ended June 30, 2016.

The following table breaks out the various components of our other expense for both periods:

	Three Months Ended	Three Months Ended
	6/30/17	6/30/16	Change
Loss on Debt Extinguishment	$376,909	$616,889	$(239,980)
Loss on Warrant Repricing	–	345,841	(345,841)
Loss on Share for Warrant Exchanges	119,789	–	119,789
Interest Expense	188,604	42,167	146,437
Total Other Expense	$685,302	$1,004,897	$(319,595)

Loss on Debt Extinguishment

Our loss on debt extinguishment for the three months ended June 30, 2017 arose from a $376,909 loss associated with the June 2017 amendments to our convertible notes. This compared to a loss of debt extinguishment of $616,889 for the three months ended June 30, 2016 - see below for additional information.

June 2017 Amendments – The $376,909 loss on debt extinguishment in the three months ended June 30, 2017 arose from an Exchange Agreement with two institutional investors under which we issued 57,844 restricted shares in exchange for the cancellation of 77,125 warrants held by those investors (see Loss on Share for Warrant Exchanges below). Additionally, we agreed with those investors that they would extend the expiration dates of the convertible notes held by those investors from July 1, 2018 to July 1, 2019 in exchange for the reduction of the conversion price of those notes from $4.00 per share to $3.00 per share. The modification of the notes was evaluated under FASB Accounting Standards Codification (“ASC”) Topic No. 470-50-40, “Debt Modification and Extinguishments”. Therefore, according to the guidance, the instruments were determined to be substantially different, and the transaction qualified for extinguishment accounting.

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June 2016 Amendments - This loss on debt extinguishment arose from the Amendments (the “Amendments”) to our November 2014 convertible notes The Amendments provided that the maturity date of the notes was extended from June 1, 2016 to July 1, 2017 and that the conversion price was reduced from $5.60 per share of common stock to $5.00 per share of common stock. In addition, we reduced the purchase price of warrants issued in connection with the notes from $8.40 per share to $5.00 per share. In connection with these modifications, each of the Investors signed a consent and waiver providing its consent under certain restrictive provisions, and waiving certain rights, including a right to participate in certain offerings made by us, under a securities purchase agreement dated June 23, 2015, (the “2015 SPA”) to which we, the Investors and certain other investors are parties, in order to facilitate an at-the-market equity program described in the liquidity and capital resources section of this report below. This loss also included an $80,000 fee to extend the November 2014 convertible notes from June 1, 2016 to July 1, 2017. The $80,000 amount was not a cash payment but rather was added to the principal of the notes.

This modification of the notes was also evaluated under ASC Topic No. 470-50-40, “Debt Modification and Extinguishments”. Therefore, according to the guidance, the instruments were determined to be substantially different, and the transaction qualified for extinguishment accounting.

Loss on Warrant Repricing

On June 27, 2016, we and certain investors (the “Unit Investors”) entered into Consent and Waiver and Amendment agreements (the “CWAs”), relating to an aggregate of 264,000 Warrants to Purchase Common Stock (the “Unit Warrants”) we had issued to the Unit Investors on December 2, 2014 pursuant to a Securities Purchase Agreement dated November 26, 2014 (the “2014 SPA”). In the CWAs, each of the Unit Investors provided its consent under certain restrictive provisions, and waived certain rights, including a right to participate in certain offerings made by us, under the 2014 SPA in order to facilitate the at-the-market equity program described in the notes to the Financial Statements. Pursuant to the CWAs, we reduced the Exercise Price (as defined in the Unit Warrants) from $15.00 per share of common stock to $5.00 per share of common stock.

On June 27, 2016, each of the Unit Investors also entered into a Consent and Waiver providing its consent under certain provisions, and waiving certain rights, including a right to participate in certain offerings made by us, under the 2015 SPA in order to facilitate the at-the market equity program described in the notes to the Financial Statements.

We measured the change in fair value that arose from the reduction in exercise price from $15.00 to $5.00 and recorded a charge of $345,841 to our other expense to reflect this change.

Loss on Share for Warrant Exchanges

During the three months ended June 30, 2017, we agreed with two individual investors to exchange 11,497 restricted shares for the cancellation of 22,993 warrants. Additionally, during the period, we entered into an Exchange Agreement with two institutional investors under which we issued 57,844 restricted shares in exchange for the cancellation of 77,125 warrants held by those investors. We measured the fair value of the shares issued and the fair value of the warrants exchanged for those shares and recorded losses for each of those exchanges based on the changes in fair value between the instruments exchanged.

Interest Expense

Interest expense was $188,604 for the three months ended June 30, 2017 compared to $42,167 in the corresponding prior period, an increase of $146,437. The various components of our interest expense are shown in the following table:

	Three Months Ended	Three Months Ended
	6/30/17	6/30/16	Change
Interest Expense	$33,802	$14,526	$19,276
Amortization of Deferred Financing Costs	–	27,641	(27,641)
Amortization of Note Discounts	154,802	–	154,802
Total Interest Expense	$188,604	$42,167	$146,437

As noted in the above table, the most significant factor in the $146,437 increase in interest expense was the $154,802 increase in the amortization of note discounts, which related to the amortization against the discount on our convertible notes. Other smaller factors in the change in our total interest were a $27,641 decrease in the amortization of deferred financing costs and a $19,276 increase in our contractual interest expense.

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Net Loss

As a result of the changes in revenues and expenses noted above, our net loss before noncontrolling interests decreased from approximately $2,137,000 in the three month period ended June 30, 2016 to $1,846,000 in the three month period ended June 30, 2017.

Basic and diluted loss attributable to common stockholders were ($0.21) for the three month period ended June 30, 2017 compared to ($0.28) for the period ended June 30, 2016.

LIQUIDITY AND CAPITAL RESOURCES

At June 30, 2017, we had a cash balance of $327,206 and negative working capital of $42,649. This compares to a cash balance of $1,559,701 and working capital of $985,496 at March 31, 2017.

Significant additional financing must be obtained in order to provide a sufficient source of operating capital and to allow us to continue to operate as a going concern. In addition, we will need to raise capital to complete the approved human clinical trial in the U.S. We anticipate the primary sources of this additional financing will be from an equity offering of up to $7.5 million based on a registration statement on Form S-1 that we filed with the SEC on July 31, 2017, proceeds from sales of common stock under our at-the-market offering program, from registered direct equity placements from our S-3 registration statement and from convertible debt financing.

On March 22, 2017, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain institutional investors (the “Investors”) for the sale of 575,000 shares (the “Common Shares”) of our common stock, par value $0.001 per share (the “Common Stock”), at a purchase price of $3.50 per share, in a registered direct offering. Concurrently with the sale of the Common Shares, pursuant to the Purchase Agreement, we also sold in a private placement warrants to purchase 575,000 shares of Common Stock (the “Warrants”). The aggregate gross proceeds for the sale of the Common Shares and Warrants were approximately $2 million.  Subject to certain ownership limitations, the Warrants will be initially exercisable commencing six months from the issuance date at an exercise price equal to $3.95 per share of Common Stock, subject to adjustments as provided under the terms of the Warrants. The Warrants will be exercisable for five years from the initial exercise date.

The net proceeds to us from the transactions, after deducting the placement agent’s fees and expenses (not including the Wainwright Warrants, as defined below), our estimated offering expenses, and excluding the proceeds, if any, from the exercise of the Warrants, were $1,804,250. We intend to use the net proceeds from the transactions for general corporate purposes.

During the fiscal year ended March 31, 2017, we also raised $955,105 from sales of our common stock under our ATM financing facility and subsequent to March 31, 2017 through the date of this filing, we have raised $42,279 from sales of our common stock under our ATM financing facility.

If our gross proceeds from this offering is less than $6 million, we will need to raise additional capital from other sources.The securities purchase agreement being entered into with certain purchasers in this offering limit our ability to raise capital both (i) for 90 days whatsoever, and (ii) for so long as warrants issued hereunder are outstanding, in any sort of variable priced financing. Even without receipt of proceeds from this offering, we have sufficient cash to operate for the next 90 days, and we do not intend to enter into any sort of variable priced financing in the future due to the highly dilutive nature of those financings. Because we do not intend to enter into any variable priced financings, we would not forsee a need for a forward or reverse split of our stock in the next 12 months.

Those financings, coupled with previously existing funds on hand and revenues from our previous government contracts, have financed our operations through the first quarter of the fiscal year ending March 31, 2018. However, we will require significant additional financing to complete the current and expected additional future clinical trials in the U.S., as well as fund all of our continued research and development activities for the Hemopurifier through the twelve month period from the issuance date of these interim financial statements. In addition, as we expand our activities, our overhead costs to support personnel, laboratory materials and infrastructure will increase. Should the financing we require to sustain our working capital needs be unavailable to us on reasonable terms, if at all, when we require it, we may be unable to support our research and U.S. Food and Drug Administration, or FDA, clearance activities including our planned clinical trials. The failure to implement our research and clearance activities would have a material adverse effect on our ability to commercialize our products.

Future capital requirements will depend upon many factors, including progress with pre-clinical testing and clinical trials, the number and breadth of our clinical programs, the time and costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and other proprietary rights, the time and costs involved in obtaining regulatory approvals, any continued delays in completing our clinical trials, competing technological and market developments, as well as our ability to establish collaborative arrangements, effective commercialization, marketing activities and other arrangements. We expect to continue to incur increasing negative cash flows and net losses for the foreseeable future.

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Going Concern

Management does not expect existing cash as of June 30, 2017 to be sufficient to fund the Company’s operations for at least twelve months from the issuance date of these interim financial statements. These financial statements have been prepared on a going concern basis which assumes the Company will continue to realize its assets and discharge its liabilities in the normal course of business. As of June 30, 2017, the Company has incurred losses totaling approximately $95,620,000 since inception, has not yet generated material revenue from operations, and will require additional funds to maintain its operations. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern within one year after the consolidated financial statements are issued. The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they become due. The Company intends to finance operating costs over the next twelve months through its existing financial resources and we may also raise additional capital through equity offerings, including an equity offering of up to $7.5 million based on a preliminary S-1 registration statement that we filed with the SEC on July 31, 2017, debt financings, collaborations and/or licensing arrangements. If adequate funds are not available on acceptable terms, we may be required to delay, reduce the scope of, or curtail, our operations. The accompanying consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Cash Flows

Cash flows from operating, investing and financing activities, as reflected in the accompanying Condensed Consolidated Statements of Cash Flows, are summarized as follows:

	(In thousands) For the three months ended
	June 30, 2017	June 30, 2016
Cash used in:
Operating activities	$(1,075)	$(828)
Investing activities	(24)	(2)
Financing activities	(134)	–
Net decrease in cash	$(1,233)	$(830)

NET CASH USED IN OPERATING ACTIVITIES. We used cash in our operating activities due to our losses from operations. Net cash used in operating activities was approximately $1,075,000 in the three months ended June 30, 2017 compared to $828,000 in the three months ended June 30, 2016, an increase of $247,000.

NET CASH USED IN INVESTING ACTIVITIES. We used approximately $24,000 of cash to purchase laboratory and office equipment in the three months ended June 30, 2017 compared to approximately $2,000 in the three months ended June 30, 2016.

NET CASH USED IN FINANCING ACTIVITIES. In the three months ended June 30, 2017 we used approximately $134,000 in our financing activities primarily due to the payment of approximately $136,000 for tax withholding on vested rights.

At the date of this filing, we plan to invest significantly into purchases of our raw materials and into our contract manufacturing arrangement subject to successfully raising additional capital.

CRITICAL ACCOUNTING POLICIES

The preparation of condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make a number of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Such estimates and assumptions affect the reported amounts of expenses during the reporting period. On an ongoing basis, we evaluate estimates and assumptions based upon historical experience and various other factors and circumstances. We believe our estimates and assumptions are reasonable in the circumstances; however, actual results may differ from these estimates under different future conditions.

We believe that the estimates and assumptions that are most important to the portrayal of our financial condition and results of operations, in that they require the most difficult, subjective or complex judgments, form the basis for the accounting policies deemed to be most critical to us. These critical accounting policies relate to revenue recognition, measurement of stock purchase warrants issued with notes payable, beneficial conversion feature of convertible notes payable, impairment of intangible assets and long lived assets, stock compensation, and the classification of warrant obligations, and evaluation of contingencies. We believe estimates and assumptions related to these critical accounting policies are appropriate under the circumstances; however, should future events or occurrences result in unanticipated consequences, there could be a material impact on our future financial condition or results of operations.

There have been no changes to our critical accounting policies as disclosed in our Form 10-K for the year ended March 31, 2017.

OFF-BALANCE SHEET ARRANGEMENTS

We have no obligations required to be disclosed herein as off-balance sheet arrangements.

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BUSINESS

Overview and Corporate History

We are a medical technology company focused on addressing unmet needs in global health and biodefense. The Aethlon Hemopurifier® is a clinical-stage therapeutic device designed for the single-use removal of life-threatening viruses from the circulatory system of infected individuals. We believe the Hemopurifier® can fulfill the studied for the broad-spectrum treatment of life-threatening highly glycosylated viruses that are not addressed with an already approved treatment countermeasure objectives set forth by the U.S. Government to protect citizens from bioterror and pandemic threats. In human studies, the Hemopurifier® has been administered to HIV, Hepatitis-C and Ebola infected individuals. Additionally, the Hemopurifier® has also been validated to capture Zika virus, Lassa virus, MERS-CoV, Cytomegalovirus, Epstein-Barr virus, Herpes Simplex virus, Chikungunya virus, Dengue virus, West Nile virus, Smallpox related viruses, H1N1 Swine Flu virus, H5N1 Bird Flu virus, and the reconstructed Spanish flu virus of 1918. In several cases, these validations were conducted in collaboration with leading government or non-government research institutes. In the United States, we are focused on the clinical advancement of the Hemopurifier® through FDA-reviewed clinical studies. We recently concluded an FDA reviewed feasibility study to demonstrate safety of our device in health compromised individuals infected with a viral pathogen. We are also the majority owner of Exosome Sciences, Inc. (ESI), a company focused on the discovery of exosomal biomarkers to diagnose and monitor life-threatening diseases. Included among ESI’s endeavors is the advancement of a TauSomeTM biomarker candidate to diagnose Chronic Traumatic Encephalopathy (CTE) in the living. ESI previously documented that TauSome levels in former NFL players to be 9x higher than same age-group control subjects.

On March 10, 1999, Aethlon, Inc., a California corporation, Hemex, Inc., a Delaware corporation and the accounting predecessor to Aethlon, Inc., and Bishop, Inc., a publicly traded company, completed an Agreement and Plan of Reorganization structured to result in Bishop, Inc.'s acquisition of all of the outstanding common shares of Aethlon, Inc. and Hemex, Inc. Under the plan's terms, Bishop, Inc. issued shares of its common stock to the stockholders of Aethlon, Inc. and Hemex, Inc. such that Bishop, Inc. then owned 100% of each company. Upon completion of the transaction, Bishop, Inc. was renamed Aethlon Medical, Inc. Our executive offices are located at 9635 Granite Ridge Drive, Suite 100, San Diego, California 92123. Our telephone number is (858) 459-7800. All references to “us” or “we” are references to Aethlon Medical, Inc., combined with its subsidiary.

Target Market and Strategy

Our primary therapeutic business segment is directed toward commercializing our Hemopurifier® to address a significant unmet need in global health; the broad-spectrum treatment of life-threatening highly glycosylated viruses that are not addressed with an already approved antiviral drug agent. Of the approximate 300 viruses known to be infectious to man, only 9 are addressed with approved antiviral drugs. We also believe our device can serve as a first-line countermeasure against newly emerging viruses or those that have been genetically engineered to be agents of bioterrorism. We are not aware of an antiviral drug strategy to combat such threats. We have also demonstrated that our Hemopurifier® can combine to improve the benefit of an antiviral drug regimen.

In oncology indications, we have been exploring the ability of the Hemopurifier® to capture tumor-derived exosomes, which promote cancer progression and seed the spread of metastasis.

The second facet of our business is conducted through ESI, which is our diagnostic business segment that is advancing the validation of exosomal biomarkers to diagnose and monitor life-threatening disease conditions that may be current or future therapeutic targets of Aethlon Medical.

We also pursue grants or contracts with the U.S. Government. We recently completed two Department of Defense (DOD) contracts with the Defense Advanced Research Projects Agency (DARPA) that involved the advancement of a device to treat sepsis. In these programs, we competed 29 of 29 milestone tasks, which resulted in the generation of approximately $5,936,000 in revenue from our primary contract with DARPA over the period October 1, 2011 through September 30, 2016. While both of those contracts are now complete, we intend to conduct further government contract business in the future.

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Our Lead Device: The Aethlon Hemopurifier

The Aethlon Hemopurifier is a device that selectively targets the rapid elimination of circulating viruses and tumor-secreted exosomes that promote cancer progression. More specifically, the Hemopurifier addresses antiviral drug-resistance in Hepatitis C virus and Human Immunodeficiency Virus-infected individuals; serves as a countermeasure against viral pathogens not addressed by drug or vaccine therapies; and, we believe, represents the first therapeutic strategy to address cancer promoting exosomes. In clinical studies conducted in India, safety and efficacy observations of Hemopurifier therapy have been observed in both Hepatitis C virus and Human Immunodeficiency Virus-infected individuals. We have recently completed the treatment of eight patients in our first U.S. Food and Drug Administration, or FDA, approved study of Hemopurifier therapy in the U.S. and are preparing our final report on that study for submission to the FDA, as part of our study reporting responsibilities. .The feasibility study was conducted on Hepatitis C virus (HCV) infected dialysis patients, which reported that an average capture of 154 million HCV viruses (in International Units, I.U.) within the Hemopurifier during the four-hour treatments. Early feasibility studies allow for prompt clinical evaluation of devices to provide proof of principle and initial clinical safety data. This early feasibility study was suggested, because nonclinical methods were not viewed as adequate to advance the development process and many of the viruses and exomes that the Hemopurifier has the potential to provide clinical benefit cannot be studied due to ethical reasons. We were granted entry into FDA’s Expedited Access Pathway (EAP) Program on September 8, 2017 which is allowing us to obtain input from FDA as to what indication(s) and studies we should include in our clinical program to obtain an initial approval of the Hemopurifier as a medical device. The EAP program is a voluntary program for certain medical devices that demonstrate the potential to address unmet medical needs for life threatening or irreversibly debilitating diseases or conditions that are subject to premarket approval applications (PMA), premarket notification (510[k]) or requests for De Novo designation. The Hemopurifier is being studied for the treatment of life-threatening broad-spectrum highly glycosylated viruses that are not addressed with an already approved treatment. It has not yet been established, however, whether such reduction in viral load will result in an improvement in patient mortality or other clinically- beneficial endpoints for any disease or condition to meet the criteria for the EAP program.

The Scientific Mechanism of the Hemopurifier

The Hemopurifier is an extracorporeal device designed for the single-use removal of viruses, viral toxins, and deleterious exosomes from the circulatory system of treated patients. Delivery of Hemopurifier therapy can occur through the established infrastructure of continuous renal replacement therapy and dialysis instruments routinely found in hospitals and clinics worldwide. Many extracorporeal techniques, such as dialysis or plasmapheresis, are designed to remove circulating particles solely by molecule size. However, the Hemopurifier incorporates a lectin affinity agent that is designed to bind to a unique high mannose signature that is abundant on the surface of tumor-derived exosomes and glycoproteins that reside on the outer membrane of infectious viruses. The Hemopurifier is designed to provide a broad-spectrum treatment against life-threatening highly glycosylated viruses that are not addressed with an already approved treatment to inhibit the presence of certain cancer and infectious disease related particles. A single treatment with the Hemopurifier can last from three to six and one half hours in duration.

The Hemopurifier - U.S. Clinical Trials

On March 13, 2017, we disclosed that we concluded an FDA approved feasibility study of Hemopurifier therapy, which demonstrated safety of our device in health -compromised individuals infected with a viral pathogen as a model to suggest the potential of our device as a broad-spectrum treatment against life-threatening highly glycosylated viruses that are not addressed with an already approved treatment countermeasure against infectious viral pathogens, where a reduction in viral load would be deemed beneficial to improve patient mortality or another clinically-beneficial endpoint. More specifically, the feasibility study was conducted on Hepatitis C virus (HCV) -infected dialysis patients at DaVita MedCenter Dialysis in Houston, Texas. The principal investigator of the study was Dr. Ronald Ralph. We reported that there were no device-related adverse events in the eight enrolled subjects who met the study inclusion-exclusion criteria. We also reported that an average capture of 154 million HCV viruses (in International Units, I.U.) within the Hemopurifier® during 4-hour treatments.

On August 11, 2017, we submitted an Expedited Access Pathway (EAP) program submission to the FDA, which included a request for a “Breakthrough Technology” designation, which was established under the 21st Century Cures Act signed into law in 2016. The proposed indications for use includes "The Hemopurifier is a single-use device indicated for the treatment of life-threatening highly glycosylated viruses that are not addressed with an approved treatment," and on September 8, 2017, we received a letter from the FDA informing us that our combination product and proposed indication for use meets the criteria and has been granted EAP designation. Through this program, we will work collaboratively with FDA to design a data development plan and regulatory pathway intended to achieve FDA-approval of the device, and through this process, we believe the regulatory advancement of our device with the FDA will be accelerated.

Additionally, we are advancing the Hemopurifier® for the broad-spectrum treatment of life-threatening highly glycosylated viruses that are not addressed with an already approved treatment to fulfill the treatment objectives of the 2016 Public Health Emergency Medical Countermeasure Enterprise (PHEMCE), which defines the plan of the U.S. government to protect citizens against bioterror and pandemic threats. Based on preclinical and early-phase or feasibility clinical studies, we believe the Hemopurifier® has the potential to treat broad-spectrum life-threatening highly glycosylated viruses that are not addressed with an already approved treatment as a treatment countermeasure. Our goal would be for our device to be procured by the U.S. government for the strategic national stockpile. Currently, we have not begun discussions for inclusion in the strategic national stockpile.

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The Hemopurifier - Antiviral Studies in India

Previously, we conducted Hepatitis C virus treatment studies at the Apollo Hospital, Fortis Hospital, and most recently the Medanta Medicity Institute in India.

In the Medanta Medicity Institute study, twelve Hepatitis C virus-infected individuals were enrolled to receive three six-hour Hemopurifier treatments during the first three days of a 48-week peginterferon+ribavirin treatment regimen. The study was conducted under the leadership of Dr. Vijay Kher at the Medanta Medicity Institute, a multi-specialty medical institute established to be a premier center for medical tourism in India. Dr. Kher’s staff reported that Hemopurifier therapy was well tolerated and without device-related adverse events in the twelve treated patients.

Of these twelve patients, ten completed the Hemopurifier-peginterferon+ribavirin treatment protocol, including eight genotype-1 patients and two genotype-3 patients. Eight of the ten patients achieved a sustained virologic response, which is the clinical definition of treatment cure and is defined as undetectable Hepatitis C virus in the blood 24 weeks after the completion of the 48-week peginterferon+ribavirin drug regimen. Both genotype-3 patients achieved a sustained virologic response, while six of the eight genotype-1 patients achieved a sustained virologic response.

Of the ten patients who completed the full treatment protocol, five also achieved a rapid virologic response, defined as undetectable Hepatitis C virus in the blood at day 30 of therapy. Rapid virologic response represents the clinical endpoint that best predicts sustained virologic response cure rates resulting from peginterferon+ribavirin therapy. As a point of reference, the landmark Individualized Dosing Efficacy vs Flat Dosing to Assess Optimal Pegylated Interferon Therapy study of 3,070 Hepatitis C virus genotype-1 patients documented that 10.35% (n=318/3070) of peginterferon+ribavirin-treated patients achieved a rapid virologic response. Patients who achieved a rapid virologic response had sustained virologic response rates of 86.2% (n=274/318) versus sustained virologic response rates of 32.5% (n=897/2752) in non-rapid virologic response patients. Two of the genotype-1 patients who achieved a rapid virologic response also achieved an immediate virologic response, defined as undetectable Hepatitis C virus in the blood seven days after initiation of Hemopurifier-peginterferon+ribavirin treatment protocol. The earliest measured report of undetectable Hepatitis C virus in blood in the Individualized Dosing Efficacy vs Flat Dosing to Assess Optimal Pegylated Interferon Therapy study was on day 14 of the study.

Data from two patients was not included in the reported Hemopurifier-peginterferon+ribavirin dataset. One of these patients was a genotype-5 patient who discontinued peginterferon+ribavirin therapy at day 180, yet still achieved a sustained virologic response. The second patient was a genotype-3 patient who also achieved a sustained virologic response, yet was unable to tolerate peginterferon+ribavirin therapy and discontinued therapy at day-90. Overall, ten of the twelve patients who enrolled in the study achieved a sustained virologic response and seven of the twelve patients achieved a rapid virologic response.

EBOLA Virus

Time Magazine named the Hemopurifier® to be a “Top 25 Invention” as the result of treating an ebola-infected physician at Frankfurt University Hospital in Germany. The physician was comatose with multiple organ failure at the time of treatment with the Hemopurifier®. At the American Society of Nephrology Annual Meeting, Dr. Helmut Geiger, Chief of Nephrology at Frankfurt University Hospital reported that the patient received a single 6.5 hour Hemopurifier® treatment. Prior to treatment, viral load was measured at 400,000 c/ml. Post-treatment viral load at reported to be 1,000 c/ml. Dr. Geiger also reported that 242 million copies of Ebola virus were measured to be captured within the Hemopurifier® during treatment. The patient made a full recovery.

Hemopurifier - Human Immunodeficiency Virus; Single Proof Study

In addition to treating Hepatitis C virus-infected individuals, we have conducted a single proof-of-principle treatment study related to the treatment of Human Immunodeficiency Virus. In the study, Hemopurifier therapy reduced viral load by 93% in a Human Immunodeficiency Virus-Acquired Immunodeficiency Syndrome-infected individual without the administration of antiviral drug therapy. The study protocol provided for 12 Hemopurifier treatments, each four hours in duration, which were administered over the course of one month.

Researchers at the Morehouse School of Medicine have since discovered that the Hemopurifier is able to capture exosomes that transport negative regulatory factor protein, which is reported to suppress the immune response in Human Immunodeficiency Virus-infected individuals.

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Exosome Sciences, Inc. - Diagnostic Candidates

Through our majority-owned subsidiary Exosome, which is our diagnostic product-oriented business segment, we are developing exosome-based product candidates to diagnose and monitor neurological disorders and cancer. Since it began operations in 2013, Exosome researchers have disclosed that they have isolated brain-specific biomarkers associated with Alzheimer's Disease and Chronic Traumatic Encephalopathy (CTE). Specific to CTE, Exosome is participating in a research collaboration with The Boston University CTE Center to study the correlation of a biomarker known as tausome with CTE.

In January 2017, Exosome announced plans to initiate a clinical study involving retired NFL players and a data-supported biomarker candidate to detect and monitor CTE in living individuals. CTE is a neurodegenerative disease that has often been found in American football players, boxers and other individuals with a history of repetitive head trauma. At present, CTE diagnosis is determined after death through an analysis of brain tissue.

The goal of the study is to establish a clinical collaboration with up to 200 former professional football players and clinical investigators at multiple U.S. locations. If fully enrolled, the study would be the largest to date in former NFL players, who are at a high risk of suffering from CTE. The goal of the study will be to further validate a CTE biomarker candidate known as plasma exosomal tau, or a TauSomeTM.

Kendall Van Keuren-Jensen, Ph.D., Co-Director of the Translational Genomics Research Institute's (TGen) Center for Noninvasive Diagnostics in Phoenix, will serve as principal investigator for the study. Dr. Van Keuren-Jensen is neurodegenerative disease thought leader whose research includes discovery and detection of biomarkers for central nervous system disorders.

On September 20, 2017, our collaborator, Translational Genomics Research Institute, received institutional review board approval for our upcoming CTE study on retired NFL players.  The title of the study is “The quantification of biomarkers in the blood, urine, and saliva of former contact sports players and controls.” Formal initiation of patient enrollment has yet to be commenced or disclosed.

U.S. Government Contract with the Defense Advanced Research Projects Agency

On September 30, 2011, we entered into a $6.8 million multi-year contract with the Defense Advanced Research Projects Agency, or DARPA, part of the Department of Defense, resulting from our response to a program entitled “Dialysis-Like Therapeutics.” Under this contract, our tasks include the development of a dialysis-like device to prevent sepsis, a fatal bloodstream infection that is often the cause of death in combat-injured soldiers.

The initial award from DARPA was a fixed-price contract with potential total payments to us of $6,794,389 over the course of five years. As noted below, such contract was subsequently reduced by $858,469. Fixed price contracts require the achievement of multiple, incremental milestones to receive the full award during each year of the contract. Under the terms of the contract, we are required to perform certain incremental work towards the achievement of specific milestones against which we will invoice the government for fixed payment amounts.

Originally, only the base year (year one of the contract) was effective for the parties, however, DARPA subsequently exercised the option on the second, third and fourth years of the contract. DARPA has the option to enter into the contract for year five. The milestones are comprised of planning, engineering and clinical targets, the achievement of which in some cases will require the participation and contribution of third party participants under the contract. We cannot assure you that we alone, or with third party participants, will meet such milestones to the satisfaction of the government and in compliance with the terms of the contract or that we will be paid the full amount of the contract revenues during any year of the remaining contract term. We cannot assure you that DARPA will exercise its option to continue the contract for year five. We commenced work under the contract in October 2011.

In February 2014, DARPA reduced the scope of our contract in years three through five of the contract. The reduction in scope focused our research on exosomes, viruses and blood processing instrumentation. This scope reduction will reduce the possible payments under the contract by $858,469 over years three through five.

The DARPA contract required us to perform certain scientific research and development activities geared toward the achievement of specific milestones set forth in the contract. In the fiscal year ended March 31, 2017, we invoiced the U.S. Government for the final two milestones under our DARPA contract in the aggregate amount of $387,438. In the fiscal year ended March 31, 2016, we invoiced the U.S. Government for four milestones under our DARPA contract in the amount of $863,011. As the DARPA contract was completed on September 30, 2016, we do not expect to record any future revenue related to that contract.

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Subcontract with Battelle Memorial Institute

We entered into a subcontract agreement with Battelle in March 2013. Battelle was chosen by DARPA to be the prime contractor on the systems integration portion of the original DARPA contract, and we were one of several subcontractors on that systems integration project. The Battelle subcontract was under a time and materials basis, and we began generating revenues under the subcontract in the three months ended September 30, 2013. That contract has now concluded. The Battelle subcontract was our first cost-reimbursable contract.

Our revenue under this contract was a function of cost reimbursement plus an overhead mark-up for hours devoted to the project by specific employees (with specific hourly rates for those employees), for travel expenses related to the project, for any equipment purchased for the project and for the cost of any consultants hired by us to perform work on the project. Each payment required approval by the program manager at Battelle.

Research and Development Costs

A substantial portion of our operating budget is used for research and development activities. The cost of research and development, all of which has been charged to operations, amounted to approximately $673,000 and $782,000 in the fiscal years ended March 31, 2017 and 2016, respectively.

Intellectual Property

We currently own or have license rights to a number of U.S. and foreign patents and patent applications and endeavor to continually improve our intellectual property position. We consider the protection of our technology, whether owned or licensed, to the exclusion of use by others, to be vital to our business. While we intend to focus primarily on patented or patentable technology, we may also rely on trade secrets, unpatented property, know-how, regulatory exclusivity, patent extensions and continuing technological innovation to develop our competitive position. We also own certain trademarks.

Patents

We have been exclusively assigned all rights and title to and interest in an invention and related worldwide patent rights for a method to treat cancer under an assignment agreement with the London Health Science Center Research, Inc. The invention provides for the "Depression of anticancer immunity through extracorporeal removal of microvesicular particles" (including exosomes) for which the U.S. Patent and Trademark Office issued a patent in 2012 (patent #8,288,172) and for which we have filed additional patent applications domestically and abroad (patent applications #US13/623662, #US14/180093, #US14/185033, #EP7,752,778.6, #HK9,104,740.6, #IN8139/DELNP/2008 and #CA2644855). Please see the tables below for more information regarding these patents and patent applications.

The agreement provides for an upfront payment of 800 shares of restricted common stock and a 2% royalty on any future net sales. We are also responsible for paying certain patent application and filing costs. Under the assignment agreement, the London Health Science Center Research, Inc. sold and assigned all of its rights, title and interest in the worldwide patents to us.

The following table lists all of our issued patents and patent applications, including their ownership status:

Patents Issued in the United States

PATENT #	PATENT NAME	ISSUANCE DATE	OWNED OR LICENSED	EXPIRATION DATE

9,707,333	Extracorporeal removal of microvesicular particles	7/18/17	Owned	10/2/29
9,364,601	Extracorporeal removal of microvesicular particles	6/14/16	Owned	10/2/29
8,288,172	Extracorporeal removal of microvesicular particles (exosomes) (method patent)	10/16/12	Owned	3/30/29
7,226,429	Method for removal of viruses from blood by lectin affinity hemodialysis	6/5/07	Owned	1/20/24
6,528,057	Method for removal of HIV and other viruses from blood	3/4/03	Licensed	8/30/19

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Patent Applications in the United States

OWNED
		FILING	OR
APPLICATION #	APPLICATION NAME	DATE	LICENSED

15/121736	Brain specific exosome based diagnostics and extracorporeal therapies	8/25/16	Owned
62/541538	Multiplex cerebrospinal fluid processing system	8/04/17	Owned
14/856361	Device and method for purifying virally infected blood	9/16/15	Owned
14/790684	Affinity capture of circulating biomarkers	7/02/15	Owned
14/490418	Method for removal of viruses from blood by lectin affinity hemodialysis	9/18/14	Owned
14/185033	Extracorporeal removal of microvesicular particles	2/20/14	Owned
13/808561	Methods and compositions for quantifying exosomes	8/14/13	Owned

Foreign Patents

PATENT #	PATENT NAME	ISSUANCE DATE	OWNED OR LICENSED	EXPIRATION DATE

2353399	Method for removal of viruses from blood by lectin affinity hemodialysis (Russia)	4/27/09	Owned	1/20/24
770344	Method for removal of HIV and other viruses from blood (Australia)	6/3/04	Licensed	8/30/19
DE69929986	Method for removal of HIV and other viruses from blood (Germany)	2/22/06	Licensed	8/30/19
1109564	Method for removal of HIV and other viruses from blood (France)	2/22/06	Licensed	8/30/19
1109564	Method for removal of HIV and other viruses from blood (Great Britain)	2/22/06	Licensed	8/30/19
1109564	Method for removal of HIV and other viruses from blood (Italy)	2/22/06	Licensed	8/30/19
2342203	Method for removal of HIV and other viruses from blood (Canada)	3/1/11	Licensed	8/30/19
1624785	Method for removal of viruses from blood by lectin affinity hemodialysis (Belgium)	7/17/13	Owned	1/20/24
1624785	Method for removal of viruses from blood by lectin affinity hemodialysis (Ireland)	7/17/13	Owned	1/20/24
1624785	Method for removal of viruses from blood by lectin affinity hemodialysis (Italy)	7/17/13	Owned	1/20/24
1624785	Method for removal of viruses from blood by lectin affinity hemodialysis (Great Britain)	7/17/13	Owned	1/20/24
1624785	Method for removal of viruses from blood by lectin affinity hemodialysis (France)	7/17/13	Owned	1/20/24
1624785	Method for removal of viruses from blood by lectin affinity hemodialysis (Germany)	7/17/13	Owned	1/20/24
2516403	Method for removal of viruses from blood by lectin affinity hemodialysis (Canada)	8/12/14	Owned	1/20/24
2591359	Methods for quantifying exosomes (Germany)	3/01/17	Owned	7/07/31
2591359	Methods for quantifying exosomes (France)	3/01/17	Owned	7/07/31
2591359	Methods for quantifying exosomes (Great Britain)	3/01/17	Owned	7/07/31
2591359	Methods for quantifying exosomes (Spain)	3/01/17	Owned	7/07/31

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Foreign Patent Applications

		FILING	OWNED OR
APPLICATION #	APPLICATION NAME	DATE	LICENSED

EP20070752778	Extracorporeal removal of microvesicular particles (exosomes) (Europe)	3/9/07	Owned

9,104,740.6	Extracorporeal removal of microvesicular particles (exosomes) (Hong Kong)	3/9/07	Owned

8139/DELNP/2008	Extracorporeal removal of microvesicular particles (exosomes) (India)	3/9/07	Owned

2644855	Extracorporeal removal of microvesicular particles (Canada)	3/9/07	Owned

EP20110804372	Methods and compositions for quantifying exosomes (Europe)	7/7/11	Owned

International Patent Applications

APPLICATION #	APPLICATION NAME	FILING DATE	OWNED OR LICENSED

PCT/US2016/062194	Exosomal tau as a biomarker for brain disorders	11/16/16	Owned

PCT/US2016/ 028482
	Methods for delivering regional citrate anticoagulation during extracorporeal blood treatments	4/20/16	Owned

We expect that our ability to enforce our patents and proprietary rights in many countries will be adversely impacted due to possible changes in law, our lack of familiarity with foreign law, or our lack of professional resources in jurisdictions outside the U.S. We cannot guarantee that any patents issued or licensed to us, including within the U.S., will provide us with competitive advantages or will not be challenged by others, or will not expire prior to our successful commercialization of our products. Furthermore, we cannot be certain that others will not independently develop similar products or will not design around patents issued or licensed to us. We cannot guarantee that patents that are issued will not be challenged, invalidated or infringed upon or designed around by others, or that the claims contained in such patents will not infringe the patent claims of others, or provide us with significant protection against competitive products, or otherwise be commercially valuable. We may need to acquire licenses under patents belonging to others for technology potentially useful or necessary to us. If any such licenses are required, we cannot be certain that they will be available on terms acceptable to us, if at all. To the extent that we are unable to obtain patent protection for our products or technology, our business may be materially adversely affected by competitors who develop substantially equivalent technology.

Trademarks

We have obtained registered trademarks in the U.S. for the marks Exosome Sciences®, Hemopurifier and Aethlon Medical, Inc. and have applied for the Tausome trademark in the U.S., which application is currently pending. We have applied for trademark protection on Hemopurifier in India and that application is currently pending. We also have common law trademark rights in Aethlon ADAPTTM and ELLSATM.

Licensing and Assignment Agreements

Effective January 1, 2000, we entered into an agreement with a related party (HEMEX) under which an invention and related patent rights for a method of removing Human Immunodeficiency and other viruses from the blood using the Hemopurifier were assigned to us by the inventors in exchange for an 8.75% royalty to be paid on future net sales of the patented product or process and shares of our common stock. On March 4, 2003, the related patent (patent #6,528,057) was issued and we issued 3,922 shares of restricted common stock to that related party. The license runs for the life of the patent, which expires in August 2019.

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On November 7, 2006, we entered into an exclusive assignment agreement with the London Health Science Center Research, Inc. under which an invention and related patent rights for a method to treat cancer were assigned to us. The invention provides for the "Extracorporeal removal of microvesicular particles" for which the U.S. Patent and Trademark Office allowed a patent (patent #8,288,172) in the U.S. as of October 2012. The agreement provides for an upfront payment of 800 shares of restricted common stock and a 2% royalty on any future net sales. We are also responsible for paying certain patent application and filing costs. Under the assignment agreement, we own the patents outright for the life of the patent, which expires in March 2029. Under certain circumstances, ownership of the patents may revert back to the London Health Science Center Research, Inc. if there is an uncured substantial breach of the assignment agreement.

Industry

The industry for treating infectious disease and cancer is extremely competitive, and companies developing new treatment procedures face significant capital and regulatory challenges. Additionally, as the Hemopurifier is a new device, we have the additional challenge of establishing medical industry support, which will be driven by treatment data resulting from clinical studies of each disease condition that we pursue. The industry includes pharmaceutical companies and medical device companies competing to treat illnesses on a worldwide basis.

Competition

We are advancing our Hemopurifier as a treatment strategy to enhance and prolong current drug therapies by removing the viral strains that cause drug resistance. We are also advancing the Hemopurifier as a tool for cancer treatment in conjunction with existing, and to be developed, cancer therapies. The Hemopurifier also may prolong life for infected patients who have become drug resistant or have been infected with a viral pathogen for which there is no drug or vaccine therapy. We believe our Hemopurifier augments the benefit of drug therapies and should not be considered a competitor to such treatments. However, if the industry considered the Hemopurifier to be a potential replacement for drug therapy, or a device that limited the need or volume of existing drug therapies, then the marketplace for the Hemopurifier would be extremely competitive. We believe our Hemopurifier is the sole therapeutic device able to selectively remove viruses and immunosuppressive proteins from circulation. However, we are aware that Asahi Kasei Kurary Medical based in Japan has created a double filtration plasmapheresis system that indiscriminately removes particles from blood in a certain molecule range that includes Hepatitis C virus. Asahi Kasei Kurary Medical is now marketing this device in Japan as an adjunct therapy for Hepatitis C virus. We may also face competition from producers of antiviral drugs and vaccines.

Government Regulation of Medical Devices

The Hemopurifier is subject to regulation by numerous regulatory bodies, primarily the FDA, and comparable international regulatory agencies. These agencies require manufacturers of medical devices to comply with applicable laws and regulations governing the development, testing, manufacturing, labeling, marketing, storage, distribution, advertising and promotion, and post-marketing surveillance reporting of medical devices. Devices are generally subject to varying levels of regulatory control, the most comprehensive of which requires that a clinical evaluation program be conducted before a device receives approval for commercial distribution. Failure to obtain approval or clearance to market our product and products under development and to meet the ongoing requirements of these regulatory authorities could prevent us from commercializing the Hemopurifier and future products in the U.S. and elsewhere.

Hemopurifier Investigational Device Exemption and Supplement

In 2013, the FDA approved our investigational device exemption to initiate human clinical studies in the U.S. as a feasibility study. We were required to reach agreement with the internal review board of DaVita MedCenter Dialysis prior to beginning our U.S. clinical trial. We are also required to obtain patients' informed consent that complies with both FDA requirements and state and federal privacy regulations. We, the FDA or the internal review board at each site at which a clinical trial is being performed may suspend a clinical trial at any time for various reasons, including a belief that the risks to study subjects outweigh the benefits. Even if a trial is completed, the results of clinical testing may not demonstrate the safety and efficacy of the device, may be equivocal or may otherwise not be sufficient to obtain approval of the product. The investigational device exemption is part of the FDA’s approval process. This process is discussed in detail in the “Pre-Marketing Regulations in the U.S.” section below.

In December 2014, the FDA approved our request for a supplement to our investigational device exemption to establish a protocol to clinically investigate the use of the Hemopurifier for the treatment of Ebola-infected patients in the U.S. Under the supplement, we may treat up to 20 Ebola-infected persons, at no more than 10 institutions in the U.S., using the supplement protocol; however, this is not a clinical trial. We must clearly distinguish data collected in the supplement protocol from data collected in our chronic Hepatitis C virus clinical trial (discussed above). Prior to treating Ebola-infected patients, we must comply with specified patient protection procedures established by the applicable institution including its institutional review board. Also, we must report any unanticipated adverse events resulting from the supplement protocol to the FDA within 10 working days. Even if the protocol is established, and patients are treated, the results of such treatments may not demonstrate the safety and efficacy of the device. In addition, we cannot assure you that any Ebola-infected individuals will be treated under this protocol.

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DaVita MedCenter Dialysis treated a total of eight patients per the protocol under our clinical trial and then notified us that it was unlikely that they would be able to locate additional HCV patients undergoing dialysis to treat as part of the trial. Therefore on April 11, 2017, we notified the FDA that we were concluding the trial with the eight patients treated. The FDA accepted that decision to terminate the trial with eight patients completed. We have six months to complete and submit the final report on the trial to the FDA.

Pre-Marketing Regulations in the U.S.

Unless an exemption applies, each medical device distributed commercially in the United States requires either prior 510(k) clearance or premarket approval, or PMA, from the FDA. The FDA classifies medical devices into one of three classes. Class I devices are subject to only general controls, such as establishment registration and device listing, labeling, medical device reporting, and prohibitions against adulteration and misbranding. Class II medical devices generally require prior 510(k) clearance before they may be commercially marketed in the United States. Devices deemed by the FDA to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices, or devices deemed not substantially equivalent to a predicate device, are placed in Class III, generally requiring submission of a PMA supported by clinical trial data. Our Hemopurifier is a Class III product, and we believe that products utilizing our Aethlon ADAPTTM system will be considered to be Class III products and thus will require submission and approval of a PMA. In the future, we may develop new products that are considered to be Class II and require the clearance of a 510(k).

510(k) Clearance Pathway

To obtain 510(k) clearance, a premarket notification must be submitted to FDA demonstrating that the proposed device is substantially equivalent to a previously cleared 510(k) device or a device that was in commercial distribution before May 28, 1976 for which the FDA has not yet called for the submission of premarket approval applications. FDA’s 510(k) clearance pathway usually takes from three to twelve months, but it can take significantly longer. The FDA may require additional information, including clinical data, to make a determination regarding substantial equivalence.

After a device receives 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a new or major change in its intended use, will require a new 510(k) clearance or, depending on the modification, require premarket approval. The FDA requires each manufacturer to determine whether the proposed change requires submission of a 510(k), or a premarket approval, but the FDA can review any such decision and can disagree with a manufacturer’s determination. If the FDA disagrees with a manufacturer’s determination, the FDA can require the manufacturer to cease marketing and/or recall the modified device until 510(k) clearance or premarket approval is obtained. If the FDA requires a 510(k) holder to seek 510(k) clearance or premarket approval for any modifications to a previously cleared product, the 510(k) holder also may be required to cease marketing or recall the modified device until this clearance or approval is obtained.

Premarket Approval Pathway

A PMA must be supported by extensive data, including but not limited to data obtained from technical, preclinical and clinical studies and relating to manufacturing and labeling to demonstrate to the FDA’s satisfaction the safety and effectiveness of the device.

After a PMA submission is sufficiently complete, the FDA will accept the application and begin an in-depth review, which generally takes between one and three years, but may take significantly longer. During this review period, the FDA will typically request additional information or clarification of the information already provided. Also, an advisory panel of experts from outside the FDA may be convened to review and evaluate the application and provide recommendations to the FDA as to the approvability of the device. The FDA may or may not accept the panel’s recommendation. In addition, the FDA will conduct a pre-approval inspection of the manufacturing facility to ensure compliance with Quality System Regulation, or QSR. New PMA applications or PMA supplements are required for modifications that affect the safety or effectiveness of the device, including, for example, certain types of modifications to the device’s indication for use, manufacturing process, labeling and design. PMA supplements often require submission of the same type of information as a PMA application, except that the supplement is limited to information needed to support any changes from the device covered by the original PMA application and may not require as extensive clinical data or the convening of an advisory panel.

Clinical Trials

Clinical trials are almost always required to support a PMA. To perform a clinical trial in the United States for a significant risk device, FDA requires the device sponsor to file an Investigational Device Exemption, or IDE, application with the FDA and obtain IDE approval prior to commencing the human clinical trial. An IDE amendment or supplement must also be submitted before initiating a significant change to the clinical protocol or device under an existing IDE. The IDE application must be supported by appropriate data, such as animal and laboratory testing results, and any available data on human clinical experience, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound.

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The IDE must be approved in advance by the FDA for a specific number of patients. Clinical trials conducted in the U.S. for significant risk devices may begin once the IDE application is approved by the FDA and the appropriate institutional review boards, or IRBs, overseeing the welfare of the research subjects and responsible for that particular clinical trial. Under its regulations, the FDA responds to an IDE or an IDE amendment within 30 days. The FDA may approve the IDE or amendment, grant an approval with certain conditions, or identify deficiencies and request additional information. It is common for the FDA to require additional information before approving an IDE or amendment for a new trial, and thus final FDA approval on a submission may require more than the initial 30 days. The FDA may also require that a small-scale feasibility study be conducted before a pivotal trial may commence. In a feasibility trial, the FDA limits the number of patients, sites and investigators that may participate. Feasibility trials are typically structured to obtain information on safety and to help determine how large a pivotal trial should be to obtain statistically significant results.

Clinical trials are subject to extensive recordkeeping and reporting requirements. Our clinical trials must be conducted under the oversight of an IRB for the relevant clinical trial sites and must comply with FDA regulations, including but not limited to those relating to good clinical practices. We are also required to obtain the patients’ informed consent in form and substance that complies with both FDA requirements and state and federal privacy and human subject protection regulations. We, the FDA or the IRB may suspend a clinical trial at any time for various reasons, including a belief that the risks to study subjects outweigh the anticipated benefits. Even if a trial is completed, the results of clinical testing may not adequately demonstrate the safety and effectiveness of the device or may otherwise not be sufficient to obtain FDA approval to market the product in the U.S.

Expedited Access Pathway

On August 11, 2017, we submitted an Expedited Access Pathway (EAP) program submission to the FDA, which included a request for a “Breakthrough Technology” designation, which was established under the 21st Century Cures Act signed into law in 2016. The proposed indications for use includes "The Hemopurifier is a single-use device indicated for the treatment of life-threatening highly glycosylated viruses that are not addressed with an approved treatment," and on September 8, 2017, we received a letter from the FDA informing us that our combination product and proposed indication for use meets the criteria and has been granted EAP designation. Through this program, we will work collaboratively with FDA to design a data development plan and regulatory pathway intended to achieve FDA-approval of the device, and through this process, we believe the regulatory advancement of our device with the FDA will be accelerated. The EAP program is a voluntary program for certain medical devices that demonstrate the potential to address unmet medical needs for life threatening or irreversibly debilitating diseases or conditions that are subject to PMAs, premarket notification (510[k]) or requests for De Novo designation. Under EAP, the FDA works with device sponsors to try to reduce the time and cost from development to marketing decision without changing the FDA's PMA approval standard of reasonable assurance of safety and effectiveness, the standards for granting De Novo requests, or any other standards of valid scientific evidence we should include in our clinical program to obtain an initial approval of the Hemopurifier as a medical device. The Hemopurifier is being studied for the treatment of life-threatening broad-spectrum highly glycosylated viruses that are not addressed with an already approved treatment. It has not yet been established, however, whether such reduction in viral load will result in an improvement in patient mortality or other clinically- beneficial endpoints for any disease or condition to meet the criteria for the EAP program.

Post-Marketing Regulations in the U.S.

Should our Hemopurifier device be approved for market use in the U.S. by the FDA, numerous regulatory requirements continue to apply. These include:

•	the FDA's Quality System Regulation which requires manufacturers, including third-party manufacturers, to follow stringent design, testing, control, documentation and other quality assurance procedures during all aspects of the manufacturing process;

•	labeling regulations and FDA prohibitions against the promotion of products for un-cleared, unapproved or off-label uses;

•	clearance or approval of product modifications that could significantly affect safety or efficacy or that would constitute a major change in intended use;

•	medical device reporting regulations, which require that manufacturers report to the FDA if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if the malfunction were to recur;

•	product listing and establishment registration, which helps facilitate FDA inspections and other regulatory action; and

•	post-market surveillance regulations, which apply when necessary to protect the public health or to provide additional safety and effectiveness data for the device.

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The regulations also require that we report to the FDA any incident in which our product may have caused or contributed to a death or serious injury or in which our product malfunctioned and, if the malfunction were to recur, would likely cause or contribute to death or serious injury.

We will also be required to register with FDA as a medical device manufacturer within 30 days of commercial distribution of our products and must obtain all necessary state permits or licenses to operate our business. As a manufacturer, we are subject to announced and unannounced inspections by FDA to determine our compliance with quality system regulation and other regulations, and these inspections may include the manufacturing facilities of our suppliers. Failure by us or by our suppliers to comply with applicable regulatory requirements can result in enforcement action by the FDA or state authorities, which may include any of the following sanctions:

•	untitled letters, warning letters, fines, injunctions, consent decrees and civil penalties;

•	unanticipated expenditures to address or defend such actions;

•	customer notifications for repair, replacement, refunds;

•	recall, detention or seizure of our products;

•	operating restrictions or partial suspension or total shutdown of production;

•	refusing or delaying our requests for premarket approval of new products or modified products;

•	operating restrictions;

•	withdrawing PMA approvals that have already been granted;

•	refusal to grant export approval for our products; or

•	criminal prosecution.

Compliance with U.S. Health Care Laws

We must comply with various U.S. federal and state laws, rules and regulations pertaining to healthcare fraud and abuse, including anti-kickback regulations, as well as other healthcare laws in connection with the commercialization of our products. Fraud and abuse laws are interpreted broadly and enforced aggressively by various state and federal agencies, including the U.S. Department of Justice, the U.S. Office of Inspector General for the Department of Health and Human Services and various state agencies.

The U.S. federal Anti-Kickback Statute, 42 U.S.C. § 1320a-7b, prohibits persons, including a medical device manufacturer (or a party acting on its behalf), from knowingly or willfully soliciting, receiving, offering or paying remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual for a service or product or the purchasing, ordering, arranging for, or recommending the ordering of, any service or product for which payment may be made by Medicare, Medicaid or any other federal healthcare program. This statute has been interpreted to apply to arrangements between medical device manufacturers on one hand and healthcare providers on the other. The term “remuneration” is not defined in the federal Anti-Kickback Statute and has been broadly interpreted to include anything of value, such as cash payments, gifts or gift certificates, discounts, waiver of payments, credit arrangements, ownership interests, the furnishing of services, supplies or equipment, and the provision of anything at less than its fair market value. Courts have broadly interpreted the scope of the law, holding that it may be violated if merely one purpose of an arrangement is to induce referrals, irrespective of the existence of other legitimate purposes. The Anti-Kickback Statute prohibits many arrangements and practices that are lawful in businesses outside of the healthcare industry. Although there are a number of statutory exemptions and regulatory safe harbors protecting certain business arrangements from prosecution, the exemptions and safe harbors are drawn narrowly, and practices that involve remuneration intended to induce prescribing, purchasing or recommending may be subject to scrutiny if they do not qualify for an exemption or safe harbor. Our practices may not in all cases meet all of the criteria for safe harbor protection from federal Anti-Kickback Statute liability. The reach of the Anti-Kickback Statute was broadened by the recently enacted Patient Protection and Affordable Care Act of 2010 and the Health Care and Education Affordability Reconciliation Act of 2010, collectively, the Affordable Care Act or ACA, which, among other things, amends the intent requirement of the federal Anti-Kickback Statute such that a person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. In addition, the ACA provides that the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal False Claims Act (discussed below) or the civil monetary penalties statute, which imposes fines against any person who is determined to have presented or caused to be presented claims to a federal healthcare program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent. In addition to the federal Anti-Kickback Statute, many states have their own anti-kickback laws. Often, these laws closely follow the language of the federal law, although they do not always have the same scope, exceptions, safe harbors or sanctions. In some states, these anti-kickback laws apply not only to payments made by government healthcare programs but also to payments made by other third-party payors, including commercial insurance companies.

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We may also be subject to various federal and state marketing laws, such as the federal Physician Payments Sunshine Act, which generally require certain types of expenditures in the United States and the particular states to be tracked and reported. The federal Physician Payment Sunshine Act, being implemented as the Open Payments Program, requires certain pharmaceutical and medical device manufacturers to engage in extensive tracking of payments or transfers of value to physicians and teaching hospitals, maintenance of a payments database, and public reporting of the payment data. Device manufacturers with products for which payment is available under Medicare, Medicaid or the State Children’s Health Insurance Program are required to track and report such payments. Moreover, several states have enacted legislation requiring pharmaceutical and medical device companies to establish marketing compliance programs or even prohibit providing meals to prescribers or other marketing related activities. Compliance with such requirements may require investment in infrastructure to ensure that tracking and reporting is performed properly. Although compliance programs can mitigate the risk of investigation and prosecution for violations of these laws, the risks cannot be entirely eliminated.

International Regulation

International development and sales of medical devices are subject to foreign government regulations, which vary substantially from country to country. The time required to obtain approval by a foreign country may be longer or shorter than that required for FDA approval, and the requirements may differ. For example, the primary regulatory authority with respect to medical devices in Europe is that of the European Union. The unification of these countries into a common market has resulted in the unification of laws, standards and procedures across these countries, which may expedite the introduction of medical devices like those we are offering and developing.

The European Union has adopted numerous directives and standards regulating the design, manufacture, clinical trials, labeling and adverse event reporting for medical devices. Devices that comply with the requirements of relevant directives will be entitled to bear CE Conformity Marking, indicating that the device conforms to the essential requirements of the applicable directives and, accordingly, can be commercially distributed throughout the European Union. Actual implementation of these directives, however, may vary on a country-by-country basis.

To date, we have not begun any process to obtain the CE Mark and have no immediate plans to test or commercialize the Hemopurifier in any European Union countries.

Manufacturing

Manufacturing of our Hemopurifier occurs in collaboration with a contract manufacturer based in San Diego, California that is compliant with the Good Manufacturing Practice regulations promulgated by the FDA. Our contract manufacturer is registered with the FDA. We also have received an export license from the FDA that allows the export our Hemopurifier for commercial purposes to India. To date, our manufacture of the Hemopurifier has been limited to quantities necessary to support our clinical studies.

Sources and Suppliers

We are not dependent on any specific vendors for the materials used in our Hemopurifier. The key raw materials in the Hemopurifier include the affinity lectin Galanthus nivalis agglutinin, pharmaceutical grade diatomaceous earth, plasmapheresis cartridges and certain chemical binding agents. The affinity lectin is available from several life science supply companies in the U.S. Diatomaceous earth is available from several life science supply companies in the U.S. To date, we have purchased plasmapheresis cartridges from one vendor in Europe however similar cartridges are commercially available from vendors on a worldwide basis should that European vendor cease to be available for any reason, including prohibitive pricing. The chemical binding agents are available from a number of life science supply companies on a worldwide basis. We typically purchase our raw materials on purchase order basis. Therefore, we remain subject to risks of supply shortages and price increases that potentially could materially adversely affect our financial condition and operating results if and when we begin large scale manufacture of the Hemopurifier.

The key raw materials used by Exosome Sciences, Inc. in its research are blood samples supplied by research partners and a number of chemical and lab products commercially available from vendors on a worldwide basis. Exosome Sciences, Inc. is not dependent on any specific vendors for the materials used in its research activities.

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Sales and Marketing

We do not currently have any sales and marketing capability. With respect to commercialization efforts in the future, we intend to build or contract for distribution, sales and marketing capabilities for any product candidate that is approved. From time to time, we have had and are having strategic discussions with potential collaboration partners for our product candidates, although no assurance can be given that we will be able to enter into one or more collaboration agreements for our product candidates on acceptable terms, if at all.

Product Liability

The risk of product liability claims, product recalls and associated adverse publicity is inherent in the testing, manufacturing, marketing and sale of medical products. We have limited clinical trial liability insurance coverage. We cannot assure you that future insurance coverage will be adequate or available. We may not be able to secure product liability insurance coverage on acceptable terms or at reasonable costs when needed. Any liability for mandatory damages could exceed the amount of our coverage. A successful product liability claim against us could require us to pay a substantial monetary award. Moreover, a product recall could generate substantial negative publicity about our products and business and inhibit or prevent commercialization of other future product candidates.

Employees

We have six full-time employees consisting of our Chief Executive Officer, our President, our Chief Financial Officer, two research scientists and an executive assistant. We utilize, whenever appropriate, consultants in order to conserve cash and resources.

We believe our employee relations are good. None of our employees are represented by a labor union or are subject to collective-bargaining agreements.

Description of Properties

We currently lease approximately 2,576 square feet of executive office space at 9635 Granite Ridge Drive, Suite 100, San Diego, California 92123 under a 39-month gross plus utilities lease that commenced on December 1, 2014 with an initial rental rate of $6,054 per month. Such lease expires in March 2018. We believe this leased facility will be satisfactory for our office needs over the term of the lease.

We also lease approximately 1,700 square feet of laboratory space at 11585 Sorrento Valley Road, Suite 109, San Diego, California 92121 at the rate of $4,838 per month on a one-year lease that expires in November 2017. We presently intend to renew this lease as we believe this leased facility will be satisfactory for our laboratory needs over the near term.

Our Exosome Sciences, Inc. subsidiary previously rented approximately 2,055 square feet of office and laboratory space at 11 Deer Park Drive, South Brunswick, New Jersey at the rate of $3,917 per month on a one-year lease that expired in October 2015. In October 2015, Exosome Sciences, Inc. relocated to a different suite at the same office complex. Exosome Sciences leased that suite, comprised of approximately 541 square feet of office and laboratory space located at 9 Deer Park Drive, South Brunswick, New Jersey, at the rate of $1,352 per month on a month-to-month lease basis. In January 2016, we exercised our 30-day notice to terminate the Exosome Sciences’ lease in New Jersey prior to consolidating our laboratory operations in San Diego.

Legal Proceedings

We may be involved from time to time in various claims, lawsuits, and/or disputes with third parties or breach of contract actions incidental to the normal course of our business operations. We are currently not involved in any litigation or any pending legal proceedings.

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DIRECTORS AND EXECUTIVE OFFICERS

The names, ages and positions of our directors and executive officers as of September 8, 2017 are listed below:

NAMES	TITLE OR POSITION	AGE
James A. Joyce (1)	Chairman, Chief Executive Officer and Secretary	55

Rodney S. Kenley (2)	President and Director	67

James B. Frakes (3)	Chief Financial Officer and Senior Vice President - Finance	60

Edward G. Broenniman	Director	80

Chetan S. Shah, MD	Director	48

(1)	Effective June 1, 2001, Mr. Joyce was appointed our President and Chief Executive Officer, replacing Mr. Barry, who served as a member of the Board of Directors until March 30, 2017. Mr. Joyce resigned from the position of President upon the appointment of Mr. Kenley to such position on October 27, 2010.

(2)	Effective October 27, 2010, Mr. Kenley was appointed as our President.

(3)	Effective September 27, 2010, Mr. Frakes was appointed as our Chief Financial Officer.

Certain additional information concerning the individuals named above is set forth below. This information is based on information furnished us by each individual noted.

James A. Joyce, Chairman, CEO and Secretary

Mr. Joyce is the founder of Aethlon Medical, Inc. and has been the Chairman of the Board and Secretary since March 1999. On June 1, 2001, our Board of Directors appointed Mr. Joyce to the additional role of CEO. Mr. Joyce also serves as the Executive Chairman of Exosome Sciences, Inc. In 1992, Mr. Joyce founded and was the sole stockholder of James Joyce & Associates, an organization that provided management consulting and corporate finance advisory services to CEOs and CFOs of publicly traded companies. Previously, from 1989 to 1991, Mr. Joyce was Chairman and Chief Executive Officer of Mission Labs, Inc. Prior to that Mr. Joyce was a principal in charge of U.S. operations for London Zurich Securities, Inc. Mr. Joyce is a graduate of the University of Maryland. We believe that Mr. Joyce is qualified to serve as our director because of his role in founding our company and his prior experience, including his experience in the extracorporeal industry and in the financial markets.

Rodney S. Kenley, President and Director

Mr. Kenley has been President and a Director since October 2010. He has 38 years of experience in healthcare, most of which have been spent in the extracorporeal blood purification arena. Mr. Kenley held several positions at Baxter Healthcare (Travenol) from 1977 through 1990 including International Marketing Manager, Business Unit Manager for Peritoneal and Hemodialysis products, Manager of New Business Development, Director of Worldwide Product Planning, Director of Advanced Product Development, and VP of Electronic Drug Infusion. Mr. Kenley founded Aksys Ltd. in January 1991 to develop and commercialize his concept of a daily home hemodialysis system which was commercially launched in 2002 as the PHD system. In 2004, Mr. Kenley initiated the development of a second-generation home hemodialysis system in partnership with DEKA Research & Development Corporation in Manchester, New Hampshire. In 2007, the assets of Aksys Ltd. were acquired by DEKA, where Mr. Kenley was employed prior to joining Aethlon Medical, Inc. Mr. Kenley received his Bachelor of Arts degree in Biology and Chemistry from Wabash College, a Master’s of Science degree in Molecular Biology from Northwestern University and a Masters of Management from the Kellogg School of Management, also at Northwestern University. We believe that Mr. Kenley is qualified to serve as our director as a result of his experience in developing extracorporeal blood purification products.

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James B. Frakes, Chief Financial Officer and Senior Vice President – Finance

Mr. Frakes joined Aethlon Medical, Inc. in January 2008 and brought 16 consecutive years of financial responsibility for publicly traded companies, as well as specific knowledge and experience in equity and debt transactions, acquisitions, public reporting and Sarbanes-Oxley Section 404 internal control requirements. Mr. Frakes also serves as the Chief Financial Officer of Exosome Sciences, Inc. He previously served as the CFO for Left Behind Games Inc., a start-up video game company. Prior to 2006, he served as CFO of NTN Buzztime, Inc., an interactive entertainment company. Mr. Frakes received an MBA from the University of Southern California and completed his BA with Honors at Stanford University.

Edward G. Broenniman, Director

Mr. Broenniman became a director of Aethlon Medical, Inc. in March 1999. He has been the Managing Director of The Piedmont Group, LLC, a venture advisory firm, since 1978. Mr. Broenniman recently served on the Board of Directors of publicly traded QuesTech (acquired by CACI International), and currently serves on the Boards of two privately held firms. His nonprofit Boards are the Dingman Center for Entrepreneurship's Board of Advisors at the University of Maryland, the National Association of Corporate Directors, National Capital Chapter and the Board of the Association for Corporate Growth, National Capital Chapter. We believe that Mr. Broenniman is qualified to serve as our director because of his extensive management experience.

Chetan S. Shah, MD, Director

Dr. Shah became a director of Aethlon Medical, Inc. in June 2013. Dr. Shah is a board-certified Otolaryngologist. He is an Advisory Board Member at The Bank of Princeton, and a partner and Board member of the Surgery Center at Hamilton as well as Physician Management Systems and Princeton Eye & Ear, which he founded in 2009. Dr. Shah serves on the board of two other private companies. He holds teaching positions and serves on multiple hospital committees in the area and is on the Audiology and Speech Language Pathology Committee for the State of New Jersey. He also served as vice-president of the Board of Medical Examiners for the State of New Jersey. Dr. Shah received his Bachelor’s degree and Medical Degree from Rutgers University and Robert Wood Johnson Medical School. We believe that Dr. Shah is qualified to serve as our director because of his medical background as both a board-certified Otolaryngologist and a member of various medical boards and hospital committees in New Jersey.

Board of Directors

Our Board of Directors has the responsibility for establishing broad corporate policies and for overseeing our overall performance. Members of the Board of Directors are kept informed of our business activities through discussions with the CEO, President and other officers, by reviewing analyses and reports sent to them, and by participating in Board and committee meetings. Our bylaws provide that each of the directors serves for a term that extends to our next annual meeting of stockholders. Our Board of Directors presently has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, on each of which Mr. Broenniman and Dr. Shah serve. Mr. Broenniman is Chairman of the Audit Committee and the Nominating and Corporate Governance Committee, and Dr. Shah is Chairman of the Compensation Committee.

2012 DIRECTORS COMPENSATION PROGRAM

In July 2012, our Board of Directors approved a board compensation program that modified and superseded the 2005 Directors Compensation Program, which was previously in effect. Under the 2012 program, in which only non-employee directors may participate, an eligible director will receive a grant of $35,000 worth of ten-year options to acquire shares of common stock, with such grant being valued at the exercise price based on the average of the closing bid prices of the common stock for the five trading days preceding the first day of the fiscal year. In addition, under this program, eligible directors will receive cash compensation equal to $500 for each committee meeting attended and $1,000 for each formal board meeting attended.

At March 31, 2017, we had issued 26,757 options under the 2005 program to outside directors and 79,309 options to employee-directors, 21,756 outside directors’ options had been forfeited, 5,000 outside directors’ options had been exercised, 79,309 employee-directors’ options had been forfeited and no options under the 2005 program remained outstanding. There were no issuances of stock options to our outside directors in the fiscal years ended March 31, 2016 and 2017.

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On June 6, 2014, our Board of Directors approved certain changes to the 2012 program. Under this modified program, a new eligible director will receive an initial grant of $50,000 worth of options to acquire shares of common stock, with such grant being valued at the exercise price based on the average of the closing bid prices of the common stock for the five trading days preceding the first day of the fiscal year. These options will have a term of ten years and will vest 1/3 upon grant and 1/3 upon each of the first two anniversaries of the date of grant. In addition, at the beginning of each fiscal year, each existing director eligible to participate in the modified 2012 program also will receive a grant of $35,000 worth of options valued at the exercise price based on the average of the closing bid prices of the common stock for the five trading days preceding the first day of the fiscal year. Such options will vest on the first anniversary of the date of grant. In lieu of per meeting fees, eligible directors will receive an annual board retainer fee of $30,000. The modified 2012 program also provides for the following annual retainer fees: Audit Committee Chair - $5,000, Compensation Committee chair - $5,000, Nominating Committee chair - $5,000, Audit Committee member - $4,000, Compensation Committee member - $4,000, Nominating Committee member - $4,000 and lead independent director - $15,000.

On August 9, 2016, the Board approved further modifications to the program. Under the modified 2012 Program, in which only non-employee directors may participate, a new eligible director will receive an initial grant of $50,000 worth of RSUs or, at the discretion of the Board, options to acquire shares of Common Stock. RSUs granted under this provision will be valued based on the average of the closing prices of the Common Stock for the five trading days preceding and including the date of grant and will vest at a rate determined by the Board in its discretion. Options granted under this provision will be valued at the exercise price, which will be based on the average of the closing prices of the Common Stock for the five trading days preceding and including the date of grant. Such options will have a term of ten years and will vest at a rate determined by the Board in its discretion.

At the beginning of each fiscal year, each existing director eligible to participate in the 2012 Program will receive a grant of $35,000 worth of RSUs or, at the discretion of the Board, options to acquire shares of Common Stock. RSUs granted under this provision will be valued based on the average of the closing prices of the Common Stock for the five trading days preceding and including the first day of the fiscal year (or preceding and including the date of grant, if such grant is not made on the first day of the fiscal year) and will vest at a rate determined by the Board in its discretion. Options granted under this provision will be valued at the exercise price, which will be based on the average of the closing prices of the Common Stock for the five trading days preceding and including the first day of the fiscal year (or preceding and including the date of grant, if such grant is not made on the first day of the fiscal year). Such options will have a term of ten years and will vest at a rate determined by the Board in its discretion.

The RSU grants and the changes to the 2012 Program were approved and recommended by our Compensation Committee prior to approval by the Board.

Family Relationships

There are no family relationships between or among the directors, executive officers or persons nominated or chosen by us to become directors or executive officers.

There are no arrangements or understandings between any two or more of our directors or executive officers or between any of our directors or executive officers and any other person pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management stockholders will exercise their voting rights to continue to elect the current Board of Directors. There are also no arrangements, agreements or understandings between non-management stockholders that may directly or indirectly participate in or influence the management of our affairs.

Involvement in Legal Proceedings

To the best of our knowledge, during the past ten years, none of the following occurred with respect to a present or former director or executive officer of our company: (1) any bankruptcy petition filed by or against such person or any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of any competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; (4) being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated; and (5) being the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of any federal or state securities or commodities law or regulation, law or regulation respecting financial institutions or insurance companies or law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or (6) being the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Securities Exchange Act of 1934), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or associated persons.

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Code of Ethics

On February 23, 2005, the Board of Directors approved a "Code of Business Conduct and Ethics,” which applies to our principal executive officer, our principal financial officer, our principal accounting officer and persons performing similar tasks. Our Code of Business Conduct and Ethics is available on our company website at www.aethlonmedical.com.

Audit Committee and Audit Committee Financial Expert

Our Board of Directors formed an Audit Committee in May of 1999. Mr. Edward Broenniman (the Chairman of the Audit Committee) and Dr. Chetan S. Shah serve as members of the Audit Committee. The Board of Directors has determined that Mr. Broenniman is an "audit committee financial expert" as that term is defined by Item 407 of Regulation S-K. Mr. Broenniman and Dr. Shah meet the NASDAQ Stock Market's independence standards for members of such audit committees.

EXECUTIVE COMPENSATION

The following executive compensation disclosure reflects all compensation awarded to, earned by or paid to the executive officers below for the fiscal years ended March 31, 2017 and March 31, 2016. The following table summarizes all compensation for fiscal years 2017 and 2016 received by our Chief Executive Officer, and our three most highly compensated executive officers who earned more than $100,000 in fiscal year 2017.

SUMMARY COMPENSATION TABLE FOR 2017 AND 2016 FISCAL YEARS

NAMED EXECUTIVE OFFICER AND PRINCIPAL POSITION	YEAR	SALARY ($)	BONUS ($)	STOCK AWARDS ($)	OPTION AWARDS ($)(5)	NON- EQUITY INCENTIVE PLAN COMPEN- SATION ($)	NON- QUALIFIED DEFERRED COMPEN- SATION EARNINGS($)	ALL OTHER COMP ($)	TOTAL ($)
James A. Joyce (1)	2017	$385,000	$–	$678,380	$–	$–	$–	$–	$1,063,380
CHIEF EXECUTIVE OFFICER	2016	$370,417	$275,000	$–	$–	$–	$–	$–	$645,417

Richard H. Tullis, PhD (2)	2017	$–	$–	$–	$–	$–	$–	$–	$–
VICE PRESIDENT AND CHIEF SCIENCE OFFICER	2016	$188,000	$–	$–	$–	$–	$–	$–	$188,000

James B. Frakes (3)	2017	$235,000	$–	$55,640	$–	$–	$–	$–	$290,640
CHIEF FINANCIAL OFFICER AND SVP- FINANCE	2016	$226,429	$125,500	$–	$–	$–	$–	$–	$351,929

Rodney S. Kenley (4)	2017	$275,000	$–	$55,640	$–	$–	$–	$–	$330,640
PRESIDENT	2016	$268,750	$50,000	$–	$–	$–	$–	$–	$318,750

(1) The aggregate number of stock awards and stock option awards issued to Mr. Joyce and outstanding as of March 31, 2017 is 158,500 and 210,000, respectively. In September 2015, Mr. Joyce received a $35,000 salary increase from $350,000 to $385,000.

(2) The aggregate number of stock awards and stock option awards issued to Dr. Tullis and outstanding as of March 31, 2017 is zero and 46,000, respectively. In January 2015, we paid Dr. Tullis $93,377 in payment of accrued salary. Dr. Tullis resigned as an employee effective February 9, 2016 and is now a consultant to the Company.

(3) Mr. Frakes was appointed as Chief Financial Officer on September 27, 2010 after previously serving as Senior Vice President-Finance on a part-time basis. The aggregate number of stock awards and stock option awards issued to Mr. Frakes and outstanding as of March 31, 2017 is 13,000 and 25,000, respectively. In September 2015, Mr. Frakes received a $25,000 salary increase from $210,000 to $235,000.

(4) Mr. Kenley was appointed President on October 27, 2011. The aggregate number of stock awards and stock option awards issued to Mr. Kenley and outstanding as of March 31, 2017 is 13,000 and 35,000, respectively. In September 2015, Mr. Kenley received a $15,000 salary increase from $260,000 to $275,000.

(5) See note 5 to our financial statements for the years ended March 31, 2017 and 2016 regarding the assumptions made in valuing the restricted stock unit awards in the above table.

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EMPLOYMENT CONTRACTS

We entered into an employment agreement with Mr. Joyce effective April 1, 1999. The agreement, which is cancelable by either party upon sixty days’ notice, will be in effect until the Chairman retires or ceases to be employed by us. Under the terms of the agreement, if Mr. Joyce is terminated he may become eligible to receive a salary continuation payment in the amount of at least twelve months' base salary, which was increased to $385,000 per year in September 2015.

During the fiscal year ended March 31, 2016, Mr. Joyce earned bonuses totaling $100,000 from us, excluding a retention bonus (see below) and bonuses totaling $75,000 from Exosome Sciences, Inc. That bonus was based upon targets established by our compensation committee. Aethlon did not pay any bonuses during the fiscal year ended March 31, 2017. Mr. Joyce received bonuses totaling $60,000 from Exosome during the fiscal year ended March 31, 2017.

Mr. Joyce's employment agreement provides for medical insurance and disability benefits, and one year of severance pay if his employment is terminated by us without cause or due to change in our control before the expiration of the agreement, and allows for bonus compensation and stock option grants as determined by our Board of Directors. The agreement also contains restrictive covenants preventing competition with us and the use of confidential business information, except in connection with the performance of his duties for us, for a period of two years following the termination of his employment with us.

In February 2016, we entered into a part-time consulting agreement with Tullis, who was previously our CSO (formerly with an employment agreement with a $195,000 salary and a termination continuation payment equal to one year’s base salary). Under that agreement, Tullis continued to provide services under the terms of a consulting agreement with us. In connection with the change in his employment, Tullis resigned as our Vice President. Under the consulting agreement, Tullis rendered approximately twenty (20) hours per week of such services, for which we paid him a consulting fee of $10,000 per month. The term of the consulting agreement was for an initial sixty-day period and, unless terminated earlier by either party, shall automatically extend for additional one-month periods. Either party to the consulting agreement may terminate it upon 30 day’s prior written notice to the other party. Concurrently with the entry into the consulting agreement, Tullis and the Company mutually agreed to terminate his employment agreement with us.

In November 2016, the scope of the consulting agreement was amended to reduce the hours from 20 hours per week to 20 hours per month with a reduction in monthly consulting fees from the original $10,000 per month to $4,000 per month. Then in February 2017, the scope of the consulting agreement was further amended to reduce the hours from 20 hours per month to 10 hours per month with a reduction in monthly consulting fees from $4,000 per month to $2,000 per month.

On September 27, 2010, Mr. Frakes was appointed our Chief Financial Officer. We have not entered into a written employment agreement with Mr. Frakes. As Chief Financial Officer, Mr. Frakes received an annual salary initially set at $180,000 and medical insurance benefits. In June 2014, his salary was increased from $180,000 to $210,000 per year. In September 2015, Mr. Frakes received a $25,000 salary increase from $210,000 to $235,000.

During the fiscal year ended March 31, 2016, Mr. Frakes earned bonuses totaling $75,000 from us, excluding a retention bonus (see below). That bonus was based upon targets established by our compensation committee. Aethlon did not pay any bonuses during the fiscal year ended March 31, 2017.

Mr. Kenley was appointed our President on October 27, 2010. Pursuant to a written offer of employment executed by us and Mr. Kenley, he received an annual salary initially set at $240,000 and medical insurance benefits. In June 2014, his salary was increased from $240,000 to $260,000 per year. In September 2015, Mr. Kenley received a $15,000 salary increase from $260,000 to $275,000.

During the fiscal year ended March 31, 2016, Mr. Kenley received a retention bonus (see below). Aethlon did not pay any bonuses during the fiscal year ended March 31, 2017.

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Retention Agreements

On October 16, 2015, following a recommendation of our Compensation Committee, we approved retention bonus grants to three of our executive officers under a newly established Aethlon Senior Management Retention Program to maintain management stability going forward. The Board approved a $100,000 retention bonus for Mr. James A. Joyce, our Chief Executive Officer, a $50,000 retention bonus for Mr. Rodney S. Kenley, our President, and a $50,000 retention bonus for Mr. James B. Frakes, our Chief Financial Officer.

In connection with the bonus granted to Mr. Joyce, we entered into an amendment of Mr. Joyce’s Employment Agreement dated April 1, 1999. Pursuant to the amendment, if within two years of the effective date of the amendment, we terminate Mr. Joyce’s employment with us for “Cause” (as defined in his employment agreement) or Mr. Joyce terminates his employment with us other than for “Good Reason” (as defined in his employment agreement), Mr. Joyce must repay in full the amount of the bonus received from us. In the event of his death or disability or termination by us other than for “Cause” or termination by Mr. Joyce for “Good Reason,” Mr. Joyce will not be required to repay any portion of the bonus received by him.

In connection with the bonus granted to Mr. Kenley, we entered into an amendment of Mr. Kenley’s Offer Letter dated October 27, 2010. Pursuant to the amendment, if within two years of the effective date of the amendment, we terminate Mr. Kenley’s employment with us for “Cause” (as defined in the amendment) or Mr. Kenley terminates his employment with us other than for “Good Reason” (as defined in the amendment), Mr. Kenley must repay in full the amount of the bonus received from us. In the event of his death or disability or termination by us other than for “Cause” or termination by Mr. Kenley for “Good Reason,” Mr. Kenley will not be required to repay any portion of the bonus received by him.

In connection with the bonus granted to Mr. Frakes, we entered into a Retention Bonus Agreement with Mr. Frakes. Pursuant to the agreement, if within two years of the effective date of the agreement, we terminate Mr. Frakes’ employment with us for “Cause” (as defined in the agreement) or Mr. Frakes terminates his employment with us other than for “Good Reason” (as defined in the agreement), Mr. Frakes must repay in full the amount of the bonus received from us. In the event of his death or disability or termination by us other than for “Cause” or termination by Mr. Frakes for “Good Reason,” Mr. Frakes will not be required to repay any portion of the bonus received by him.

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Outstanding Equity Awards at 2017 Fiscal Year-End

The following table sets forth certain information concerning stock option awards granted to our named executive officers.

OUTSTANDING EQUITY AWARDS AT 2017 FISCAL YEAR

END OPTIONS AWARDS

	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS EXERCISABLE		RESTRICTED STOCK UNITS EXERCISED	RESTRICTED STOCK UNITS UNEXERCISABLE	OPTION EXERCISE PRICE	DATE OF OPTION
NAME	(#)		(#)	(#)	($)	EXPIRATION
James A. Joyce	50,000	(1)	–	–	$18.00	09/21/17
	40,000	(2)	–	–	$12.50	02/21/19
	50,000	(3)	–	–	$12.50	09/27/20
	40,000	(4)	–	–	$5.00	07/01/23
	30,000	(7)	–	–	$9.50	06/06/24
			158,500	475,500	N/A	N/A

Richard H. Tullis	15,000	(5)	–	–	$20.50	06/14/18
(former CSO)	20,000	(6)	–	–	$12.50	09/27/20
	10,000	(4)	–	–	$5.00	07/01/23
	1,000	(7)	–		$9.50	06/06/24

James B. Frakes	10,000	(6)	–	–	$12.50	09/27/20
	10,000	(4)	–	–	$5.00	07/01/23
	5,000	(7)	–		$9.50	06/06/24
			13,000	39,000	N/A	N/A

Rodney S. Kenley	20,000	(6)	–	–	$12.50	10/27/20
	10,000	(4)	–	–	$5.00	7/01/23
	5,000	(7)	–	–	$9.50	06/06/24
			13,000	39,000	N/A	N/A

Note: All our stock options are fully vested or will completely vest within 60 days of this report.

(1)  This option was fully vested as of June 13, 2010.

(2)  This option was fully vested as of December 15, 2010.

(3)  This option was fully vested as of September 27, 2013.

(4)  This option vests ratably on July 1, 2014, July 1, 2015, July 1, 2016 and July 1, 2017.

(5)  This option was fully vested as of December 15, 2011.

(6)  This option was fully vested as of October 27, 2014.

(7)  This option was fully vested as of June 6, 2016.

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Director Compensation for 2017 Fiscal Year

The following director compensation disclosure reflects all compensation awarded to, earned by or paid to the directors below for the fiscal year ended March 31, 2017.

	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
James A. Joyce (1)	$–	–	–	–	–	–	$–
Rodney S. Kenley (2)	$–	–	–	–	–	–	$–
Edward G. Broenniman (3)	$39,000	94,438	–	–	–	–	$133,438
Franklyn S. Barry, Jr. (4)	$39,000	94,438	–	–	–	–	$133,438
Chetan S. Shah, MD (5)	$39,000	94,438	–	–	–	–	$133,438

(1)  All compensation received by Mr. Joyce in fiscal year 2017 is disclosed in the Summary Compensation Table above. Mr. Joyce received no compensation as a director in fiscal year 2017.

(2)  All compensation received by Mr. Kenley in fiscal year 2017 is disclosed in the Summary Compensation Table above. Mr. Kenley received no compensation as a director in fiscal year 2017.

(3)  The aggregate number of stock awards and options awards issued and outstanding as of March 31, 2017 are 16,432 and 43,431, respectively. Mr. Broenniman received stock option grants of 3,684 shares on June 6, 2014, 8,537 shares on March 14, 2014, and 9,211 shares on July 24, 2012 for his service as an outside director. The June 2014 option vested 3,684 shares on March 31, 2015, the March 2014 option vested all 8,537 shares at grant and the 2012 option vested 3,961 at grant, with 5,250 vesting in the June 2013 quarter. In January 2016, we paid $39,000 to Mr. Broenniman in payment of accrued Board of Directors fees for the fiscal year ended March 31, 2015 and in April 2016 we paid $38,000 to Mr. Broenniman in payment of accrued Board of Directors fees for the fiscal year ended March 31, 2016. During the fiscal year ended March 31, 2017, we paid Mr. Broenniman $29,250 in Board of Directors fees.

(4)  The aggregate number of stock awards and options awards issued and outstanding as of March 31, 2017 are 16,432 and 41,431, respectively. Mr. Barry received stock option grants of 3,684 shares on June 6, 2014, 8,537 shares on March 14, 2014 and 9,211 shares on July 24, 2012 for his service as an outside director. The June 2014 option vested 3,684 shares on March 31, 2015, the March 2014 option vested all 8,537 shares at grant and the 2012 option vested 3,961 at grant, with 5,250 vesting in the June 2013 quarter. In October 2015, we paid $39,000 to Mr. Barry in payment of accrued Board of Directors fees for the fiscal year ended March 31, 2015 and in April 2016 we paid $39,000 to Mr. Barry in payment of accrued Board of Directors fees for the fiscal year ended March 31, 2016. During the fiscal year ended March 31, 2017, we paid Mr. Barry $29,250 in Board of Directors fees. Mr. Barry retired from our Board of Directors as of March 30, 2017.

(5)  The aggregate number of stock awards and options awards issued and outstanding as of March 31, 2017 are 16,432 and 11,205, respectively. Dr. Shah received stock option grants of 3,684 on June 6, 2014 and 7,520 shares on July 24, 2012 for his service as an outside director. The June 2014 option vested 3,684 shares on March 31, 2015, and the 2014 option vested all 7,520 shares at grant. In October 2015, we paid $39,000 to Dr. Shah in payment of accrued Board of Directors fees for the fiscal year ended March 31, 2015 and in April 2016 we paid $39,000 to Dr. Shah in payment of accrued Board of Directors fees for the fiscal year ended March 31, 2016. During the fiscal year ended March 31, 2017, we paid Dr. Shah $29,250 in Board of Directors fees.

Directors Compensation Program

We maintain a board compensation program, in which only non-employee directors may participate. Please see the “Equity Compensation Plans – 2012 Directors Compensation Program” section of this Report for more information on the program.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of September 29, 2017, with respect to the ownership of our common stock, by (i) each person known by us to be the beneficial owner of more than five percent (5%) of the outstanding shares of each class of our capital stock, (ii) each of our directors and director nominees (if any), (iii) each of our named executive officers and (iv) all of our current executive officers and directors as a group. As of such date, we had 8,951,081 shares of our common stock issued and outstanding. The term "executive officer" is defined as the President/Chief Executive Officer, Secretary, Chief Financial Officer/Treasurer, any vice-president in charge of a principal business function (such as administration or finance), or any other person who performs similar policy making functions for us. We believe that each individual or entity named has sole investment and voting power with respect to shares of common stock indicated as beneficially owned by them, subject to community property laws where applicable, excepted where otherwise noted:

NAME AND ADDRESS	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP (1) (2)	PERCENT OF BENEFICIAL OWNERSHIP BEFORE OFFERING	PERCENT OF BENEFICIAL OWNERSHIP AFTER OFFERING**
James A. Joyce, Chief Executive Officer and Director
9635 Granite Ridge Drive, Suite 100
San Diego, CA 92123	386,939 shares (3)	4.30%	2.65%
Rodney S. Kenley, President and Director
9635 Granite Ridge Drive, Suite 100
San Diego, CA 92123	47,262 shares (4)	*	*
James B. Frakes, Chief Financial Officer
9635 Granite Ridge Drive, Suite 100
San Diego, CA 92123	35,726 shares (5)	*	*
Franklyn S. Barry, Jr., Former Director
9635 Granite Ridge Drive, Suite 100
San Diego, CA 92123	54,233 shares (6)	*	*
Edward G. Broenniman, Director
9635 Granite Ridge Drive, Suite 100
San Diego, CA 92123	59,755 shares (7)	*	*
Chetan Shah, MD, Director
9635 Granite Ridge Drive, Suite 100
San Diego, CA 92123	405,628 shares (8)	4.50%	2.79%
Empery Asset Management, LLC (12)
1 Rockefeller Plaza, Suite 1205
New York, New York 10020	1,586,096 shares (9)	8.7%	5.36%
Ellen R Weiner Family Revocable Trust (12)
10300 W. Charleston Blvd. #13-222
Las Vegas, NV 89135	708,335 shares (10)	7.80%	4.84%
Alpha Capital Anstalt (12)
Lettstrasse 32, FL-9490 Vaduz,
Furstentums, Liechtenstein	738,958 shares (11)	7.70%	4.89%
Sachs Investment Group, LLC (12)
1346 S. Third St., Louisville, KY 40208	1,344,305 shares	15.10%	9.33%
All Current Directors and Executive Officers as a Group (7
members)	989,542 shares	10.60%	6.65%

____________________

*	Less than 1%

**	Based upon 5,454,546 shares of our common stock offered hereby.

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(1)	Based on 8,951,081 shares of common stock outstanding on our transfer records as of September 8, 2017.

(2)	Calculated pursuant to Rule 13d-3(d)(1) of the Securities Exchange Act of 1934. Under Rule 13d-3(d)(1), shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable by a person within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. Except where otherwise noted, we believe that each individual or entity named has sole investment and voting power with respect to the shares of common stock indicated as beneficially owned by such person, subject to community property laws, where applicable.

(3)	Includes 50,000 stock options exercisable at $18.00 per share, 90,000 stock options exercisable at $12.50 per share, 40,000 stock options exercisable at $5.00 per share and 30,000 stock options exercisable at $9.50 per share. Also includes shares underlying 19,079 restricted stock units that will vest and issue on September _7, 2017.

(4)	Includes 20,000 stock options exercisable at $12.50 per share, 10,000 stock options exercisable at $5.00 per share and 5,000 stock options exercisable at $9.50 per share. Also includes shares underlying 1,797 restricted stock units that will vest and issue on September 7, 2017.

(5)	Includes 10,000 stock options exercisable at $12.50 per share, 10,000 stock options exercisable at $5.00 per share and 5,000 stock options exercisable at $9.50 per share. Also includes shares underlying 1,594 restricted stock units that will vest and issue on September 7, 2017.

(6)	Includes 10,000 stock options exercisable at $20.50 per share, 10,000 stock options exercisable at $12.50 per share, 9,211 stock options exercisable at $3.80 per share, 8,537 stock options exercisable at $4.10 per share and 3,684 stock options exercisable at $9.50 per share.

(7)	Includes 10,000 stock options exercisable at $20.50 per share, 12,000 stock options exercisable at $12.50 per share, 9,211 stock options exercisable at $3.80 per share, 8,537 stock options exercisable at $4.10 per share and 3,684 stock options exercisable at $9.50 per share.

(8)	Includes warrants to purchase 109,322 shares of common stock at exercise prices ranging from $4.65 per share to $6.60 per share, and 7,521 stock options exercisable at $4.10 per share and 3,684 stock options exercisable at $9.50 per share.

(9)

Includes warrants held by funds managed by Empery Asset Management, LP (“Empery”) to purchase 813,096 shares of common stock at an exercise price of $3.95 per share. Empery’s beneficial ownership is limited contractually to the extent that exercise of such warrants would cause the aggregate number of shares of common stock beneficially owned by Empery to exceed 4.99% of our outstanding shares. The percentage of beneficial ownership before offering for Empery gives effect to such 4.99% beneficial ownership blocker, while the number of shares in the prior column does not give effect to such blocker. The information about Empery set forth in this chart was taken from the most recent Schedule 13G filed by Empery.

(10)	Includes common stock issuable upon exercise of warrants held by the Ellen R. Weiner Family Revocable Trust. The trust owns 235,934 warrants to purchase common shares at prices ranging from $2.10 to $5.40 per share.

(11)	Includes certain shares issuable upon the conversion of convertible notes and exercise of warrants held by Alpha Capital Anstalt (“Alpha”). Alpha owns two convertible notes in the aggregate principal amount of $979,603 convertible into 244,901 shares of common stock at $4.00 and warrants to purchase 448,432 shares of common stock at prices ranging from $3.95 to $5.00 per share. Alpha’s beneficial ownership is limited contractually to the extent that exercise of such notes and warrants would cause the aggregate number of shares of common stock beneficially owned by Alpha to exceed 4.99% of our outstanding shares. Accordingly, beneficial ownership for Alpha does not reflect 254,537 shares underlying such notes and warrants.

(12)	More-than-5% stockholder.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

The following describes all transactions since April 1, 2015, and all proposed transactions, in which we were or are to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest.

In June 2015, Mr. James Joyce, our Chief Executive Officer, Mr. James Frakes, our Chief Financial Officer and Dr. Chetan Shah, a director of our company, agreed to waive their rights to acquire an aggregate of 402,318 shares of common stock underlying certain stock options and warrants held by them. Those waivers were required in order to make a sufficient number of shares of common stock available for issuance upon the exercise of the warrants issued in our June 2015 financing. Those waivers expired when we amended our Articles of Incorporation on March 31, 2016, to increase sufficiently the number of authorized shares of common stock available for issuance following approval of that measure at our annual stockholders’ meeting on March 29, 2016.

In September 2015, the Compensation Committee approved and we paid bonuses of $100,000 and $75,000 to Mr. Joyce and Mr. Frakes, respectively, for achieving an agreed milestone event of achieving a Nasdaq listing.

Retention Agreements

On October 16, 2015, following a recommendation of our Compensation Committee, we approved retention bonus grants to three of our executive officers under a newly established Aethlon Senior Management Retention Program to maintain management stability going forward. The Board approved a $100,000 retention bonus for Mr. James A. Joyce, our Chief Executive Officer, a $50,000 retention bonus for Mr. Rodney S. Kenley, our President, and a $50,000 retention bonus for Mr. James B. Frakes, our Chief Financial Officer.

In connection with the bonus granted to Mr. Joyce, we entered into an amendment of Mr. Joyce’s Employment Agreement dated April 1, 1999. Pursuant to the amendment, if within two years of the effective date of the amendment, we terminate Mr. Joyce’s employment with us for “Cause” (as defined in his employment agreement) or Mr. Joyce terminates his employment with us other than for “Good Reason” (as defined in his employment agreement), Mr. Joyce must repay in full the amount of the bonus received from us. In the event of his death or disability or termination by us other than for “Cause” or termination by Mr. Joyce for “Good Reason,” Mr. Joyce will not be required to repay any portion of the bonus received by him.

In connection with the bonus granted to Mr. Kenley, we entered into an amendment of Mr. Kenley’s Offer Letter dated October 27, 2010. Pursuant to the amendment, if within two years of the effective date of the amendment, we terminate Mr. Kenley’s employment with us for “Cause” (as defined in the amendment) or Mr. Kenley terminates his employment with us other than for “Good Reason” (as defined in the amendment), Mr. Kenley must repay in full the amount of the bonus received from us. In the event of his death or disability or termination by us other than for “Cause” or termination by Mr. Kenley for “Good Reason,” Mr. Kenley will not be required to repay any portion of the bonus received by him.

In connection with the bonus granted to Mr. Frakes, we entered into a Retention Bonus Agreement with Mr. Frakes. Pursuant to the agreement, if within two years of the effective date of the agreement, we terminate Mr. Frakes’ employment with us for “Cause” (as defined in the agreement) or Mr. Frakes terminates his employment with us other than for “Good Reason” (as defined in the agreement), Mr. Frakes must repay in full the amount of the bonus received from us. In the event of his death or disability or termination by us other than for “Cause” or termination by Mr. Frakes for “Good Reason,” Mr. Frakes will not be required to repay any portion of the bonus received by him.

Other Transactions

Mr. Joyce received aggregate bonus payments of $60,000 from Exosome throughout the fiscal years ended March 31, 2017 and March 31, 2016 per targets set by the Compensation Committee.

Director Independence

Mr. Broenniman and Dr. Shah are independent directors as that term is defined by NASDAQ Stock Market Rule 5605(a)(2). We currently have a compensation committee, a nominating and corporate governance committee and an audit committee. Of the members of our Board of Directors, Mr. Broenniman and Dr. Shah both meet the NASDAQ Stock Market's independence standards for members of such committees.

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DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital consists of 10,000,000 shares of common stock, par value $0.001 per share. As of September 7, 2017, there were issued and outstanding 8,951,081 shares of common stock.

Common Shares

The holders of our common stock are entitled to one vote (or consent) per share on all matters to be voted on by the stockholders. Holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. If we liquidate, dissolve or wind up, holders of common stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities. Holders of common stock have no preemptive, conversion or subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, validly issued, fully paid and nonassessable.

Effective as of June 10, 2015, Section 6 of Article I of our Bylaws was amended and restated in its entirety as follows:

“ 6. Stockholders representing a majority of the stock issued and outstanding, either in person or by proxy, shall constitute a quorum for the transaction of business at any meeting of stockholders; provided, however, that at any time during which shares of the capital stock of the company are listed for trading on the NASDAQ Stock Market, stockholders representing not less than thirty-three and one-third percent (33 1/3%) of the common voting stock issued and outstanding, either in person or by proxy, shall constitute a quorum for the transaction of business at any meeting of the holders of common stock.”

Except as otherwise required by Nevada law or as otherwise stated in our Bylaws, all stockholder action is taken by the vote of a majority of common stock voting as a single class present at a meeting of stockholders at which a quorum consisting of a majority of the outstanding shares of common stock is present in person or proxy.

Options and Warrants Convertible into Common Shares

As of June 30, 2017, there were outstanding common share purchase options entitling the holders to purchase 414,547 common shares at a weighted average exercise price of $11.24 per share and warrants entitling the holders to purchase up to 2,475,737 common shares at a weighted average exercise price of $3.53 per share.

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering (i) 5,454,546 units, each unit consisting of one share of our common stock and one common warrant to purchase one share of our common stock, or (ii) up to 5,454,546 pre-funded units, each pre-funded unit consisting of one pre-funded warrant to purchase one share of our common stock and one common warrant to purchase one share of our common stock. For each pre-funded unit we sell, the number of units we are offering will be decreased on a one-for-one basis. The share of common stock and accompanying common warrant included in each unit will be issued separately, and the pre-funded warrant to purchase one share of common stock and the accompanying common warrant included in each pre-funded unit will be issued separately. Units will not be issued or certificated. We are also registering the shares of common stock included in the units and the shares of common stock issuable from time to time upon exercise of the pre-funded warrants included in pre-funded units and common warrants included in the units and the pre-funded units offered hereby.

Common Stock

The material terms and provisions of our common stock and each other class of our securities which qualifies or limits our common stock are described under the caption “Description of Capital Stock” in this prospectus.

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Pre-Funded Warrants

“Pre-funded” warrants provide any purchaser in this offering with the ability purchase more than 4.99% of our issued and outstanding stock . This is accomplished through purchasing “pre-funded” warrants at a price equal to the purchase price for units, less $.01, which $.01 is the exercise price for the “pre-funded” warrants. Each “pre-funded” unit is exercisable into a unit as offered hereunder. Thus, the purchaser is paying essentially the purchase price for a unit at closing of the offering but is not deemed to beneficially own the shares of common stock included in the units until the purchaser exercises the “pre-funded” warrant. Once purchased, the purchase price of the “pre-funded” warrants is not refundable. While the warrant permits waiver of provisions by us and the holder of the warrant, this would not affect the “pre-funding” as that is the purchase price of the instrument which is paid at the time of closing and becomes part of our proceeds received from the offering. In addition, the pre-funded warrants are perpetual and do not have expiration date.

Duration and Exercise Price

Each pre-funded warrant will have an initial exercise price per share equal to $0.01. The pre-funded warrants will be immediately exercisable and may be exercised at any time until the pre-funded warrants are exercised in full. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price. The pre-funded warrants will be issued separately from the accompanying common warrants included in the pre-funded units, and may be transferred separately immediately thereafter.

Exercisability

The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the pre-funded warrant to the extent that the holder would own more than 4.99% of the outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s pre-funded warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the pre-funded warrants. Purchasers of pre-funded units in this offering may also elect prior to the issuance of the pre-funded warrants to have the initial exercise limitation set at 9.99% of our outstanding common stock.

Cashless Exercise

If, at the time a holder exercises its pre-funded warrants, a registration statement registering the issuance of the shares of common stock underlying the pre-funded warrants under the Securities Act is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the pre-funded warrants.

Transferability

Subject to applicable laws, a pre-funded warrant may be transferred at the option of the holder upon surrender of the pre-funded warrant to us together with the appropriate instruments of transfer.

Fractional Shares

No fractional shares of common stock will be issued upon the exercise of the pre-funded warrants. Rather, the number of shares of common stock to be issued will, at our election, either be rounded up to the nearest whole number or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Trading Market

There is no trading market available for the pre-funded warrants on any securities exchange or nationally recognized trading system.

Right as a Stockholder

Except as otherwise provided in the pre-funded warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the pre-funded warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their pre-funded warrants.

Warrants

The following is a summary of all material terms and provisions of the warrants that are being offered hereby, the form of which has been filed as an exhibit to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions of the form of warrant for a complete description of the terms and conditions of the warrants.

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Duration and Exercise Price

Each warrant offered hereby will have an exercise price equal to $1.10. The warrants will be immediately exercisable and will expire on the fifth anniversary of the original issuance date. The warrants will be issued separately from the common stock, and may be transferred separately immediately thereafter. Warrants will be issued in certificated form only.

Exercisability

The warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the warrant to the extent that the holder would own more than 4.99% of the outstanding common stock after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants.

Cashless Exercise

If, at the time a holder exercises its warrant, there is no effective registration statement registering, or the prospectus contained therein is not available for an issuance of the shares underlying the warrant to the holder, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the warrant.

Fundamental Transactions

In the event of any fundamental transaction, as described in the warrants and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our common stock, then upon any subsequent exercise of a warrant, the holder will have the right to receive as alternative consideration, for each share of our common stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of common stock of the successor or acquiring corporation or of our company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of our common stock for which the warrant is exercisable immediately prior to such event.

Transferability

Subject to applicable laws and a standard legend with regard to restriction on transfer only in compliance with a public offering or an available exemption therefrom, the warrant may be transferred at the option of the holder upon surrender of the warrant to us together with the appropriate instruments of transfer.

No Listing

There is no established trading market for the warrants, and we do not expect an active trading market to develop. We do not intend to list the warrants on any securities exchange or other trading market. Without a trading market, the liquidity of the warrants will be extremely limited.

Right as a Shareholder

Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their warrants.

Waivers and Amendments

Subject to certain exceptions, any term of the warrants may be amended or waived with our written consent and the written consent of the holders of at least a majority of the then-outstanding warrants.

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PLAN OF DISTRIBUTION

Pursuant to an engagement agreement, we have engaged H.C. Wainwright & Co., LLC, or the placement agent, to act as our exclusive placement agent in connection with this offering of our securities pursuant to this prospectus on a reasonable best efforts basis. The engagement agreement does not give rise to any commitment by the placement agent to purchase any of our securities, and the placement agent will have no authority to bind us by virtue of the engagement agreement. The placement agent may engage sub-agents or selected dealers to assist with the offering.

The placement agent is not purchasing or selling any of the securities offered by us under this prospectus, nor is it required to arrange the purchase or sale of any specific number or dollar amount of securities. The placement agent has agreed to use reasonable best efforts to arrange for the sale of the securities. There is no required minimum number of securities that must be sold as a condition to completion of this offering. Further, the placement agent does not guarantee that it will be able to raise new capital in any prospective offering. An associated person of H.C. Wainwright & Co., LLC has agreed to purchase 275,000 units for a total purchase price of $302,500.

We will deliver the securities being issued to the investors upon receipt of investor funds for the purchase of the securities offered pursuant to this prospectus. We expect to deliver the securities being offered pursuant to this prospectus on or about October 4, 2017. Investors purchasing a minimum of $500,000 of the securities offered hereby will have the option to execute a securities purchase agreement with us. This securities purchase agreement, as well as the warrants offered hereunder, contain clauses which require the parties to waive the right to trial by jury in any dispute between them and establish New York County, NY as the exclusive forum for resolution of those disputes.

In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the purchasers which enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. The ability to pursue a claim for breach of contract is material to larger purchasers in this offering as a means to enforce the following covenants uniquely available to them under the securities purchase agreement: (i) timely delivery of shares; (ii) agreement to not enter into variable rate financings while any warrants offered hereunder are outstanding; (iii) agreement to not enter into any financings for 90 days from closing; and (iv) agreement not to enter into any stock splits for a year from closing.

The nature of the representations, warranties and covenants in the securities purchase agreements shall include:

•	standard issuer representations and warranties on matters such as organization, qualification, authorization, no conflict, no governmental filings required, current in SEC filings, no litigation, labor or other compliance issues, environmental, intellectual property and title matters and compliance with various laws such as the Foreign Corrupt Practices Act; and
•	covenants regarding matters such as registration of warrant shares, no integration with other offerings, filing of an 8-K to disclose entering into these securities purchase agreements, no shareholder rights plans, no material nonpublic information, use of proceeds, indemnification of purchasers, reservation and listing of common stock, no subsequent equity sales for 90 days and no stock splits for one year.

The following table shows the per unit and total placement agent fees we will pay in connection with the sale of the securities in this offering, assuming the purchase of all of the securities we are offering.

Per Unit		Per Pre-Funded Unit
Placement Agent Fees	$0.077	$0.077

Total	$420,000.00	(1)

_________________

(1) The placement agent has informed us that it has not received any indications of interest for pre-funded units, thus we do not expect to confirm any sales of such pre-funded units.

Fees and Expenses

We have agreed to pay the placement agent a total cash fee equal to 6% of the gross proceeds of this offering and management fee of 1.0% of the gross proceeds of this offering (which fees may be reduced under certain circumstances). We will also pay the placement agent a reimbursement for non-accountable expenses of $50,000 and reimbursement for the placement agent's legal fees and expenses in the amount of up to $100,000. We estimate the total offering expenses of this offering that will be payable by us, excluding the placement agent's fees, will be approximately $250,000.

Right of First Refusal

We have also agreed to give the placement agent, subject to the completion of this offering, certain rights of first refusal for a period of nine months with respect to certain transactions, including any further capital raising transactions undertaken by us and right for a tail for a period of six months.

76

Placement Agent Warrants

In addition, we have agreed to issue to the placement agent warrants to purchase up to 3.0% of the aggregate number of shares of common stock sold in the offering and issuable upon the exercise of the pre-funded warrants at an exercise price of $1.375 per share (representing 125% of the public offering price for the shares), exercisable for five years from the date of the effectiveness of this offering. The placement agent warrants will have substantially the same terms as the common warrants being sold to the investors in this offering. Pursuant to FINRA Rule 5110(g), the placement agent warrants and any shares of common stock issued upon exercise of the placement agent warrants shall not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of this offering, except the transfer of any security: (i) by operation of law or by reason of our reorganization; (ii) to any FINRA member firm participating in the offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction set forth above for the remainder of the time period; (iii) if the aggregate amount of our securities held by the placement agent or related persons do not exceed 1% of the securities being offered; (iv) that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund and the participating members in the aggregate do not own more than 10% of the equity in the fund; or (v) the exercise or conversion of any security, if all securities remain subject to the lock-up restriction set forth above for the remainder of the time period.

Lock-Up Agreements

Our executive officers and directors have agreed, subject to certain exceptions (such as shares underlying RSUs), not to offer, sell, agree to sell, directly or indirectly, or otherwise dispose of shares of common stock or warrants or any other securities convertible into or exchangeable for shares of common stock except for the shares of common stock included in the units and the shares of common stock issuable upon exercise of the common warrants included in the units and the pre-funded units and the pre-funded warrants included in the pre-funded units offered in this offering without the prior written consent of the placement agent for a period of 90 days after the consummation of this offering. In addition, we have agreed, subject to certain exceptions, to not issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of common stock or common stock equivalents from the date of this prospectus until 60 days after the closing of this offering.

Indemnification

We have agreed to indemnify the placement agent and specified other persons against certain liabilities relating to or arising out of the placement agent's activities under the engagement agreement and to contribute to payments that the placement agent may be required to make in respect of such liabilities.

Determination of Offering Price

The offering price of the securities we are offering was negotiated between us and the investors, in consultation with the placement agent based on the trading of our securities prior to the offering, among other things. Other factors considered in determining the offering price of the securities we are offering include the history and prospects of the company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Listing

Our common stock is listed on The NASDAQ Capital Market under the symbol “AEMD.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Investor Services. The transfer agent’s address is P.O. Box 30170, College Station, TX 77842.

Other Relationships

From time to time, the placement agent has provided, and may provide in the future, various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. However, except as disclosed in this prospectus, we have no present arrangements with the placement agent for any further services.

The placement agent acted as our exclusive placement agent for our registered direct offering consummated in March 2017, for which it received compensation.

In addition, we have entered into a sales agreement with the placement agent pursuant to which we may offer and sell shares of our common stock having an aggregate offering price of up to $9,532,294 from time to time at prevailing market prices through the placement agent as our sales agent. As of September 13,2017, an aggregate of $2,605,519 was sold. Sales under this sales agreement are suspended until closing of this offering.

77

LEGAL MATTERS

Jolie Kahn, Esq. has passed upon the validity of the shares of common stock offered by this prospectus. Ellenoff Grossman & Schole LLP will pass upon certain legal matters for the placement agent.

EXPERTS

The consolidated financial statements of Aethlon Medical, Inc. as of March 31, 2017 and 2016 and for each of the years in the two-year period ended March 31, 2017 have been audited by Squar Milner LLP, an independent registered public accounting firm, as stated in their report thereon (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), and included in this Prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission, or SEC, a registration statement on Form S-1 under the Securities Act of 1933 with respect to the shares of common stock, warrants and pre-funded warrants offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed with the registration statement. For further information about us and the common stock and warrants offered hereby, we refer you to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the filed exhibits may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, NE, Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from that office at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, or Exchange Act, and, in accordance with this law, are required to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referenced above. We make available free of charge, on or through the investor relations section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information found on our website is not part of this prospectus.

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that they have gathered their information from sources they believe to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that these industry publications and third-party research, surveys and studies are reliable, we have not independently verified such data.

78

AETHLON MEDICAL, INC. AND SUBSIDIARY

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Aethlon Medical, Inc. and Subsidiary

We have audited the accompanying consolidated balance sheets of Aethlon Medical, Inc. and Subsidiary (the "Company") as of March 31, 2017 and 2016 and the related consolidated statements of operations, equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 2017 and 2016, and the results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, during the fiscal year ended March 31, 2017 the Company incurred a net loss and generated negative cash flows from operating activity and as of March 31, 2017 had an accumulated deficit of approximately $93,778,000. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ SQUAR MILNER LLP

SAN DIEGO, CALIFORNIA

JUNE 28, 2017

F-2

AETHLON MEDICAL, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	March 31, 2017	March 31, 2016
ASSETS
CURRENT ASSETS
Cash	$1,559,701	$2,123,737
Accounts receivable	–	199,471
Prepaid expenses and other current assets	37,551	53,294

TOTAL CURRENT ASSETS	1,597,252	2,376,502

Property and equipment, net	29,223	36,038
Patents, net	84,996	94,161
Deposits	14,897	22,415

TOTAL ASSETS	$1,726,368	$2,529,116

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$484,423	$244,804
Due to related parties	57,866	145,112
Other current liabilities	69,467	136,695

TOTAL CURRENT LIABILITIES	611,756	526,611

Convertible notes payable, net	519,200	500,139

TOTAL LIABILITIES	1,130,956	1,026,750

COMMITMENTS AND CONTINGENCIES (Note 12)

STOCKHOLDERS’ EQUITY
Common stock, $0.001 par value, 30,000,000 shares authorized at March 31, 2017 and 2016; 8,797,086 and 7,622,393 issued and outstanding at March 31, 2017 and 2016, respectively	8,796	7,621
Additional paid-in capital	94,445,739	88,047,142
Accumulated deficit	(93,778,156)	(86,502,043)

TOTAL AETHLON MEDICAL, INC. STOCKHOLDERS’ EQUITY BEFORE NONCONTROLLING INTERESTS	676,379	1,552,720

NONCONTROLLING INTERESTS	(80,967)	(50,354)

TOTAL STOCKHOLDERS’ EQUITY	595,412	1,502,366

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,726,368	$2,529,116

See accompanying notes to the consolidated financial statements.

F-3

AETHLON MEDICAL, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended March 31,
	2017	2016
REVENUES:
Government contract revenue	$392,073	$886,572
Total revenues	392,073	886,572

OPERATING EXPENSES
Professional fees	2,161,592	2,259,096
Payroll and related expenses	3,479,347	2,083,297
General and administrative	849,491	929,013
Total operating expenses	6,490,430	5,271,406

OPERATING LOSS	(6,098,357)	(4,384,834)

OTHER EXPENSE
Loss on debt extinguishment	558,198	–
Warrant repricing expense	345,841	–
Interest and other expenses	304,330	573,782
Total other expense	1,208,369	573,782

NET LOSS BEFORE NONCONTROLLING INTERESTS	(7,306,726)	(4,958,616)

LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(30,613)	(86,287)

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(7,276,113)	$(4,872,329)

Basic and diluted net loss per share available to common stockholders	$(0.94)	$(0.66)

Weighted average number of common shares outstanding - basic and diluted	7,764,237	7,393,695

See accompanying notes to the consolidated financial statements.

F-4

AETHLON MEDICAL, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF EQUITY

FOR THE YEARS ENDED MARCH 31, 2017 AND 2016

	ATTRIBUTABLE TO AETHLON MEDICAL, INC.
	COMMON STOCK		ADDITIONAL PAID IN	ACCUMULATED	NON- CONTROLLING	TOTAL
	SHARES	AMOUNT	CAPITAL	DEFICIT	INTERESTS	EQUITY
BALANCE - MARCH 31, 2015	6,657,046	$6,657	$82,238,507	$(81,629,714)	$35,933	$651,383

Issuances of common stock for cash	959,140	958	5,605,797	–	–	5,606,755

Issuance of common stock under cashless warrant exercises	5,292	5	(5)	–	–	–

Issuance of common stock due to rounding up from reverse split	915	1	(1)	–	–	–

Stock-based compensation expense	–	–	202,844	–	–	202,844

Net loss	–	–	–	(4,872,329)	(86,287)	(4,958,616)

BALANCE - MARCH 31, 2016	7,622,393	$7,621	$88,047,142	$(86,502,043)	$(50,354)	$1,502,366

Issuances of common stock for cash under at the market program	216,078	216	954,889	–	–	955,105

Issuances of common stock and warrants under registered direct financing	773,000	773	1,803,477	–	–	1,804,250

Issuances of common stock under conversions of convertible notes and related accrued interest	33,091	33	144,686	–	–	144,719

Warrant repricing expense	–	–	345,841	–	–	345,841

Loss on debt extinguishment	–	–	558,198	–	–	558,198

Debt discount on convertible notes payable	–	–	783,868	–	–	783,868

Repurchase of restricted stock units	149,864	150	(378,668)	–	–	(378,518)

Exercise of cashless warrants	2,660	3	(3)	–	–	–

Stock-based compensation expense	–	–	2,186,309	–	–	2,186,309

Net loss	–	–	–	(7,276,113)	(30,613)	(7,306,726)

BALANCE - MARCH 31, 2017	8,797,086	$8,796	$94,445,739	$(93,778,156)	$(80,967)	$595,412

See accompanying notes to the consolidated financial statements.

F-5

AETHLON MEDICAL, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED MARCH 31, 2017 AND 2016

	2017	2016
Cash flows from operating activities:
Net loss	$(7,306,726)	$(4,958,616)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	32,413	38,524
Warrant repricing expense	345,841	–
Loss on debt extinguishment	558,198	–
Stock based compensation	2,186,309	202,844
Amortization of debt discount and deferred financing costs	220,439	517,233

Changes in operating assets and liabilities:
Accounts receivable	199,471	(6,130)
Prepaid expenses and other current assets	15,743	19,841
Other assets	7,518	(95,638)
Accounts payable and other current liabilities	322,140	(46,365)
Due to related parties	(87,246)	(1,000)
Net cash used in operating activities	(3,505,900)	(4,329,307)

Cash flows from investing activities:
Purchases of property and equipment	(16,433)	(9,307)
Net cash used in investing activities	(16,433)	(9,307)

Cash flows from financing activities:
Cash paid for repurchase of restricted stock units	(378,518)	–
Proceeds from the issuance of convertible notes payable	577,460	–
Net proceeds from the issuance of common stock and warrants	2,759,355	5,606,755
Net cash provided by financing activities	2,958,297	5,606,755

Net (decrease) increase in cash	(564,036)	1,268,141

Cash at beginning of year	2,123,737	855,596

Cash at end of year	$1,559,701	$2,123,737

Supplemental information of non-cash investing and financing activities:
Conversion of debt, accrued liabilities and accrued interest to common stock	$144,719	$–
Reclassification of accrued interest to convertible notes payable	$85,031	$–
Issuance of shares for warrants	$198	$–
Issuance of shares under vested restricted stock units	$150	$–
Issuance of shares under cashless warrant exercises	$3	$5
Debt discount on convertible notes payable	$783,868	$–

See accompanying notes to the consolidated financial statements.

F-6

Aethlon Medical, Inc. and Subsidiary

Notes to Consolidated Financial Statements

1. ORGANIZATION, LIQUIDITY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

We create medical technologies to address unmet needs in global health and biodefense. The Aethlon Hemopurifier® is a clinical-stage therapeutic device that eliminates life-threatening viruses from the circulatory system of infected individuals. We believe the Aethlon Hemopurifier® can achieve the broad-spectrum countermeasure goal set forth by the U.S. Department of Health and Human Services (HHS). The device has been validated to capture Ebola, Zika, Lassa, MERS-CoV, HIV, Hepatitis C, Cytomegalovirus, Epstein-Barr, Herpes Simplex, Chikungunya, Dengue, West Nile, Smallpox related viruses, H1N1 Swine Flu, H5N1 Bird Flu, and the reconstructed Spanish flu virus of 1918. At present, the Hemopurifier® is being advanced under an FDA approved clinical study. Aethlon is also the majority owner of Exosome Sciences, Inc., a company focused on the discovery of exosomal biomarkers to diagnose and monitor life-threatening diseases.

Aethlon Medical, Inc. and subsidiary (“Aethlon”, the “Company”, “we” or “us”) is a medical device company focused on creating innovative devices that address unmet medical needs in in global health and biodefense. The Aethlon Hemopurifier® is a clinical-stage therapeutic device that eliminates life-threatening viruses from the circulatory system of infected individuals. On June 25, 2013, the United States Food and Drug Administration (FDA) approved an Investigational Device Exemption (IDE) that allows us to initiate human feasibility studies of the Aethlon Hemopurifier® in the U.S. We ended the treatment phase of the study after treating eight end-stage renal disease patients who were infected with the Hepatitis C virus (HCV) to demonstrate the safety of Hemopurifier therapy. Successful completion of this study will allow us the opportunity to initiate pivotal studies that are required for market clearance to treat HCV and other disease conditions in the U.S.

Successful outcomes of human trials will also be required by the regulatory agencies of certain foreign countries where we intend to sell this device. Some of our patents may expire before FDA approval or approval in a foreign country, if any, is obtained. However, we believe that certain patent applications and/or other patents issued more recently will help protect the proprietary nature of the Hemopurifier(R) treatment technology.

In October 2013, our subsidiary, Exosome Sciences, Inc. (“ESI”), commenced operations with a focus on advancing exosome-based strategies to diagnose and monitor the progression of cancer, infectious disease and other life-threatening conditions.

Our common stock is quoted on the Nasdaq Capital Market under the symbol “AEMD.”

REVERSE STOCK SPLIT

On April 14, 2015, the Company completed a 1-for-50 reverse stock split. Accordingly, authorized common stock was reduced from 500,000,000 shares to 10,000,000 shares, and each 50 shares of outstanding common stock held by stockholders were combined into one share of common stock. The accompanying consolidated financial statements and accompanying notes have been retroactively revised to reflect such reverse stock split as if it had occurred on April 1, 2014. All shares and per share amounts have been revised accordingly.

LIQUIDITY AND GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that we will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the ordinary course of business. We have incurred continuing losses from operations and at March 31, 2017 had an accumulated deficit of approximately $93,778,000. These factors, among other matters, raise substantial doubt about our ability to continue as a going concern. A significant amount of additional capital will be necessary to advance the development of our products to the point at which they may become commercially viable. We intend to fund operations, working capital and other cash requirements for the fiscal year ending March 31, 2018 through debt and/or equity financing arrangements.

F-7

We are currently addressing our liquidity issue by seeking additional investment capital through issuances of common stock under our existing S-3 registration statement and by applying for additional grants issued by government agencies in the United States. We believe that our cash on hand and funds expected to be received from additional debt and equity financing arrangements will be sufficient to meet our liquidity needs for fiscal 2018. However, no assurance can be given that we will receive any funds in addition to the funds we have received to date.

If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our current shareholders could be reduced, and such securities might have rights, preferences or privileges senior to our common stock. Additional financing may not be available upon acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to take advantage of prospective business endeavors or opportunities, which could significantly and materially restrict our operations. We are continuing to pursue external financing alternatives to improve our working capital position. If we are unable to obtain the necessary capital, we may have to cease operations.

The successful outcome of future activities cannot be determined at this time and there is no assurance that, if achieved, we will have sufficient funds to execute our intended business plan or generate positive operating results.

The consolidated financial statements do not include any adjustments related to this uncertainty and as to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of Aethlon Medical, Inc. and its majority-owned (80% ownership) and controlled subsidiary, Exosome Sciences, Inc. (ESI). All significant intercompany balances and transactions have been eliminated in consolidation. The Company has classified the (20% ownership) noncontrolling interests in ESI as part of consolidated net loss in the fiscal years ended March 31, 2017 and 2016 and includes the accumulated amount of noncontrolling interests as part of equity.

The losses at ESI during the fiscal year ended March 31, 2017 reduced the noncontrolling interests on our consolidated balance sheet by $30,613 from $(50,354) at March 31, 2016 to $(80,967) at March 31, 2017.

RISKS AND UNCERTAINTIES

We operate in an industry that is subject to intense competition, government regulation and rapid technological change. Our operations are subject to significant risk and uncertainties including financial, operational, technological, regulatory, and including the potential risk of business failure.

USE OF ESTIMATES

We prepare our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”), which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenues and expenses during the reporting periods. Significant estimates made by management include, among others, realization of long-lived assets, valuation of derivative liabilities, estimating fair value associated with debt and equity transactions and valuation of deferred tax assets. Actual results, whether in the near, medium or long-term future, could differ from those estimates.

CASH AND CASH EQUIVALENTS

Accounting standards define “cash and cash equivalents” as any short-term, highly liquid investment that is both readily convertible to known amounts of cash and so near their maturity that they present insignificant risk of changes in value because of changes in interest rates. For the purpose of financial statement presentation, we consider all highly liquid investment instruments with original maturities of three months or less when purchased, or any investment redeemable without penalty or loss of interest to be cash equivalents. As of March 31, 2017 and 2016, we had no assets that were classified as cash equivalents.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount of our cash, accounts receivable, accounts payable, and other current liabilities approximates their estimated fair values due to the short-term maturities of those financial instruments. The carrying amount of the notes payable approximates their fair value due to the short maturity of the notes and since the interest rates approximate current market interest rates for similar instruments.

F-8

Management has concluded that it is not practical to determine the estimated fair value of amounts due to related parties because the transactions cannot be assumed to have been consummated at arm's length, the terms are not deemed to be market terms, there are no quoted values available for these instruments, and an independent valuation would not be practicable due to the lack of data regarding similar instruments, if any, and the associated potential costs.

We follow Financial Accounting Standard Board’s (“FASB”) Accounting Standards Codification (“ASC”) FASB ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”) in connection with financial assets and liabilities measured at fair value on a recurring basis subsequent to initial recognition.

ASC 820 requires that assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:

Level 1: Quoted market prices in active markets for identical assets or liabilities.

Level 2: Observable market based inputs or unobservable inputs that are corroborated by market data.

Level 3: Unobservable inputs that are not corroborated by market data.

The hierarchy noted above requires us to minimize the use of unobservable inputs and to use observable market data, if available, when determining fair value.

We do not have any assets or liabilities that are measured at fair value on a recurring basis and, during the years ended March 31, 2017 and 2016, and did not have any assets or liabilities that were measured at fair value on a nonrecurring basis.

CONCENTRATIONS OF CREDIT RISKS

Cash is maintained at one financial institution in checking accounts and related cash management accounts. Accounts at this institution are secured by the Federal Deposit Insurance Corporation up to $250,000. Our March 31, 2017 cash balances were approximately $1,308,000 over such insured amount. We do not believe that the Company is exposed to any significant risk with respect to its cash.

All of our accounts receivable at March 31, 2017 and 2016 and all of our revenue in the fiscal years ended March 31, 2017 and 2016 were directly from the U.S. Department of Defense or from a subcontract under Battelle, which is a prime contractor with the U.S. Department of Defense.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, which range from two to five years. Repairs and maintenance are charged to expense as incurred while improvements are capitalized. Upon the sale or retirement of property and equipment, the accounts are relieved of the cost and the related accumulated depreciation with any gain or loss included in the consolidated statements of operations.

INCOME TAXES

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to the difference between the consolidated financial statements and their respective tax basis. Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts reported for income tax purposes, and (b) tax credit carryforwards. We record a valuation allowance for deferred tax assets when, based on our best estimate of taxable income (if any) in the foreseeable future, it is more likely than not that some portion of the deferred tax assets may not be realized.

LONG-LIVED ASSETS

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. If the cost basis of a long-lived asset is greater than the projected future undiscounted net cash flows from such asset, an impairment loss is recognized. We believe no impairment charges were necessary during the fiscal years ended March 31, 2017 and 2016.

F-9

LOSS PER SHARE

Basic loss per share is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the period of computation. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if potential common shares had been issued, if such additional common shares were dilutive. Since we had net losses for all periods presented, basic and diluted loss per share are the same, and additional potential common shares have been excluded as their effect would be antidilutive.

As of March 31, 2017 and 2016, a total of 3,908,292 and 2,710,107 potential common shares, consisting of shares underlying outstanding stock options, restricted stock units, warrants and convertible notes payable were excluded as their inclusion would be antidilutive.

SEGMENTS

Historically, we operated in one segment that was based on our development of therapeutic devices. However, in the December 2013 quarter, we initiated the operations of ESI to develop diagnostic tests. As a result, we now operate in two segments, Aethlon for therapeutic applications and ESI for diagnostic applications (See Note 10).

We record discrete financial information for ESI and our chief operating decision maker reviews ESI’s operating results in order to make decisions about resources to be allocated to the ESI segment and to assess its performance.

DEFERRED FINANCING COSTS

Costs related to the issuance of debt are capitalized as a deduction to our convertible notes based on the new accounting standard on imputation of interest, and amortized to interest expense over the life of the related debt using the effective interest method. We recorded amortization expense related to our deferred financing costs of $27,641 and $144,683 during the fiscal years ended March 31, 2017 and 2016, respectively.

REVENUE RECOGNITION

DARPA Contract -- We entered into a government contract with DARPA and have recognized revenue of $387,438 and $863,011 under that contract during the fiscal years ended March 31, 2017 and 2016, respectively. We adopted the Milestone method of revenue recognition for the DARPA contract under ASC 605-28 “Revenue Recognition – Milestone Method” (“ASC 605-28”) and we believe we meet the requirements under ASC 605-28 for reporting contract revenue under the Milestone Method for the fiscal years ended March 31, 2017 and 2016.

We identify the deliverables included within the contract and evaluate which deliverables represent separate units of accounting based on if certain criteria are met, including whether the delivered element has standalone value to the collaborator. The consideration received is allocated among the separate units of accounting, and the applicable revenue recognition criteria are applied to each of the separate units.

A milestone is an event having all of the following characteristics:

(1) There is substantive uncertainty at the date the arrangement is entered into that the event will be achieved. A vendor’s assessment that it expects to achieve a milestone does not necessarily mean that there is not substantive uncertainty associated with achieving the milestone.

(2) The event can only be achieved based in whole or in part on either: (a) the vendor’s performance; or (b) a specific outcome resulting from the vendor’s performance.

(3) If achieved, the event would result in additional payments being due to the vendor.

A milestone does not include events for which the occurrence is either: (a) contingent solely upon the passage of time; or (b) the result of a counterparty’s performance.

F-10

The policy for recognizing deliverable consideration contingent upon achievement of a milestone must be applied consistently to similar deliverables.

The assessment of whether a milestone is substantive is performed at the inception of the arrangement. The consideration earned from the achievement of a milestone must meet all of the following for the milestone to be considered substantive:

(1) The consideration is commensurate with either: (a) the vendor’s performance to achieve the milestone; or (b) the enhancement of the value of the delivered item or items as a result of a specific outcome resulting from the vendor’s performance to achieve the milestone;

(2) The consideration relates solely to past performance; and

(3) The consideration is reasonable relative to all of the deliverables and payment terms (including other potential milestone consideration) within the arrangement.

A milestone is not considered substantive if any portion of the associated milestone consideration relates to the remaining deliverables in the unit of accounting (i.e., it does not relate solely to past performance). To recognize the milestone consideration in its entirety as revenue in the period in which the milestone is achieved, the milestone must be substantive in its entirety. Milestone consideration cannot be bifurcated into substantive and nonsubstantive components. In addition, if a portion of the consideration earned from achieving a milestone may be refunded or adjusted based on future performance, the related milestone is not considered substantive.

Battelle Subcontract -- We entered into a subcontract agreement with Battelle Memorial Institute (“Battelle”) in March 2013. Battelle was chosen by DARPA to be the prime contractor on the systems integration portion of the original DARPA contract and we are one of several subcontractors on that systems integration project. The Battelle subcontract is cost-reimbursable under a time and materials basis. We began generating revenues under the subcontract during the three months ended September 30, 2013 and for the fiscal years ended March 31, 2017 and 2016, we recorded revenue of $4,635 and $23,561, respectively, under the Battelle subcontract.

Our revenue under this contract was a function of cost reimbursement plus an overhead mark-up for hours devoted to the project by specific employees (with specific hourly rates for those employees). Battelle engaged us as needed. Each payment required approval by the program manager at Battelle.

STOCK-BASED COMPENSATION

Employee stock options and rights to purchase shares under stock participation plans are accounted for under the fair value method. Accordingly, share-based compensation is measured when all granting activities have been completed, generally the grant date, based on the fair value of the award. The exercise price of options is generally equal to the market price of the Company's common stock (defined as the closing price as quoted on the Nasdaq Capital Market or OTCBB on the date of grant). Compensation cost recognized by the Company includes (a) compensation cost for all equity incentive awards granted prior to April 1, 2006, but not yet vested, based on the grant-date fair value estimated in accordance with the original provisions of the then current accounting standards, and (b) compensation cost for all equity incentive awards granted subsequent to March 31, 2006, based on the grant-date fair value estimated in accordance with the provisions of subsequent accounting standards. We use a Binomial Lattice option pricing model for estimating fair value of options granted (see Note 5).

The following table summarizes share-based compensation expenses relating to shares and options granted and the effect on loss per common share during the years ended March 31, 2017 and 2016:

	Fiscal Years Ended
	March 31, 2017	March 31, 2016
Vesting of Stock Options and Restricted Stock Units	$2,186,309	$202,844
Total Stock-Based Compensation Expense	$2,186,309	$202,844

Weighted average number of common shares outstanding – basic and diluted	7,764,237	7,393,695

Basic and diluted loss per common share	$(0.28)	$(0.03)

F-11

We account for transactions involving services provided by third parties where we issue equity instruments as part of the total consideration using the fair value of the consideration received (i.e. the value of the goods or services) or the fair value of the equity instruments issued, whichever is more reliably measurable. In transactions, when the value of the goods and/or services are not readily determinable and (1) the fair value of the equity instruments is more reliably measurable and (2) the counterparty receives equity instruments in full or partial settlement of the transactions, we use the following methodology:

a) For transactions where goods have already been delivered or services rendered, the equity instruments are issued on or about the date the performance is complete (and valued on the date of issuance).

b) For transactions where the instruments are issued on a fully vested, non-forfeitable basis, the equity instruments are valued on or about the date of the contract.

c) For any transactions not meeting the criteria in (a) or (b) above, we re-measure the consideration at each reporting date based on its then current stock value.

We review share-based compensation on a quarterly basis for changes to the estimate of expected award forfeitures based on actual forfeiture experience. The effect of adjusting the forfeiture rate for all expense amortization after March 31, 2007 is recognized in the period the forfeiture estimate is changed. The effect of forfeiture adjustments for the fiscal year ended March 31, 2017 was insignificant.

PATENTS

Patents include both foreign and domestic patents. We capitalize the cost of patents, some of which were acquired, and amortize such costs over the shorter of the remaining legal life or their estimated economic life, upon issuance of the patent. The unamortized costs of patents are subject to our review for impairment under our long-lived asset policy above.

STOCK PURCHASE WARRANTS

We grant warrants in connection with the issuance of convertible notes payable and the issuance of common stock for cash. When such warrants are classified as equity and issued in connection with debt, we measure the relative estimated fair value of such warrants and record it as a discount from the face amount of the convertible notes payable. Such discounts are amortized to interest expense over the term of the notes using the effective interest method. Warrants issued in connection with common stock for cash, if classified as equity, are considered issued in connection with equity transactions and the warrant fair value is recorded to additional paid-in-capital.

DERIVATIVE INSTRUMENTS

We evaluate free-standing derivative instruments (or embedded derivatives) to properly classify such instruments within equity or as liabilities in our financial statements. Our policy is to settle instruments indexed to our common shares on a first-in-first-out basis.

The classification of a derivative instrument is reassessed at each reporting date. If the classification changes as a result of events during a reporting period, the instrument is reclassified as of the date of the event that caused the reclassification. There is no limit on the number of times a contract may be reclassified.

Instruments classified as derivative liabilities are remeasured each reporting period (or upon reclassification) and the change in fair value is recorded on our consolidated statement of operations in other (income) expense. We had no derivative liabilities at either March 31, 2017 or March 31, 2016.

BENEFICIAL CONVERSION FEATURE OF CONVERTIBLE NOTES PAYABLE

The convertible feature of certain notes payable provides for a rate of conversion that is below market value. Such feature is normally characterized as a "Beneficial Conversion Feature" ("BCF"). We measure the estimated fair value of the BCF in circumstances in which the conversion feature is not required to be separated from the host instrument and accounted for separately, and record that value in the consolidated financial statements as a discount from the face amount of the notes. Such discounts are amortized to interest expense over the term of the notes.

F-12

RESEARCH AND DEVELOPMENT EXPENSES

Our research and development costs are expensed as incurred. We incurred approximately $673,000 and $782,000 of research and development expenses for the years ended March 31, 2017 and 2016, respectively, which are included in various operating expenses in the accompanying consolidated statements of operations.

OFF-BALANCE SHEET ARRANGEMENTS

We have not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our consolidated financial statements.

SIGNIFICANT RECENT ACCOUNTING PRONOUNCEMENTS

During the fiscal year ended March 31, 2017, we adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 2015-03, the new accounting standard on imputation of interest, simplifying the presentation of debt issuance costs. As a result of the adoption of that pronouncement, our deferred financing costs at March 31, 2016 were reclassified from current assets to an offset against our convertible notes. We did not have any unamortized deferred financing costs at March 31, 2017.

During the fiscal year ended March 31, 2017, we also adopted FASB ASU 2015-01, the new accounting standard on income statement - extraordinary and unusual items (Subtopic 225-20): simplifying income statement presentation by eliminating the concept of extraordinary items and FASB ASU 2014-15, the new accounting standard on the presentation of financial statements - going concern (Subtopic 205-40): disclosure of uncertainties about an entity's ability to continue as a going concern.

The adoption of FASB ASU 2015-01 did not have a material impact on our consolidated financial statements for the fiscal years ended March 31, 2016 and 2017 as we did not have any extraordinary or unusual items in those fiscal years and we believe this accounting pronouncement will not have a significant impact on the our consolidated financial statements in the future.

The adoption of FASB ASU 2014-15 did not have a material impact on our consolidated financial statements for the fiscal years ended March 31, 2016 and 2017 as our management had determined that a going concern qualification for both of those years was appropriate. We have evaluated the new going concern considerations in this ASU and have determined that it is appropriate to provide additional disclosure to our consolidated financial statements (see Note 1).

Management is evaluating significant recent accounting pronouncements that are not yet effective for us, including the new accounting standard on improvements to employee share based payment accounting, ASU 2016-09 (Topic 718), the new accounting standard related to leases, ASU 2016-02 (Topic 842), the new accounting standard for recognition and measurement of financial assets and financial liabilities, and the new accounting standard on revenue recognition, ASU 2014-09 (Topic 606), and have not yet concluded whether any such pronouncements will have a significant effect on our future consolidated financial statements.

2. PROPERTY AND EQUIPMENT

Property and equipment, net, consist of the following:

	March 31, 2017	March 31, 2016
Furniture and office equipment, at cost	$352,085	$394,395
Accumulated depreciation	(322,862)	(358,357)
	$29,223	$36,038

Depreciation expense for the years ended March 31, 2017 and 2016 approximated $23,000 and $29,000, respectively.

3. PATENTS

Patents consist of the following:

	March 31, 2017	March 31, 2016
Patents	$211,645	$211,645
Accumulated amortization	(126,649)	(117,484)
	$84,996	$94,161

Amortization expense for patents for the years ended March 31, 2017 and 2016 approximated $9,000. Future amortization expense on patents is estimated to be approximately $9,000 per year based on the estimated life of the patents. The weighted average remaining life of our patents is approximately 4.0 years.

F-13

4. CONVERTIBLE NOTES PAYABLE

Convertible Notes Payable, Net consisted of the following at March 31, 2017:

	Principal	Unamortized Discount	Net Amount	Accrued Interest
Convertible Notes Payable, Net – Non-Current Portion:
November 2014 10% Convertible Notes	$612,811	$(275,363)	$337,448	$2,555
December 2016 10% Convertible Notes	680,400	(498,648)	181,752	2,836
Total Convertible Notes Payable, Net	$1,293,211	$(774,011)	$519,200	$5,391

During the fiscal year ended March 31, 2017, we recorded interest expense of $81,102 related to the contractual interest rates of our convertible notes, interest expense of $27,641 related to the amortization of deferred financing costs and interest expense of $192,798 related to the amortization of the note discount for a total interest expense of $301,541 related to our convertible notes in the fiscal year ended March 31, 2017. All of the unamortized discount at December 31, 2016 related to the note discount established upon the second amendment to the November 2014 10% Convertible Notes and to the December 2016 10% Convertible Notes (see below). Accrued interest is included in other current liabilities (see Note 7).

Convertible Notes Payable, Net consisted of the following at March 31, 2016:

	Principal	Unamortized Discount	Net Amount	Accrued Interest
Convertible Notes Payable, Net– Non-Current Portion:
November 2014 10% Convertible Notes	$527,780	$(27,641)	$500,139	$74,036
Total Convertible Notes Payable, Net	$527,780	$(27,641)	$500,139	$74,036

The above table shows the retroactive application of $27,641 in note discounts representing the deferred financing costs of that same amount on March 31, 2016 due to the application of related to the application of the new accounting standard ASU 2015-03. All of the unamortized discount at March 31, 2016 related to the deferred financing costs noted above.

During the fiscal year ended March 31, 2016, we recorded interest expense of $52,778 related to the contractual interest rates of our convertible notes, interest expense of $372,550 related to the amortization of debt discounts on the convertible notes and interest expense of $144,683 related to the amortization of deferred financing costs for a total of $570,011. Accrued interest is included in other current liabilities (see Note 7).

NOVEMBER 2014 10% CONVERTIBLE NOTES

In November 2014, we entered into a subscription agreement with two accredited investors providing for the issuance and sale of (i) convertible promissory notes in the aggregate principal amount of $527,780 (the “Notes”) and (ii) five-year warrants to purchase up to 47,125 shares of common stock at a fixed exercise price of $8.40 per share (the “Warrants”). These Notes bear interest at the annual rate of 10% and originally matured on April 1, 2016.

The aggregate gross cash proceeds to us were $415,000 after subtracting legal fees of $35,000, a $27,780 due diligence fee and an original issuance discount of $50,000. We recorded deferred financing costs of $112,780 to reflect the legal fees, due diligence fee and original issuance discount and will amortize those costs over the life of the Notes using the effective interest method.

These Notes are convertible at the option of the holders into shares of our common stock at a fixed price of $5.60 per share, for up to an aggregate of 94,246 shares of common stock. There are no registration requirements with respect to the shares of common stock underlying the Notes or the Warrants.

The estimated relative fair value of Warrants issued in connection with the Notes was recorded as a debt discount and is amortized as additional interest expense over the term of the underlying debt. We recorded debt discount of $240,133 based on the relative fair value of these Warrants. In addition, as the effective conversion price of the Notes was less than market price of the underlying common stock on the date of issuance, we recorded an additional debt discount of $287,647 related to the beneficial conversion feature.

F-14

Initial Amendment of the November 2014 10% Convertible Note Terms

On November 12, 2015, we entered into an amendment of terms (“Amendment of Terms”) with the two investors that participated in the November 2014 10% Convertible Notes. The Amendment of Terms modified the terms of the subscription agreement, Notes and Warrants held by those investors to, among other things, extended the maturity date of the Notes from April 1, 2016 to June 1, 2016, temporarily reduced the number of shares that we must reserve with respect to conversion of the Notes, and temporarily suspended the time period during which one of the investors may exercise its Warrants. In exchange for the investors’ agreements in the Amendment of Terms, we paid one of the investors a cash fee of $90,000, which we recorded as deferred financing costs and amortized over the remaining term of the notes.

Second Amendment and Extension of the November 2014 10% Convertible Notes

On June 27, 2016, we and certain investors entered into further Amendments (the “Amendments”) to the Notes and the Warrants. The Amendments provide that the Maturity Date (as defined in the Notes) was extended from June 1, 2016 to July 1, 2017 and that the conversion price per share of the Notes was reduced from $5.60 per share of common stock to $5.00 per share of common stock. In addition, we reduced the purchase price (as defined in the Warrants) from $8.40 per share to $5.00 per share of common stock. In connection with these modifications, each of the investors signed a Consent and Waiver providing its consent under certain restrictive provisions, and waiving certain rights, including a right to participate in certain offerings made by us, under a Securities Purchase Agreement dated June 23, 2015, (the “2015 SPA”) to which we, the investors and certain other investors are parties, in order to facilitate an at-the-market equity program (see Note 6).

The Amendments also increase the principal amount of the Notes to $692,811 (in the aggregate) to (i) include accrued and unpaid interest through June 15, 2016, and (ii) increase the principal amount by $80,000 (in the aggregate) as an extension fee for the extended maturity date of the Notes. With respect to each Note, we entered into an Allonge to Convertible Promissory Note (each, an “Allonge”) reflecting the changes in the principal amount, Maturity Date and conversion price of the Note.

We also issued to the investors new warrants (the “New Warrants”) to purchase an aggregate of 30,000 shares of common stock with a Purchase Price (as defined in the New Warrants) of $5.00 per share of common stock. We issued the New Warrants in substantially the same form as the prior Warrants, and the New Warrants will expire on November 6, 2019, the same date on which the prior Warrants will expire.

The modification of the Notes was evaluated under FASB Accounting Standards Codification (“ASC”) Topic No. 470-50-40, “Debt Modification and Extinguishments”. Therefore, according to the guidance, the instruments were determined to be substantially different, and the transaction qualified for extinguishment accounting. As a result, we recorded a loss on debt extinguishment of $536,889 and recognized an extension fee expense of $80,000, which are included in other (income) expenses in the accompanying condensed consolidated statements of operations. The debt extinguishment is comprised from the fair value of prior warrants issued in connection with the Notes of $287,676, as well as $325,206 related to beneficial conversion feature and offset by debt discount of $75,993. The beneficial conversion feature is a result of the effective conversion price of the new Notes being less than the market price of the underlying common stock on the date of modification.

Third Amendment and Extension of the November 2014 10% Convertible Notes

In connection with the issuance of the December 2016 10% Convertible Notes, the conversion price of the November 2014 10% Convertible Notes was reduced from $5.00 to $4.00 per share and the expiration date of the November 2014 10% Convertible Notes was extended from July 1, 2017 to July 1, 2018.

The modification of the Notes was evaluated under FASB Accounting Standards Codification (“ASC”) Topic No. 470-50-40, “Debt Modification and Extinguishments”. Therefore, according to the guidance, the instruments were determined to be substantially different, and the transaction qualified for extinguishment accounting. As a result, we recorded a gain on debt extinguishment of $58,691, which is included in other (income) expenses in the accompanying condensed consolidated statements of operations. The recording of the modified Notes resulted in a beneficial conversion of $233,748 which is the result of the effective conversion price of the new Notes being less than the market price of the underlying common stock on the date of modification.

F-15

In June 2017, we agreed with the holders of the November 2014 10% Convertible Notes to an extension of the expiration dates of the notes from July 1, 2018 to July 1, 2019 in exchange for the reduction of the conversion price of those notes from $4.00 per share to $3.00 per share (See Note 11).

The following table shows the changes to the principal balance of the November 2014 10% Convertible Notes:

Activity in the November 2014 10% Convertible Notes
Initial principal balance	$527,780
Increase in principal balance under the second amendment (see above)	165,031
Conversions during the fiscal year ended March 31, 2017	(80,000)
Balance as of March 31, 2017	$612,811

DECEMBER 2016 10% CONVERTIBLE NOTES

In December 2016, we entered into a securities purchase agreement (the “Securities Purchase Agreement”) with two accredited investors (collectively, the “Holders”), pursuant to which the Holders purchased an aggregate of $680,400 principal amount of Notes (inclusive of due diligence fee of $30,000 deemed paid as a subscription amount in the form of a Note in the principal amount of $32,400) for an aggregate cash subscription amount of $600,000 and (b) warrants to purchase 127,575 shares of Common Stock (collectively, the “Warrants”).

The Notes bear interest at the rate of 10% per annum, and the principal amount and all accrued and unpaid interest thereon is convertible into shares of our common stock at a $4.00 per share conversion price, which is subject to customary adjustment provisions for stock splits, dividends, recapitalizations and the like. The Notes mature on July 1, 2018 and are subject to customary and usual terms for events of default and the like. Each Holder has contractually agreed to restrict its ability to convert its Note such that the number of shares of the Common Stock held by the Holder and its affiliates after such exercise does not exceed 4.99% of our then issued and outstanding shares of Common Stock.

The Warrants issued to the Holders are exercisable for a period of five years from the date of issuance at an exercise price of $4.50, subject to adjustment. A Holder may exercise a Warrant by paying the exercise price in cash or by exercising the Warrant on a cashless basis. In the event a Holder exercises a Warrant on a cashless basis, we will not receive any proceeds. The exercise price of the Warrants is subject to customary adjustments provision for stock splits, stock dividends, recapitalizations and the like. Each Holder has contractually agreed to restrict its ability to exercise its Warrant such that the number of shares of the Common Stock held by the Holder and its affiliates after such exercise does not exceed 4.99% of our then issued and outstanding shares of Common Stock.

The estimated relative fair value of Warrants issued in connection with the Notes was recorded as a debt discount and is being amortized as additional interest expense over the term of the underlying debt. We recorded debt discount of $232,718 based on the relative fair value of these Warrants. In addition, as the effective conversion price of the Notes was less than market price of the underlying common stock on the date of issuance, we recorded an additional debt discount of $262,718 related to the beneficial conversion feature. We also recorded deferred financing costs of $102,940, which was composed of an 8% original issue discount of $50,400, a $30,000 due diligence fee (which was paid in the form of a note), $22,500 in legal fees, and a $40 bank charge. The combination of the above items led to a combined discount against the convertible notes of $598,376.

In June 2017, we agreed with the holders of the December 2016 10% Convertible Notes to an extension of the expiration dates of the notes from July 1, 2018 to July 1, 2019 in exchange for the reduction of the conversion price of those notes from $4.00 per share to $3.00 per share (See Note 11).

There were no conversions of principal on the December 2016 10% Convertible Notes during the fiscal year ended March 31, 2017.

F-16

5. EQUITY TRANSACTIONS

ISSUANCES OF COMMON STOCK AND WARRANTS

Equity Transactions in the Fiscal Year Ended March 31, 2017.

Common Stock Sales Agreement with H.C. Wainwright

On June 28, 2016, we entered into a Common Stock Sales Agreement (the “Agreement”) with H.C. Wainwright & Co., LLC (“H.C. Wainwright”) which establishes an at-the-market equity program pursuant to which we may offer and sell shares of our common stock from time to time as set forth in the Agreement. The Agreement provides for the sale of shares of our common stock having an aggregate offering price of up to $12,500,000 (the “Shares”).

Subject to the terms and conditions set forth in the Agreement, H.C. Wainwright will use its commercially reasonable efforts consistent with its normal trading and sales practices to sell the Shares from time to time, based upon our instructions. We have provided H.C. Wainwright with customary indemnification rights, and H.C. Wainwright will be entitled to a commission at a fixed rate equal to three percent (3.0%) of the gross proceeds per Share sold. In addition, we have agreed to pay certain expenses incurred by H.C. Wainwright in connection with the Agreement, including up to $50,000 of the fees and disbursements of their counsel. The Agreement will terminate upon the sale of all of the Shares under the Agreement unless terminated earlier by either party as permitted under the Agreement.

Sales of the Shares, if any, under the Agreement shall be made in transactions that are deemed to be “at the market offerings” as defined in Rule 415 under the Securities Act, including sales made by means of ordinary brokers’ transactions, including on the Nasdaq Capital Market, at market prices or as otherwise agreed with H.C. Wainwright. We have no obligation to sell any of the Shares, and, at any time, we may suspend offers under the Agreement or terminate the Agreement.

In July 2016, we commenced sales of common stock under our Common Stock Sales Agreement with H.C. Wainwright. In the fiscal year ended March 31, 2017, we raised aggregate net proceeds of $955,206 (net of $29,831 in commissions to H.C. Wainwright and $9,432 in other offering expenses) under this agreement through the sale of 216,078 shares at an average price of $4.42 per share of net proceeds.

Warrant Issuances in July 2016

In July 2016, we issued an aggregate of 2,660 shares of common stock to three investors upon the exercise of previously issued warrants. The warrants were exercised on a cashless or “net” basis. Accordingly, we did not receive any proceeds from such exercises. The cashless exercise of such warrants resulted in the cancellation of previously issued warrants to purchase an aggregate of 19,563 shares of common stock.

Restricted Stock Unit Grants to Directors and Executive Officers

During the fiscal year ended March 31, 2017, 149,864 Restricted Stock Units (“RSUs”) held by our outside directors and executive officers were exchanged into the same number of shares of our common stock (see Stock-Based Compensation below).

Amendment of Warrants Issued in Conjunction with the November 2014 10% Convertible Notes

Under the Second Amendment and Extension of the November 2014 10% Convertible Notes dated June 27, 2016 (See Note 4), we reduced the purchase price of 47,125 Warrants from $8.40 per share to $5.00 per share.

We also issued to the investors new warrants to purchase an aggregate of 30,000 shares of common stock with a purchase price of $5.00 per share of common stock. We issued the new warrants in substantially the same form as the prior Warrants, and the new warrants will expire on November 6, 2019, the same date on which the prior warrants will expire (See Note 4).

F-17

Amendment of December 2014 Warrants

On June 27, 2016, we and certain investors (the “Unit Investors”) entered into Consent and Waiver and Amendment agreements (the “CWAs”), relating to an aggregate of 264,000 Warrants to Purchase Common Stock (the “Unit Warrants”) we had issued to the Unit Investors on December 2, 2014 pursuant to a Securities Purchase Agreement dated November 26, 2014 (the “2014 SPA”). In the CWAs, each of the Unit Investors provided its consent under certain restrictive provisions, and waived certain rights, including a right to participate in certain offerings made by us, under the 2014 SPA in order to facilitate the at-the-market equity program described above. Pursuant to the CWAs, we reduced the Exercise Price (as defined in the Unit Warrants) from $15.00 per share of common stock to $5.00 per share of common stock. At any time that the shares of common stock underlying the Unit Warrants are covered by an effective registration statement that permits the public resale of the shares, if the Unit Investors exercise the Unit Warrants, they must do so by a cash exercise, which could yield up to $1,320,000 in proceeds to us.

On June 27, 2016, each of the Unit Investors also entered into a Consent and Waiver providing its consent under certain provisions, and waiving certain rights, including a right to participate in certain offerings made by us, under the 2015 SPA in order to facilitate the at-the-market equity program described above.

In accordance with applicable GAAP for warrant modifications, we measured the change in fair value that arose from the reduction in exercise price and recognized an expense of $345,841, which is included in other (income) expenses in the accompanying condensed consolidated statements of operations.

Warrants Issued in Conjunction with the December 2016 10% Convertible Notes

On December 30, 2016, we entered into a securities purchase agreement (the “Securities Purchase Agreement”) with two accredited investors (collectively, the “Holders”), pursuant to which the Purchasers purchased an aggregate of $680,400 principal amount of Notes (inclusive of due diligence fee of $30,000 deemed paid as a subscription amount in the form of a Note in the principal amount of $32,400) for an aggregate cash subscription amount of $600,000 and (b) warrants to purchase 127,575 shares of Common Stock (collectively, the “Warrants”) (See Note 4).

The Warrants issued to the Holders are exercisable for a period of five years from the date of issuance at an exercise price of $4.50, subject to adjustment. A Holder may exercise a Warrant by paying the exercise price in cash or by exercising the Warrant on a cashless basis. In the event a Holder exercises a Warrant on a cashless basis, we will not receive any proceeds. The exercise price of the Warrants is subject to customary adjustments provision for stock splits, stock dividends, recapitalizations and the like. Each Holder has contractually agreed to restrict its ability to exercise its Warrant such that the number of shares of the Common Stock held by the Holder and its affiliates after such exercise does not exceed 4.99% of our then issued and outstanding shares of Common Stock.

The estimated relative fair value of Warrants issued in connection with the Notes was recorded as a debt discount and is amortized as additional interest expense over the term of the underlying debt. We recorded debt discount of $232,718 based on the relative fair value of these Warrants.

MARCH 2017 EQUITY FINANCING

On March 22, 2017, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain institutional investors (the “Investors”) for the sale of 575,000 shares (the “Common Shares”) of our common stock, par value $0.001 per share (the “Common Stock”), at a purchase price of $3.50 per share, in a registered direct offering. Concurrently with the sale of the Common Shares, pursuant to the Purchase Agreement, we also sold in a private placement warrants to purchase 575,000 shares of Common Stock (the “Warrants”). The aggregate gross proceeds for the sale of the Common Shares and Warrants will be approximately $2 million.  Subject to certain ownership limitations, the Warrants will be initially exercisable commencing six months from the issuance date at an exercise price equal to $3.95 per share of Common Stock, subject to adjustments as provided under the terms of the Warrants. The Warrants will be exercisable for five years from the initial exercise date.

The net proceeds to us from the transactions, after deducting the placement agent’s fees and expenses (not including the Wainwright Warrants, as defined below), our estimated offering expenses, and excluding the proceeds, if any, from the exercise of the Warrants, were $1,804,250. We intend to use the net proceeds from the transactions for general corporate purposes.

F-18

The Common Shares (but not the Warrants or shares issuable upon exercise of the Warrant) were sold by us pursuant to an effective shelf registration statement on Form S-3, which was filed with the Securities and Exchange Commission (the “SEC”) on May 5, 2016 and subsequently declared effective on May 12, 2016 (File No. 333-211151) (the “Registration Statement”), and the base prospectus dated as of May 12, 2016 contained therein. We filed a prospectus supplement and the accompanying prospectus with the SEC in connection with this sale of the Common Shares.

The purchase agreement also covered the exchange of 264,000 warrants issued to the purchasers thereunder in December 2014 for 198,000 shares of our common stock. Further, in exchange for certain waivers given by the purchasers and certain other investors in a private placement of the Company in June 2015, the warrants issued in such private placement were amended to (i) reduce the exercise price to $3.95 per share, (ii) make the warrants non-exercisable for a period of six months from the date of amendment, and (iii) extend the term of those warrants by six months. As all of these warrant-related elements were integral to the March 2017 Equity Financing, we accounted for all of these elements as adjustments to additional paid-in capital.

The Warrants and the shares issuable upon exercise of the Warrants were sold and issued without registration under the Securities Act of 1933 (the “Securities Act”) in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act as transactions not involving a public offering and Rule 506 promulgated under the Securities Act as sales to accredited investors, and in reliance on similar exemptions under applicable state laws.

We also entered into an engagement letter (the “Engagement Letter”) with Rodman & Renshaw, a unit of H.C. Wainwright & Co., LLC (“Rodman”), pursuant to which Rodman agreed to serve as exclusive placement agent for the issuance and sale of the Common Shares and Warrants. We paid Rodman an aggregate fee equal to 6% of the gross proceeds received by us from the sale of the securities in the transactions. Pursuant to the Engagement Letter, we also agreed to grant to Rodman or its designees warrants to purchase up to 3% of the aggregate number of shares sold in the transaction (the “Rodman Warrants”). The Engagement Letter has a nine-month tail and right of first offer periods, indemnity and other customary provisions for transactions of this nature. The Rodman Warrants have substantially the same terms as the Warrants, except that the exercise price is 125% of $3.50. We also paid Rodman a reimbursement for non-accountable expenses in the amount of $50,000.

Equity Transactions in the Fiscal Year Ended March 31, 2016.

REVERSE STOCK SPLIT

On April 14, 2015, we completed a 1-for-50 reverse stock split. Accordingly, authorized common stock was reduced from 500,000,000 shares to 10,000,000 shares, and each 50 shares of outstanding common stock held by stockholders were combined into one share of common stock. The accompanying condensed consolidated financial statements and accompanying notes have been retroactively revised to reflect such reverse stock split as if it had occurred on April 1, 2014. All share and per share amounts have been revised accordingly.

INCREASE IN AUTHORIZED SHARES

On March 31, 2016, we filed a Certificate of Amendment to our Articles of Incorporation to increase our authorized common stock from 10,000,000 to 30,000,000 shares. Our stockholders approved the amendment at our annual meeting of stockholders held on March 29, 2016.

On April 28, 2015, we issued 915 shares of common stock as the result of rounding up of fractional shares that arose due to our reverse stock split.

On June 25, 2015, we sold $6,000,000 of units, comprised of common stock and warrants, to 18 accredited investors at a price of $6.30 per unit. Each unit consisted of one share of common stock and 0.75 of a five-year warrant to purchase one share of common stock at an exercise price of $6.30 per share. Accordingly, we issued a total of 952,383 shares of unregistered common stock and warrants to purchase 714,285 shares of common stock. For its services as sole placement agent for the financing, we paid Roth Capital Partners, LLC (“Roth”) a cash fee of $285,512 and expense reimbursement of $75,000 and we issued them a five-year warrant to purchase 32,371 shares of common stock at an exercise price of $6.30 per share. We received $5,591,988 in net proceeds from this financing. The warrant fair value, which was valued using a binomial lattice model, was recorded to additional paid-in-capital.

F-19

In connection with the financing, Mr. James Joyce, our Chief Executive Officer, Mr. James Frakes, our Chief Financial Officer and Dr. Chetan Shah, a director of our company, each agreed to waive their right to exercise certain stock options and warrants held by them representing the right to acquire 402,318 shares of common stock in the aggregate (the “Waivers”). The Waivers were required in order to make a sufficient number of shares of common stock available for issuance and the Waivers expired when we amended our Articles of Incorporation on March 31, 2016.

During the three months ended September 30, 2015, we issued an aggregate of 5,292 shares of common stock to an accredited investor upon the exercise of previously issued warrants. The warrants were exercised on a cashless or “net” basis. Accordingly, we did not receive any proceeds from such exercises. The cashless exercise of such warrants resulted in the cancellation of previously issued warrants to purchase an aggregate of 1,744 shares of common stock.

During the three months ended December 31, 2015, we issued an aggregate of 6,757 unregistered shares of common stock to two investors upon the exercise of previously issued warrants. The warrants were exercised for cash and we received cash proceeds of $14,766 for an average purchase price of $2.19 per share per the terms of the warrants.

WARRANTS:

During the fiscal year ended March 31, 2017, we issued warrants in connection with three financing arrangements. The first warrant issuance during the fiscal year was the issuance of 30,000 warrants with an exercise price of $5.00 per share in June 2016. Those 30,000 warrants were issued in connection with the Amendment of November 2014 Investment Documents (see Note 4).

The second warrant issuance was the issuance of 127,575 warrants with an exercise price of $4.50 per share in December 2016. Those 127,575 warrants were issued in connection with the issuance of our December 2016 10% Convertible Notes (see Note 4).

The third warrant issuance during the fiscal year was our March 22, 2017 equity financing with certain institutional investors (the “Investors”) for the sale of 575,000 shares (the “Common Shares”) of our common stock, par value $0.001 per share (the “Common Stock”), at a purchase price of $3.50 per share, in a registered direct offering. Concurrently with the sale of the Common Shares, pursuant to the Purchase Agreement, we also sold in a private placement warrants to purchase 575,000 shares of Common Stock (the “Warrants”). Subject to certain ownership limitations, the Warrants will be initially exercisable commencing six months from the issuance date at an exercise price equal to $3.95 per share of Common Stock, subject to adjustments as provided under the terms of the Warrants. The Warrants will be exercisable for five years from the initial exercise date.

The purchase agreement also covered the exchange of 264,000 warrants issued to the purchasers thereunder in December 2014 for 198,000 shares of our common stock. Further, in exchange for certain waivers given by the purchasers and certain other investors in a private placement of the Company in June 2015, the warrants issued in such private placement were amended to (i) reduce the exercise price to $3.95 per share, (ii) make the warrants non-exercisable for a period of six months from the date of amendment, and (iii) extend the term of those warrants by six months.

We also entered into an engagement letter (the “Engagement Letter”) with Rodman & Renshaw, a unit of H.C. Wainwright & Co., LLC (“Rodman”), pursuant to which Rodman agreed to serve as exclusive placement agent for the issuance and sale of the Common Shares and Warrants. In addition to a cash placement fee equal to 6% of the gross proceeds received by us from the sale of the securities in the transaction, we also agreed to grant to Rodman or its designees warrants to purchase up to 3% of the aggregate number of shares sold in the transaction (the “Rodman Warrants”). The Rodman Warrants have substantially the same terms as the Warrants, except that the exercise price is 125% of $3.50.

Based on the above assumptions, we valued the warrants issued during the fiscal year ended March 31, 2017 as follows:

•	The 30,000 warrants issued in June 2016 were valued at $111,900 and we classified that fair value as equity.

•	The 127,575 warrants issued in December 2016 were valued at $380,174 and we classified $232,718 of that fair value as debt discount and the remainder as equity.
•	The 575,000 warrants issued in March 2017 were valued at $1,493,390 and we classified that fair value as equity.
•	In connection with our March 2017 financing, we agreed to reduce the exercise price on 547,620 warrants from $6.30 to $3.44. We valued the change in fair value due to the change in exercise price at $219,048 and classified that fair value as equity.
•	Also in connection with our March 2017 financing, we agreed with the investor in that financing to exchange 198,000 shares for the return and cancellation of 264,000 warrants. We calculated the fair value of those 264,000 warrants at $528,000 and classified the impact of this share for warrant exchange as equity due to the integral connection with the March 2017 financing.

F-20

A summary of the aggregate warrant activity for the years ended March 31, 2017 and 2016 is presented below:

	Fiscal Year Ended March 31,
	2017		2016
	Warrants	Weighted Average Exercise Price	Warrants	Weighted Average Exercise Price
Outstanding, beginning of year	2,164,094	$6.68	1,430,738	$6.84
Granted	749,825	$4.10	746,657	$6.30
Exercised	(2,660)	$6.25	(12,049)	$2.15
Cancelled/Forfeited	(307,163)	$5.18	(1,252)	$2.10
Outstanding, end of year	2,604,096	$3.64	2,164,094	$6.68
Exercisable, end of year	2,604,096	$3.64	2,164,094	$6.68
Weighted average estimated fair value of warrants granted		$2.65		$5.11

The following outlines the significant weighted average assumptions used to estimate the fair value of warrants granted utilizing the Binomial Lattice option pricing model:

	Year Ended March 31,
	2017	2016
Risk free interest rate	0.7% - 1.93%	1.70%
Average expected life	3.42 – 5.5 years	5 years
Expected volatility	88.2% - 96.0%	98.6%
Expected dividends	None	None

The expected volatility was based on the historic volatility. The expected life of options granted was based on the "simplified method" as described in the SEC's guidance due to changes in the vesting terms and contractual life of current option grants compared to our historical grants.

The detail of the warrants outstanding and exercisable as of March 31, 2017 is as follows:

	Warrants Outstanding			Warrants Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Life (Years)	Weighted Average Exercise Price	Number Outstanding	Weighted Average Exercise Price
$5.00 or Below	1,860,101	3.78	$3.67	1,860,101	$3.67
$5.20 - $9.00	711,067	2.77	$6.47	705,067	$6.47
$9.65 - $15.00	32,928	2.37	$12.32	32,928	$12.32
	2,604,096			2,604,096

STOCK-BASED COMPENSATION:

2000 STOCK OPTION PLAN

Our 2000 Stock Option Plan provides for the grant of incentive stock options to our full-time employees (who may also be directors) and nonstatutory stock options to non-employee directors, consultants, customers, vendors or providers of significant services. The exercise price of any incentive stock option may not be less than the fair market value of the common stock on the date of grant or, in the case of an optionee who owns more than 10% of the total combined voting power of all classes of our outstanding stock, not be less than 110% of the fair market value on the date of grant. The exercise price, in the case of any nonstatutory stock option, must not be less than 75% of the fair market value of the common stock on the date of grant. The amount reserved under the 2000 Stock Option Plan is 10,000 options.

F-21

At March 31, 2016, all of the grants previously made under the 2000 Stock Option Plan had expired and 200 unregistered shares had been issued under the plan, with 9,800 available for future issuance.

2010 STOCK INCENTIVE PLAN

In August 2010, we adopted the 2010 Stock Incentive Plan, which provides incentives to attract, retain and motivate employees and directors whose present and potential contributions are important to our success by offering them an opportunity to participate in our future performance through awards of options, the right to purchase common stock, stock bonuses and stock appreciation rights and other awards. A total of 70,000 common shares were initially reserved for issuance under the 2010 Stock Incentive Plan.

In August 2010, we filed a registration statement on Form S-8 for the purpose of registering 70,000 common shares issuable under this plan under the Securities Act, and in July 2012, we filed a registration statement on Form S-8 for the purpose of registering 100,000 common shares issuable under this plan under the Securities Act.

On January 26, 2016, our Board of Directors approved an amendment to the 2010 Stock Incentive Plan to increase the total number of shares of common stock reserved for issuance under the plan to 3,170,000 shares, subject to amendment of our Articles of Incorporation to increase our authorized common stock. On March 29, 2016, we held an annual stockholders meeting, at which our stockholders approved the Amended 2010 Stock Incentive Plan and an amendment of our Articles of Incorporation to increase our authorized common stock to 30,000,000 shares.

At March 31, 2017, we had 2,241,549 shares available under this plan.

2012 DIRECTORS COMPENSATION PROGRAM

In July 2012, our Board of Directors approved a board compensation program that modifies and supersedes the 2005 Directors Compensation Program, which was previously in effect. Under the 2012 program, in which only non-employee directors may participate, an eligible director will receive a grant of $35,000 worth of ten-year options to acquire shares of common stock, with such grant being valued at the exercise price based on the average of the closing bid prices of the common stock for the five trading days preceding the first day of the fiscal year. In addition, under this program, eligible directors will receive cash compensation equal to $500 for each committee meeting attended and $1,000 for each formal board meeting attended.

At March 31, 2017, we had issued 26,757 options under the 2005 program to outside directors and 79,309 options to employee-directors, 21,756 outside directors’ options had been forfeited, 5,000 outside directors’ options had been exercised, 79,309 employee-directors’ options had been forfeited and no options under the 2005 program remained outstanding.

On June 6, 2014, our Board of Directors approved certain changes to the 2012 program. Under this modified program, a new eligible director will receive an initial grant of $50,000 worth of options to acquire shares of common stock, with such grant being valued at the exercise price based on the average of the closing bid prices of the common stock for the five trading days preceding the first day of the fiscal year. These options will have a term of ten years and will vest 1/3 upon grant and 1/3 upon each of the first two anniversaries of the date of grant. In addition, at the beginning of each fiscal year, each existing director eligible to participate in the modified 2012 program also will receive a grant of $35,000 worth of options valued at the exercise price based on the average of the closing bid prices of the common stock for the five trading days preceding the first day of the fiscal year. Such options will vest on the first anniversary of the date of grant. In lieu of per meeting fees, eligible directors will receive an annual board retainer fee of $30,000. The modified 2012 program also provides for the following annual retainer fees: Audit Committee Chair - $5,000, Compensation Committee chair - $5,000, Audit Committee member - $4,000, Compensation Committee member - $4,000 and lead independent director - $15,000.

RESTRICTED STOCK UNIT GRANTS TO DIRECTORS AND EXECUTIVE OFFICERS

On August 9, 2016, our Board of Directors (the “Board”) granted RSUs to certain of our officers and directors as set forth below. The RSUs represent the right to be issued on a future date shares of our common stock for vested RSUs. Our Compensation Committee recommended the grants based on a compensation assessment provided by a third-party compensation consulting firm engaged by us that developed a peer group of companies for market assessment and analyzed compensation at such companies.

F-22

The consultant recommended beneficial ownership targets, which we previously disclosed in our Proxy Statement filed on February 23, 2016, in connection with our Annual Meeting of Stockholders held on March 29, 2016. In connection with the Annual Meeting, our stockholders approved our Amended 2010 Stock Incentive Plan, which included an increase in the number of shares available for grant under the plan in part to accommodate equity awards recommended by the Compensation Committee, and our stockholders approved our executive compensation as disclosed in the Proxy Statement pursuant to Item 402 paragraphs (m) through (q) of Regulation S-K as shown below:

To Mr. James A. Joyce, an aggregate of 634,000 RSUs valued at $6.28 per share, based on the August 9, 2016 closing price of the common stock. 158,500 of the RSUs are deemed vested upon grant and an additional 39,625 RSUs will vest each quarter beginning on January 1, 2017. This grant is intended to increase Mr. Joyce’s beneficial ownership of our common stock to 9.0%, which target was recommended in 2015 and in June 2016 by the compensation consultant engaged by us. Previously, in 2004, the Board had approved a beneficial ownership target of 15% for Mr. Joyce. However, Mr. Joyce has agreed to the modified target of 9.0%.

To Mr. Rodney S. Kenley, an aggregate of 52,000 RSUs valued at $6.28 per share, based on the August 9, 2016 closing price of the common stock. 13,000 of the RSUs are deemed vested upon grant and an additional 3,250 RSUs will vest each quarter beginning on January 1, 2017.

To Mr. James B. Frakes, an aggregate of 52,000 RSUs valued at $6.28 per share, based on the August 9, 2016 closing price of the common stock. 13,000 of the RSUs are deemed vested upon grant and an additional 3,250 RSUs will vest each quarter beginning on January 1, 2017.

To each of our non-employee directors, Mr. Franklyn S. Barry, Jr., Mr. Edward G. Broenniman and Dr. Chetan S. Shah, 16,432 RSUs valued at an aggregate of $105,000, based on the average of the closing prices of the common stock for the five trading days preceding and including August 9, 2016. These grants represent (a) $70,000 worth of RSUs representing two years of grants under the amended 2012 Non-Employee Directors Compensation Program (the “2012 Program”) because more than two years have elapsed since Messrs. Barry and Broenniman and Dr. Shah received grants under the program, all of which RSUs are deemed vested upon grant and (b) $35,000 worth of RSUs representing the grant covering the fiscal year ending March 31, 2017, of which one-quarter were deemed vested upon grant and the remaining portion vested ratably at September 30, 2016, at December 31, 2016 and at March 31, 2017.

The RSUs were granted under our Amended 2010 Stock Incentive Plan and we recorded expense of $2,076,535 in the fiscal year ended March 31, 2017 related to the RSU grants.

CHANGES TO 2012 NON-EMPLOYEE DIRECTORS COMPENSATION PROGRAM

In July 2012, the Board approved the 2012 Program, which modified and superseded the 2005 Directors Compensation Program that had been in effect previously. On June 6, 2014, the Board approved certain changes to the 2012 Program, and on August 9, 2016, the Board approved further modifications to the program. Under the modified 2012 Program, in which only non-employee directors may participate, a new eligible director will receive an initial grant of $50,000 worth of RSUs or, at the discretion of the Board, options to acquire shares of Common Stock. RSUs granted under this provision will be valued based on the average of the closing prices of the Common Stock for the five trading days preceding and including the date of grant and will vest at a rate determined by the Board in its discretion. Options granted under this provision will be valued at the exercise price, which will be based on the average of the closing prices of the Common Stock for the five trading days preceding and including the date of grant. Such options will have a term of ten years and will vest at a rate determined by the Board in its discretion.

At the beginning of each fiscal year, each existing director eligible to participate in the 2012 Program will receive a grant of $35,000 worth of RSUs or, at the discretion of the Board, options to acquire shares of Common Stock. RSUs granted under this provision will be valued based on the average of the closing prices of the Common Stock for the five trading days preceding and including the first day of the fiscal year (or preceding and including the date of grant, if such grant is not made on the first day of the fiscal year) and will vest at a rate determined by the Board in its discretion. Options granted under this provision will be valued at the exercise price, which will be based on the average of the closing prices of the Common Stock for the five trading days preceding and including the first day of the fiscal year (or preceding and including the date of grant, if such grant is not made on the first day of the fiscal year). Such options will have a term of ten years and will vest at a rate determined by the Board in its discretion.

In lieu of per meeting fees, under the 2012 Program eligible directors will receive an annual Board retainer fee of $30,000. The modified 2012 Program also provides for the following annual retainer fees: Audit Committee Chair - $5,000, Compensation Committee chair - $5,000, Nominating Committee Chair - $5,000, Audit Committee member - $4,000, Compensation Committee member - $4,000 and Lead independent director (currently an open position) - $15,000.

F-23

The RSU grants and the changes to the 2012 Program were approved and recommended by our Compensation Committee prior to approval by the Board.

RSUs outstanding that have vested and are expected to vest as of March 31, 2017 are as follows:

Number of RSUs
Vested	46,125
Expected to vest	507,375
Total	553,500

During the fiscal year ended March 31, 2017, 36,150 RSUs held by our outside directors were exchanged into the same number of shares of our common stock. As two of our three outside directors elected to return 40% of their RSU’s in exchange for cash in order to pay their withholding taxes on the share issuances, 13,146 of the RSUs were cancelled and we paid a total of $75,550 in cash to those two outside directors.

Also during the fiscal year ended March 31, 2017, 184,500 RSUs held by our executives were exchanged into the same number of shares of our common stock. Upon vesting, the RSUs held by our executives were net share-settled to cover the required withholding tax and the remaining amount is converted into an equivalent number of shares of common stock. Total payments for the employees’ tax obligations to the taxing authorities are reflected as a financing activity within the Consolidated Statements of Cash Flows. These net-share settlements had the effect of share repurchases by the Company as they reduced and retired the number of shares that would have otherwise been issued as a result of the vesting and did not represent an expense to the Company. As a result of the net share-settlements, 70,786 of the RSUs were cancelled and we issued a net 113,714 shares to our executives.

STAND-ALONE GRANTS

From time to time our Board of Directors grants common stock or common share purchase options or warrants to selected directors, officers, employees and consultants as equity compensation to such persons on a stand-alone basis outside of any of our formal stock plans. The terms of these grants are individually negotiated.

STOCK OPTION ACTIVITY

There were no stock option grants during the fiscal years ended March 31, 2017 and March 31, 2016. There was no stock option activity during the fiscal year ended March 31, 2017 other than the expiration of 6,500 stock options during the period.

The following is a summary of the stock options outstanding at March 31, 2017 and 2016 and the changes during the years then ended:

	Fiscal Year Ended March 31,
	2017		2016
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Outstanding, beginning of year	438,547	$10.94	501,690		$11.00
Granted	–	N/A	–	$	N/A
Exercised	–	N/A	–	$	N/A
Cancelled/Forfeited	(6,500)	$7.96	(63,143)		$11.45
Outstanding, end of year	432,047	$10.98	438,547		$10.94
Exercisable, end of year	414,547	$11.24	388,414		$11.53
Weighted average estimated fair value of options granted		N/A		$	N/A

F-24

The detail of the options outstanding and exercisable as of March 31, 2017 is as follows:

	Options Outstanding			Options Exercisable
Exercise Prices	Number Outstanding	Weighted Average Remaining Life (Years)	Weighted Average Exercise Price	Number Outstanding	Weighted Average Exercise Price
$3.80 - $9.50	184,047	6.70 years	$6.82	166,547	$6.86
$12.50	163,000	3.39 years	$12.50	163,000	$12.50
$18.00 - $20.50	85,000	1.02 years	$19.03	85,000	$19.03
	432,047			414,547

We recorded stock-based compensation expense related to share issuances and to options granted totaling $2,186,309 and $202,844 for the fiscal years ended March 31, 2017 and 2016, respectively. These expenses were recorded as stock compensation included in payroll and related expenses in the accompanying consolidated statement of operations for the years ended March 31, 2017 and 2016.

Our total stock-based compensation for fiscal years ended March 31, 2017 and 2016 included the following:

	Fiscal Year Ended
	March 31, 2017	March 31, 2016
Vesting of stock options	$2,186,309	$202,844
Total Stock-Based Compensation	$2,186,309	$202,844

We review share-based compensation on a quarterly basis for changes to the estimate of expected award forfeitures based on actual forfeiture experience. The cumulative effect of adjusting the forfeiture rate for all expense amortization is recognized in the period the forfeiture estimate is changed. The effect of forfeiture adjustments for the fiscal year ended March 31, 2017 was insignificant.

As of March 31, 2017, we had $3,203,208 of remaining unrecognized stock-based compensation expense, which is expected to be recognized over a weighted average remaining vesting period of 2.62 years.

On March 31, 2017, our stock options had a negative intrinsic value since the closing price on that date of $3.27 per share was below the weighted average exercise price of our stock options.

6. RELATED PARTY TRANSACTIONS

DUE TO RELATED PARTIES

Historically, certain of our officers and other related parties have advanced us funds, agreed to defer compensation and/or paid expenses on our behalf to cover working capital deficiencies. There were no such related party transactions during the fiscal year ended March 31, 2017 except that we had accrued unpaid Board fees of $28,250 owed to our outside directors as of March 31, 2017.

7. OTHER CURRENT LIABILITIES

Other current liabilities were comprised of the following items:

	March 31, 2017	March 31, 2016
Accrued interest	$5,391	$74,038
Other accrued liabilities	64,076	62,657
Total other current liabilities	$69,467	$136,695

F-25

8. INCOME TAXES

For the years ended March 31, 2017 and 2016, we had no income tax expense due to our net operating losses and 100% deferred tax asset valuation allowance.

At March 31, 2017 and 2016, we had net deferred tax assets as detailed below. These deferred tax assets are primarily composed of capitalized research and development costs and tax net operating loss carryforwards. Due to uncertainties surrounding our ability to generate future taxable income to realize these assets, a 100% valuation has been established to offset the net deferred tax assets.

Significant components of our net deferred tax assets at March 31, 2017 and 2016 are shown below:

	YEAR ENDED MARCH 31,
	2017	2016

Deferred tax assets:
Capitalized research and development	$3,442,000	$3,442,000
Net operating loss carryforwards	22,060,000	20,126,000
Stock compensation	318,000	–
Total deferred tax assets	25,820,000	23,568,000

Total deferred tax liabilities	–	–

Net deferred tax assets	25,820,000	23,568,000
Valuation allowance for deferred tax assets	(25,820,000)	(23,568,000)

Net deferred tax assets	$–	$–

At March 31, 2017, we had tax net operating loss carryforwards for federal and state purposes approximating $57 million and $45 million, which begin to expire in the year 2023.

The provision for income taxes on earnings subject to income taxes differs from the statutory federal rate for the years ended March 31, 2017 and 2016 due to the following:

	2017	2016

Income taxes (benefit) at federal statutory rate of 34%	$(2,484,000)	$(1,686,000)
State income tax, net of federal benefit	(438,000)	(298,000)
Tax effect on non-deductible expenses and credits	382,000	69,000
Change in valuation allowance[1]	2,540,000	1,915,000
	$–	$–

______________

(1) Pursuant to Internal Revenue Code Sections 382, use of our tax net operating loss carryforwards may be limited.

ASC 740, “Income Taxes”, clarifies the accounting for uncertainty in income taxes recognized in an entity's financial statements, and prescribes recognition thresholds and measurement attributes for financial statement disclosure of tax positions taken or expected to be taken on a tax return. Under ASC 740, the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Additionally, ASC 740 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Our practice is to recognize interest and/or penalties related to income tax matters in income tax expense. During the years ended March 31, 2017 and 2016, we did not recognize any interest or penalties relating to tax matters.

F-26

At and for the years ended March 31, 2017 and 2016, management does not believe the Company has any uncertain tax positions. Accordingly, there are no unrecognized tax benefits at March 31, 2017 or March 31, 2016.

Our tax returns remain open for examination by the applicable authorities, generally 3 years for federal and 4 years for state. We are currently not under examination by any taxing authorities.

9. DARPA CONTRACT AND RELATED REVENUE RECOGNITION

As discussed in Note 1, we entered into a contract with DARPA on September 30, 2011. Under the DARPA award, we have been engaged to develop a therapeutic device to reduce the incidence of sepsis, a fatal bloodstream infection that often results in the death of combat-injured soldiers. The award from DARPA was a fixed-price contract with potential total payments to us of $6,794,389 over the course of five years. Fixed price contracts require the achievement of multiple, incremental milestones to receive the full award during each year of the contract. Under the terms of the contract, we performed certain incremental work towards the achievement of specific milestones against which we invoiced the government for fixed payment amounts.

Originally, only the base year (year one of the contract) was effective for the parties; however, DARPA subsequently exercised its option on the remaining years of the contract. The milestones were comprised of planning, engineering and clinical targets, the achievement of which in some cases required the participation and contribution of third-party participants under the contract. We commenced work under the contract in October 2011 and completed the contract in September 2016.

In February 2014, DARPA reduced the scope of our contract in years three through five of the contract. The reduction in scope focused our research on exosomes, viruses and blood processing instrumentation. This scope reduction reduced the possible payments under the contract by $858,469 over years three through five.

In the fiscal year ended March 31, 2017, we invoiced the U.S. Government for the final two milestones under our DARPA contract in the aggregate amount of $387,438. In the fiscal year ended March 31, 2016, we invoiced the U.S. Government for four milestones under our DARPA contract in the amount of $863,011.

Fiscal Year Ended March 31, 2017

In the fiscal year ended March 31, 2017, we invoiced the U.S. Government for the final two milestones under our DARPA contract in the aggregate amount of $387,438.

The details of those milestones were as follows:

Milestone 2.6.1.3 - Quantify the degree to which the MERS virus can be extracted from circulation in vitro using miniature Hemopurifiers. The milestone payment was $193,719. Management considers this milestone to be substantive as it was not dependent on the passage of time nor was it based solely on another party's efforts. We quantified the degree to which the MERS virus can be extracted from circulation in vitro using miniature Hemopurifiers. The report was accepted by the contracting officer's representative and the invoice was submitted thereafter.

Milestone 2.6.1.4 – Prepare and present Final Report for DARPA. The milestone payment was $193,719. Management considers this milestone to be substantive as it was not dependent on the passage of time nor was it based solely on another party's efforts. We prepared and presented the Final Report for DARPA. The report was accepted by the contracting officer's representative and the invoice was submitted thereafter.

Fiscal Year Ended March 31, 2016

During the fiscal year ended March 31, 2016, we invoiced the Defense Advanced Research Projects Agency for four milestones totaling $863,011. The details of those milestones were as follows:

Milestone M6 – Define Aethlon’s GMP manufacturing process and revise and upgrade Aethlon’s quality procedures and policies to the current state of the art. The milestone payment was $186,164. Management considers this milestone to be substantive as it was not dependent on the passage of time nor was it based solely on another party's efforts. We demonstrated that defined our GMP manufacturing process and that we revised and upgraded our quality procedures and policies to the current state of the art for a company of our size. The report was accepted by the contracting officer's representative and the invoice was submitted thereafter.

F-27

Milestone 2.5.1.1 - Complete Aethlon’s GMP procedure and establish and maintain all GMP documentation for the company. The milestone payment was $186,164. Management considers this milestone to be substantive as it was not dependent on the passage of time nor was it based solely on another party's efforts. We demonstrated that we completed our GMP procedures and established and maintained all GMP documentation for the company. The report was accepted by the contracting officer's representative and the invoice was submitted thereafter.

Milestone 2.5.2.2 – Finish construction and begin delivery of 50 prototype cartridges for testing by the systems integrator. The milestone payment was $296,964. Management considers this milestone to be substantive as it was not dependent on the passage of time nor was it based solely on another party's efforts. We demonstrated that we completed the construction of 50 prototype cartridges and were prepared to deliver the cartridges to the systems integrator. The report was accepted by the contracting officer's representative and the invoice was submitted thereafter.

Milestone 2.6.1.1 – System integrator acceptance of the hemofilter device. The milestone payment was $193,719. Management considers this milestone to be substantive as it was not dependent on the passage of time nor was it based solely on another party's efforts. We demonstrated that we completed this milestone by confirmation by the systems integrator that it was accepting the hemofilter device as part of their overall system.

10. SEGMENTS

We operate our businesses principally through two reportable segments: Aethlon, which represents our therapeutic business activities, and ESI, which represents our diagnostic business activities. Our reportable segments have been determined based on the nature of the potential products being developed. We record discrete financial information for ESI and our chief operating decision maker reviews ESI’s operating results in order to make decisions about resources to be allocated to the ESI segment and to assess its performance.

Aethlon’s revenue is generated primarily from government contracts to date and ESI does not yet have any revenues. We have not included any allocation of corporate overhead to the ESI segment.

The following tables set forth certain information regarding our segments:

	Fiscal Years Ended March 31,
	2017	2016
Revenues:
Aethlon	$392,073	$886,572
ESI	–	–
Total Revenues	$392,073	$886,572

Operating Losses:
Aethlon	$(5,945,293)	$(3,953,402)
ESI	(153,064)	(431,432)
Total Operating Loss	$(6,098,357)	$(4,384,834)

Net Losses:
Aethlon	$(7,153,662)	$(4,527,184)
ESI	(153,064)	(431,432)
Net Loss Before Non-Controlling Interests	$(7,306,726)	$(4,958,616)

Cash:
Aethlon	$1,558,667	$2,114,285
ESI	1,034	9,452
Total Cash	$1,559,701	$2,123,737

Total Assets:
Aethlon	$1,698,249	$2,475,686
ESI	28,119	53,430
Total Assets	$1,726,368	$2,529,116

Capital Expenditures:
Aethlon	$16,433	$9,307
ESI	–	–
Capital Expenditures	$16,433	$9,307

Depreciation and Amortization:
Aethlon	$22,370	$18,943
ESI	10,043	19,581
Total Depreciation and Amortization	$32,413	$38,524

Interest Expense:
Aethlon	$304,330	$573,782
ESI	–	–
Total Interest Expense	$304,330	$573,782

F-28

11. SUBSEQUENT EVENTS

Management has evaluated events subsequent to March 31, 2017 through the date that the accompanying consolidated financial statements were filed with the Securities and Exchange Commission for transactions and other events which may require adjustment of and/or disclosure in such financial statements.

In April 2017, we agreed with two individual investors to exchange 11,497 restricted shares for the cancellation of 22,993 warrants.

In April 2017, we issued 15,000 shares of restricted common stock at a price of $2.24 per share in payment for digital communications consulting services valued at $33,600 based on the value of the services provided.

In April 2014, we terminated a previously recorded but unissued share issuance of 68,000 shares under a fully vested restricted stock grant to our CEO and issued to him 32,674 shares as a net settlement of shares and the Company paid the withholding taxes associated with that share issuance in return for the cancellation of 35,326 shares. The compensation cost of that restricted stock grant had been fully recorded over prior fiscal years, therefore no expense was recorded regarding this net issuance.

In April 2017, 46,125 RSUs held by our executives were exchanged into the same number of shares of our common stock. As our executives elected to net settle a portion of their RSU’s in exchange for the Company paying the related withholding taxes on the share issuance, 23,655 of the RSUs were cancelled and we issued a net 22,470 shares to our executives.

In the period since March 31, 2017, sold 1,000 shares of common stock under our Common Stock Sales Agreement with H.C. Wainwright. We raised aggregate net proceeds of $1,903 (net of $63 in commissions to H.C. Wainwright and $133 in other offering expenses) under this agreement at an average price of $1.90 per share of net proceeds.

In June 2017, we issued options to four of our employees to purchase 34,500 shares of common stock at a price of $1.68 per share, the closing price on the date of the approval of the option grants by our compensation committee.

In June 2017, we entered into an Exchange Agreement with two institutional investors under which we issued 57,844 restricted shares in exchange for the cancellation of 77,125 warrants held by those investors. Additionally, we agreed with those investors that they would extend the expiration dates of convertible notes held by those investors from July 1, 2018 to July 1, 2019 in exchange for the reduction of the conversion price of those notes from $4.00 per share to $3.00 per share.

12. COMMITMENTS AND CONTINGENCIES

EMPLOYMENT CONTRACTS

We entered into an employment agreement with our Chairman of the Board (“Chairman”) effective April 1, 1999. The agreement, which is cancelable by either party upon sixty days’ notice, will be in effect until the Chairman retires or ceases to be employed by us. Under the terms of the agreement, if the Chairman is terminated he may become eligible to receive a salary continuation payment in the amount of at least twelve months' base salary, which was increased to $385,000 per year in September 2015.

We entered into an employment agreement with Dr. Richard H. Tullis, Ph. D. (“Tullis”) effective January 10, 2000 as our Chief Science Officer ("CSO"). Under the terms of the agreement, if Tullis is terminated he may become eligible to receive a salary continuation payment in the amount of twelve months’ base salary, which is $195,000 per year.

In February 2016, we entered into a part-time consulting agreement with Tullis. Under that agreement, Tullis continued to provide services under the terms of a consulting agreement with us. In connection with the change in his employment, Tullis resigned as our Vice President. Under the consulting agreement, Tullis rendered approximately twenty (20) hours per week of such services, for which we paid him a consulting fee of $10,000 per month. The term of the consulting agreement was for an initial sixty-day period and, unless terminated earlier by either party, shall automatically extend for additional one-month periods. Either party to the consulting agreement may terminate it upon 30 day’s prior written notice to the other party.

Concurrently with the entry into the consulting agreement, Tullis and the Company mutually agreed to terminate his employment agreement with us.

F-29

In November 2016, the scope of the consulting agreement was amended to reduce the hours from 20 hours per week to 20 hours per month with a reduction in monthly consulting fees from the original $10,000 per month to $4,000 per month.

Then in February 2017, the scope of the consulting agreement was further amended to reduce the hours from 20 hours per month to 10 hours per month with a reduction in monthly consulting fees from $4,000 per month to $2,000 per month.

RETENTION AGREEMENTS

On October 16, 2015, following a recommendation of our Compensation Committee, we approved retention bonus grants to three of our executive officers under a newly established Aethlon Senior Management Retention Program to maintain management stability going forward. The Board approved a $100,000 retention bonus for Mr. James A. Joyce, our Chief Executive Officer, a $50,000 retention bonus for Mr. Rodney S. Kenley, our President, and a $50,000 retention bonus for Mr. James B. Frakes, our Chief Financial Officer.

In connection with the bonus granted to Mr. Joyce, we entered into an amendment of Mr. Joyce’s Employment Agreement dated April 1, 1999. Pursuant to the amendment, if within two years of the effective date of the amendment, we terminate Mr. Joyce’s employment with us for “Cause” (as defined in his employment agreement) or Mr. Joyce terminates his employment with us other than for “Good Reason” (as defined in his employment agreement), Mr. Joyce must repay in full the amount of the bonus received from us. In the event of his death or disability or termination by us other than for “Cause” or termination by Mr. Joyce for “Good Reason,” Mr. Joyce will not be required to repay any portion of the bonus received by him.

In connection with the bonus granted to Mr. Kenley, we entered into an amendment of Mr. Kenley’s Offer Letter dated October 27, 2010. Pursuant to the amendment, if within two years of the effective date of the amendment, we terminate Mr. Kenley’s employment with us for “Cause” (as defined in the amendment) or Mr. Kenley terminates his employment with us other than for “Good Reason” (as defined in the amendment), Mr. Kenley must repay in full the amount of the bonus received from us. In the event of his death or disability or termination by us other than for “Cause” or termination by Mr. Kenley for “Good Reason,” Mr. Kenley will not be required to repay any portion of the bonus received by him.

In connection with the bonus granted to Mr. Frakes, we entered into a Retention Bonus Agreement with Mr. Frakes. Pursuant to the agreement, if within two years of the effective date of the agreement, we terminate Mr. Frakes’ employment with us for “Cause” (as defined in the agreement) or Mr. Frakes terminates his employment with us other than for “Good Reason” (as defined in the agreement), Mr. Frakes must repay in full the amount of the bonus received from us. In the event of his death or disability or termination by us other than for “Cause” or termination by Mr. Frakes for “Good Reason,” Mr. Frakes will not be required to repay any portion of the bonus received by him.

LEASE COMMITMENTS

We currently rent approximately 2,600 square feet of executive office space at 9635 Granite Ridge Drive, Suite 100, San Diego, CA 92123 at the rate of $6,054 per month on a four-year lease that expires in January 2019. We also rent approximately 1,700 square feet of laboratory space at 11585 Sorrento Valley Road, Suite 109, San Diego, California 92121 at the rate of $4,838 per month on a one-year lease that expires in November 2016.  Our current plans are to renew the lease prior to expiration or to secure alternative lab space in the San Diego area.

Our Exosome Sciences, Inc. subsidiary previously rented approximately 2,055 square feet of office and laboratory space at 11 Deer Park Drive, South Brunswick, NJ at the rate of $3,917 per month on a one-year lease that expired in October 2015. In October 2015, Exosome Sciences, Inc. relocated to a different suite at the same office complex. That new suite was comprised of approximately 541 square feet of office and laboratory space and is located at 9 Deer Park Drive, South Brunswick, NJ at the rate of $1,352 per month under a month to month lease basis. In January 2016, we exercised our 30-day notice to terminate the Exosome Sciences’ lease in New Jersey as part of a consolidation of our laboratory operations in San Diego.

F-30

Rent expense, which is included in general and administrative expenses, approximated $151,000 and $144,000 for the fiscal years ended March 31, 2017 and 2016, respectively. As of March 31, 2017, our commitments under the lease agreements are as follows:

	Fiscal Year Ending
	2018	2019
9635 Granite Ridge Drive, Suite 100, San Diego, CA 92123 office lease	$78,156	$21,446

11585 Sorrento Valley Road, Suite 109, San Diego, CA 92121 office lease	47,054	–

Total Lease Commitments	$125,210	$21,446

LEGAL MATTERS

From time to time, claims are made against us in the ordinary course of business, which could result in litigation. Claims and associated litigation are subject to inherent uncertainties and unfavorable outcomes could occur, such as monetary damages, fines, penalties or injunctions prohibiting us from selling one or more products or engaging in other activities.

The occurrence of an unfavorable outcome in any specific period could have a material adverse effect on our results of operations for that period or future periods. We are not presently a party to any pending or threatened legal proceedings.

F-31

AETHLON MEDICAL, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2017	March 31, 2017
	(Unaudited)
ASSETS
Current assets
Cash	$327,206	$1,559,701
Prepaid expenses and other current assets	38,450	37,551
Total current assets	365,656	1,597,252

Property and equipment, net	45,893	29,223
Patents and patents pending, net	82,705	84,996
Deposits	14,897	14,897
Total assets	$509,151	$1,726,368

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY

Current liabilities
Accounts payable	$277,094	$484,423
Due to related parties	48,366	57,866
Other current liabilities	82,845	69,467
Total current liabilities	408,305	611,756

Convertible notes payable, net	1,050,911	519,200

Total liabilities	1,459,216	1,130,956

Commitments and Contingencies (Note 13)

Stockholders’ (Deficit) Equity
Common stock, par value $0.001 per share; 30,000,000 shares authorized as of June 30, 2017 and March 31, 2017; 8,869,571 and 8,797,086 shares issued and outstanding as of June 30, 2017 and March 31, 2017, respectively	8,869	8,796
Additional paid-in capital	94,745,740	94,445,739
Accumulated deficit	(95,619,939)	(93,778,156)
Total Aethlon Medical, Inc. stockholders’ (deficit) equity before noncontrolling interests	(865,330)	676,379

Noncontrolling interests	(84,735)	(80,967)

Total stockholders’ (deficit) equity	(950,065)	595,412

Total liabilities and stockholders’ (deficit) equity	$509,151	$1,726,368

See accompanying notes.

F-32

AETHLON MEDICAL, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three Month Periods Ended June 30, 2017 and 2016

(Unaudited)

	Three Months Ended June 30, 2017	Three Months Ended June 30, 2016

REVENUES

Government contract revenue	$–	$4,635
Total revenues	–	4,635

OPERATING EXPENSES
Professional fees	343,023	567,749
Payroll and related expenses	630,227	344,987
General and administrative	186,999	223,551
Total operating expenses	1,160,249	1,136,287
OPERATING LOSS	(1,160,249)	(1,131,652)

OTHER EXPENSE
Interest and other debt expenses	188,604	42,167
Loss on debt extinguishment	376,909	616,889
Loss on share for warrant exchanges	119,789	–
Warrant repricing expense	–	345,841
Total other expense	685,302	1,004,897

NET LOSS BEFORE NONCONTROLLING INTERESTS	(1,845,551)	(2,136,549)

LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(3,769)	(7,732)

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(1,841,782)	$(2,128,817)

BASIC AND DILUTED LOSS PER SHARE AVAILABLE TO COMMON STOCKHOLDERS	$(0.21)	$(0.28)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING – BASIC AND DILUTED	8,805,522	7,622,393

See accompanying notes.

F-33

AETHLON MEDICAL, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Three Months Ended June 30, 2017 and 2016

(Unaudited)

	Three Months Ended June 30, 2017	Three Months Ended June 30, 2016
Cash flows from operating activities:
Net loss	$(1,845,551)	$(2,136,549)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	9,326	10,218
Stock based compensation	280,911	50,710
Loss on warrant repricing	–	345,841
Common stock issued for services	33,600	–
Loss on share for warrant exchanges	119,789	–
Loss on debt extinguishment	376,909	616,889
Amortization of debt discount and deferred financing costs	154,802	27,641
Changes in operating assets and liabilities:
Accounts receivable	–	199,471
Prepaid expenses and other current assets	(899)	30,462
Accounts payable and other current liabilities	(193,951)	144,246
Due to related parties	(9,500)	(116,862)
Net cash used in operating activities	(1,074,564)	(827,933)

Cash flows from investing activities:
Purchases of property and equipment	(23,705)	(1,545)
Net cash used in investing activities	(23,705)	(1,545)

Cash flows from financing activities:
Proceeds from the issuance of common stock, net	1,903	–
Cash paid for repurchase of restricted stock units	(136,129)	–
Net cash used in financing activities	(134,226)	–

Net decrease in cash	(1,232,495)	(829,478)

Cash at beginning of period	1,559,701	2,123,737

Cash at end of period	$327,206	$1,294,259

Supplemental disclosures of non-cash investing and financing activities:

Debt discount on convertible notes payable	$242,299	$75,994

Issuance of shares under vested restricted stock units	$22	$–

Reclassification of accrued interest to convertible notes payable	$–	$85,031

See accompanying notes.

F-34

AETHLON MEDICAL, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

June 30, 2017

1. NATURE OF BUSINESS AND BASIS OF PRESENTATION

ORGANIZATION

Aethlon Medical, Inc. and subsidiary (“Aethlon”, the “Company”, “we” or “us”) is a medical device company focused on creating innovative devices that address unmet medical needs in in global health and biodefense.

We create medical technologies to address unmet needs in global health and biodefense. The Aethlon Hemopurifier® is a clinical-stage therapeutic device that eliminates life-threatening viruses from the circulatory system of infected individuals. We believe the Aethlon Hemopurifier® can achieve the broad-spectrum countermeasure goal set forth by the U.S. Department of Health and Human Services (HHS). The device has been validated to capture Ebola, Zika, Lassa, MERS-CoV, HIV, Hepatitis C, Cytomegalovirus, Epstein-Barr, Herpes Simplex, Chikungunya, Dengue, West Nile, Smallpox related viruses, H1N1 Swine Flu, H5N1 Bird Flu, and the reconstructed Spanish flu virus of 1918. At present, the Hemopurifier is being advanced under an FDA approved clinical study. Aethlon is also the majority owner of Exosome Sciences, Inc., a company focused on the discovery of exosomal biomarkers to diagnose and monitor life-threatening diseases.

On June 25, 2013, the United States Food and Drug Administration (FDA) approved an Investigational Device Exemption (IDE) that allows us to initiate human feasibility studies of the Aethlon Hemopurifier® in the U.S. We ended the treatment phase of that study after treating eight end-stage renal disease patients who were infected with the Hepatitis C virus (HCV) to demonstrate the safety of Hemopurifier therapy. Successful completion of this study, including submission to and acceptance by the FDA of the final study documents and related patient treatment data, will allow us the opportunity to initiate pivotal studies that are required for market clearance to treat HCV and other disease conditions in the U.S.

Successful outcomes of human trials will also be required by the regulatory agencies of certain foreign countries where we intend to sell this device. Some of our patents may expire before FDA approval or approval in a foreign country, if any, is obtained. However, we believe that certain patent applications and/or other patents issued more recently will help protect the proprietary nature of the Hemopurifier(R) treatment technology.

In October 2013, our subsidiary, Exosome Sciences, Inc. (“ESI”), commenced operations with a focus on advancing exosome-based strategies to diagnose and monitor the progression of cancer, infectious disease and other life-threatening conditions.

Our common stock is quoted on the Nasdaq Capital Market under the symbol “AEMD.”

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

During the three months ended June 30, 2017, there have been no changes to our significant accounting policies as described in our Annual Report on Form 10-K for the fiscal year ended March 31, 2017.

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles (GAAP) for interim financial information and with the instructions to Form 10-Q and Article 8 of the Securities and Exchange Commission (SEC) Regulation S-X. Accordingly, they should be read in conjunction with the audited financial statements and notes thereto for the year ended March 31, 2017, included in the Company's Annual Report on Form 10-K filed with the SEC on June 28, 2017. The accompanying unaudited condensed consolidated financial statements include the accounts of Aethlon Medical, Inc. and its majority-owned subsidiary. All significant inter-company transactions and balances have been eliminated in consolidation. The unaudited condensed consolidated financial statements contain all normal recurring accruals and adjustments that, in the opinion of management, are necessary to present fairly the condensed consolidated financial statements as of and for the three months ended June 30, 2017, and the condensed consolidated statement of cash flows for the three months ended June 30, 2017. Estimates were made relating to useful lives of fixed assets, valuation allowances, the fair value of warrants, impairment of assets, share-based compensation expense and accruals for clinical trial and research and development expenses. Actual results could differ materially from those estimates. Certain amounts previously reported in the financial statements have been reclassified to conform to the current presentation. Such reclassifications did not affect net loss, equity or cash flows. The accompanying condensed consolidated balance sheet at March 31, 2017 has been derived from the audited consolidated balance sheet at March 31, 2017, contained in the above referenced 10-K. The results of operations for the three months ended June 30, 2017 are not necessarily indicative of the results to be expected for the full year or any future interim periods.

F-35

On March 31, 2016, we filed a Certificate of Amendment to our Articles of Incorporation to increase our authorized common stock from 10,000,000 to 30,000,000 shares. Our stockholders approved the amendment at our annual meeting of stockholders held on March 29, 2016.

LIQUIDITY AND GOING CONCERN

Management does not expect existing cash as of June 30, 2017 to be sufficient to fund the Company’s operations for at least twelve months from the issuance date of these interim financial statements. These financial statements have been prepared on a going concern basis which assumes the Company will continue to realize its assets and discharge its liabilities in the normal course of business. As of June 30, 2017, the Company has incurred losses totaling approximately $95,620,000 since inception, has not yet generated material revenue from operations, and will require additional funds to maintain its operations. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern within one year after these consolidated financial statements are issued. The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they become due. The Company intends to finance operating costs over the next twelve months through its existing financial resources and we may also raise additional capital through equity offerings, including an equity offering of up to $7.5 million based on a registration statement on Form S-1 that we filed with the SEC on July 31, 2017, debt financings, collaborations and/or licensing arrangements. If adequate funds are not available on acceptable terms, we may be required to delay, reduce the scope of, or curtail, our operations. The accompanying consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern

2. LOSS PER COMMON SHARE

Basic loss per share is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the period of computation. The weighted average number of common shares outstanding for the three months ended June 30, 2017 includes 46,125 vested restricted stock units. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if potential common shares had been issued, if such additional common shares were dilutive. Since we had net losses for all periods presented, basic and diluted loss per share are the same, and additional potential common shares have been excluded as their effect would be antidilutive.

As of June 30, 2017 and 2016, a total of 3,893,303 and 2,771,780 potential common shares, consisting of shares underlying outstanding stock options, warrants, unvested restricted stock units and convertible notes payable were excluded as their inclusion would be antidilutive.

3. RESEARCH AND DEVELOPMENT EXPENSES

Our research and development costs are expensed as incurred. We incurred research and development expenses during the three month periods ended June 30, 2017 and 2016, which are included in various operating expense line items in the accompanying condensed consolidated statements of operations. Our research and development expenses in those periods were as follows:

	June 30,	June 30,
	2017	2016
Three months ended	$157,463	$117,664

4. FUTURE ACCOUNTING PRONOUNCEMENTS

Management is evaluating significant recent accounting pronouncements that are not yet effective for us, including the new accounting standard on improvements to employee share based payment accounting, ASU 2016-09 (Topic 718), the new accounting standard related to leases, ASU 2016-02 (Topic 842), the new accounting standard for recognition and measurement of financial assets and financial liabilities, and the new accounting standard on revenue recognition, ASU 2014-09 (Topic 606), and have not yet concluded whether any such pronouncements will have a significant effect on our future consolidated financial statements.

F-36

5. CONVERTIBLE NOTES PAYABLE, NET

Convertible Notes Payable, Net consisted of the following at June 30, 2017:

	Principal	Unamortized Discount	Net Amount	Accrued Interest
Convertible Notes Payable, Net – Non-Current Portion:
November 2014 10% Convertible Notes	$612,811	$(114,850)	$497,961	$17,875
December 2016 10% Convertible Notes	680,400	(127,450)	552,950	19,846
Total Convertible Notes Payable, Net	$1,293,211	$(242,300)	$1,050,911	$37,721

During the three months ended June 30, 2017, we recorded interest expense of $33,802 related to the contractual interest rates of our convertible notes and interest expense of $154,802 related to the amortization of the note discount for a total interest expense of $188,604 related to our convertible notes in the three months ended June 30, 2017. All of the unamortized discount at June 30, 2017 related to the note discount established upon the June 2017 amendment to the November 2014 10% Convertible Notes and to the December 2016 10% Convertible Notes (see below).

Convertible Notes Payable, Net consisted of the following at March 31, 2017 (our most recent fiscal year end):

	Principal	Unamortized Discount	Net Amount	Accrued Interest
Convertible Notes Payable, Net – Non-Current Portion:
November 2014 10% Convertible Notes	$612,811	$(275,363)	$337,448	$2,555
December 2016 10% Convertible Notes	680,400	(498,648)	181,752	2,836
Total Convertible Notes Payable, Net	$1,293,211	$(774,011)	$519,200	$5,391

During the three months ended June 30, 2016, we recorded interest expense of $13,882 related to the contractual interest rates of our convertible notes and interest expense of $27,641 related to the amortization of deferred financing costs for a total interest expense of $41,523 related to our convertible notes in the three months ended June 30, 2016.

NOVEMBER 2014 10% CONVERTIBLE NOTES

In November 2014, we entered into a subscription agreement with two accredited investors providing for the issuance and sale of (i) convertible promissory notes in the aggregate principal amount of $527,780 (the “Notes”) and (ii) five year warrants to purchase up to 47,125 shares of common stock at a fixed exercise price of $8.40 per share (the “Warrants”). These Notes bear interest at the annual rate of 10% and originally matured on April 1, 2016.

The aggregate gross cash proceeds to us were $415,000 after subtracting legal fees of $35,000, a $27,780 due diligence fee and an original issuance discount of $50,000. We recorded deferred financing costs of $112,780 to reflect the legal fees, due diligence fee and original issuance discount and will amortize those costs over the life of the Notes using the effective interest method.

These Notes are convertible at the option of the holders into shares of our common stock at a fixed price of $5.60 per share, for up to an aggregate of 94,246 shares of common stock. There are no registration requirements with respect to the shares of common stock underlying the Notes or the Warrants.

The estimated relative fair value of Warrants issued in connection with the Notes was recorded as a debt discount and is amortized as additional interest expense over the term of the underlying debt. We recorded debt discount of $240,133 based on the relative fair value of these Warrants. In addition, as the effective conversion price of the Notes was less than market price of the underlying common stock on the date of issuance, we recorded an additional debt discount of $287,647 related to the beneficial conversion feature.

Initial Amendment of the November 2014 10% Convertible Note Terms

On November 12, 2015, we entered into an amendment of terms (“Amendment of Terms”) with the two investors that participated in the November 2014 10% Convertible Notes. The Amendment of Terms modified the terms of the subscription agreement, Notes and Warrants held by those investors to, among other things, extended the maturity date of the Notes from April 1, 2016 to June 1, 2016, temporarily reduced the number of shares that we must reserve with respect to conversion of the Notes, and temporarily suspended the time period during which one of the investors may exercise its Warrants. In exchange for the investors’ agreements in the Amendment of Terms, we paid one of the investors a cash fee of $90,000, which we recorded as deferred financing costs and amortized over the remaining term of the notes.

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Second Amendment and Extension of the November 2014 10% Convertible Notes

On June 27, 2016, we and certain investors entered into further Amendments (the “Amendments”) to the Notes and the Warrants. The Amendments provide that the Maturity Date (as defined in the Notes) was extended from June 1, 2016 to July 1, 2017 and that the conversion price per share of the Notes was reduced from $5.60 per share of common stock to $5.00 per share of common stock. In addition, we reduced the purchase price (as defined in the Warrants) from $8.40 per share to $5.00 per share of common stock. In connection with these modifications, each of the investors signed a Consent and Waiver providing its consent under certain restrictive provisions, and waiving certain rights, including a right to participate in certain offerings made by us, under a Securities Purchase Agreement dated June 23, 2015, (the “2015 SPA”) to which we, the investors and certain other investors are parties, in order to facilitate an at-the-market equity program (see Note 6).

The Amendments also increase the principal amount of the Notes to $692,811 (in the aggregate) to (i) include accrued and unpaid interest through June 15, 2016, and (ii) increase the principal amount by $80,000 (in the aggregate) as an extension fee for the extended maturity date of the Notes. With respect to each Note, we entered into an Allonge to Convertible Promissory Note (each, an “Allonge”) reflecting the changes in the principal amount, Maturity Date and conversion price of the Note.

We also issued to the investors new warrants (the “New Warrants”) to purchase an aggregate of 30,000 shares of common stock with a Purchase Price (as defined in the New Warrants) of $5.00 per share of common stock. We issued the New Warrants in substantially the same form as the prior Warrants, and the New Warrants will expire on November 6, 2019, the same date on which the prior Warrants will expire.

The modification of the Notes was evaluated under FASB Accounting Standards Codification (“ASC”) Topic No. 470-50-40, “Debt Modification and Extinguishments” (“ASC 470-50-40”). Therefore, according to the guidance, the instruments were determined to be substantially different, and the transaction qualified for extinguishment accounting. As a result, we recorded a loss on debt extinguishment of $536,889 and recognized an extension fee expense of $80,000, which are included in other (income) expenses in the accompanying condensed consolidated statements of operations. The debt extinguishment is comprised from the fair value of prior warrants issued in connection with the Notes of $287,676, as well as $325,206 related to beneficial conversion feature and offset by debt discount of $75,993. The beneficial conversion feature is a result of the effective conversion price of the new Notes being less than the market price of the underlying common stock on the date of modification.

Third Amendment and Extension of the November 2014 10% Convertible Notes

In connection with the issuance of the December 2016 10% Convertible Notes, the conversion price of the November 2014 10% Convertible Notes was reduced from $5.00 to $4.00 per share and the expiration date of the November 2014 10% Convertible Notes was extended from July 1, 2017 to July 1, 2018.

The modification of the Notes was evaluated under ASC 470-50-40 and the instruments were determined to be substantially different, and the transaction qualified for extinguishment accounting. As a result, we recorded a gain on debt extinguishment of $58,691, which is included in other (income) expenses in the accompanying condensed consolidated statements of operations. The recording of the modified Notes resulted in a beneficial conversion of $233,748 which is the result of the effective conversion price of the new Notes being less than the market price of the underlying common stock on the date of modification.

June 2017 Amendment to the November 2014 10% Convertible Notes

In June 2017, we agreed with the holders of the November 2014 10% Convertible Notes to an extension of the expiration dates of the notes from July 1, 2018 to July 1, 2019 in exchange for the reduction of the conversion price of those notes from $4.00 per share to $3.00 per share. The modification of the Notes was evaluated under ASC 470-50-40 and the instruments were determined to be substantially different, and the transaction qualified for extinguishment accounting. Under the extinguishment accounting we recorded a loss on debt extinguishment of $178,655 and recalculated a revised debt discount on the notes.

The following table shows the changes to the principal balance of the November 2014 10% Convertible Notes:

Activity in the November 2014 10% Convertible Notes
Initial principal balance	$527,780
Increase in principal balance under the second amendment (see above)	165,031
Conversions during the fiscal year ended March 31, 2017	(80,000)
Balance as of June 30, 2017	$612,811

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DECEMBER 2016 10% CONVERTIBLE NOTES

In December 2016, we entered into a securities purchase agreement (the “Securities Purchase Agreement”) with two accredited investors (collectively, the “Holders”), pursuant to which the Holders purchased an aggregate of $680,400 principal amount of Notes (inclusive of due diligence fee of $30,000 deemed paid as a subscription amount in the form of a Note in the principal amount of $32,400) for an aggregate cash subscription amount of $600,000 and (b) warrants to purchase 127,575 shares of Common Stock (collectively, the “Warrants”).

The Notes bear interest at the rate of 10% per annum, and the principal amount and all accrued and unpaid interest thereon is convertible into shares of our common stock at a $4.00 per share conversion price, which is subject to customary adjustment provisions for stock splits, dividends, recapitalizations and the like. The Notes mature on July 1, 2018 and are subject to customary and usual terms for events of default and the like. Each Holder has contractually agreed to restrict its ability to convert its Note such that the number of shares of the Common Stock held by the Holder and its affiliates after such exercise does not exceed 4.99% of our then issued and outstanding shares of Common Stock.

The Warrants issued to the Holders are exercisable for a period of five years from the date of issuance at an exercise price of $4.50, subject to adjustment. A Holder may exercise a Warrant by paying the exercise price in cash or by exercising the Warrant on a cashless basis. In the event a Holder exercises a Warrant on a cashless basis, we will not receive any proceeds. The exercise price of the Warrants is subject to customary adjustments provision for stock splits, stock dividends, recapitalizations and the like. Each Holder has contractually agreed to restrict its ability to exercise its Warrant such that the number of shares of the Common Stock held by the Holder and its affiliates after such exercise does not exceed 4.99% of our then issued and outstanding shares of Common Stock.

The estimated relative fair value of Warrants issued in connection with the Notes was recorded as a debt discount and is being amortized as additional interest expense over the term of the underlying debt. We recorded debt discount of $232,718 based on the relative fair value of these Warrants. In addition, as the effective conversion price of the Notes was less than market price of the underlying common stock on the date of issuance, we recorded an additional debt discount of $262,718 related to the beneficial conversion feature. We also recorded deferred financing costs of $102,940, which was composed of an 8% original issue discount of $50,400, a $30,000 due diligence fee (which was paid in the form of a note), $22,500 in legal fees, and a $40 bank charge. The combination of the above items led to a combined discount against the convertible notes of $598,376.

June 2017 Amendment to the December 2016 10% Convertible Notes

In June 2017, we agreed with the holders of the December 2016 10% Convertible Notes to an extension of the expiration dates of the notes from July 1, 2018 to July 1, 2019 in exchange for the reduction of the conversion price of those notes from $4.00 per share to $3.00 per share. The modification of the notes was evaluated under ASC 470-50-40 and the instruments were determined to be substantially different, and the transaction qualified for extinguishment accounting. Under the extinguishment accounting we recorded a loss on debt extinguishment of $198,254 and recalculated a revised debt discount on the notes.

There have been no conversions of principal on the December 2016 10% Convertible Notes through June 30, 2017.

6. EQUITY TRANSACTIONS IN THE THREE MONTHS ENDED JUNE 30, 2017

Common Stock Sales Agreement with H.C. Wainwright

On June 28, 2016, we entered into a Common Stock Sales Agreement (the “Agreement”) with H.C. Wainwright & Co., LLC (“H.C. Wainwright”) which establishes an at-the-market equity program pursuant to which we may offer and sell shares of our common stock from time to time as set forth in the Agreement. The Agreement provides for the sale of shares of our common stock having an aggregate offering price of up to $12,500,000 (the “Shares”).

Subject to the terms and conditions set forth in the Agreement, H.C. Wainwright will use its commercially reasonable efforts consistent with its normal trading and sales practices to sell the Shares from time to time, based upon our instructions. We have provided H.C. Wainwright with customary indemnification rights, and H.C. Wainwright will be entitled to a commission at a fixed rate equal to three percent (3.0%) of the gross proceeds per Share sold. In addition, we have agreed to pay certain expenses incurred by H.C. Wainwright in connection with the Agreement, including up to $50,000 of the fees and disbursements of their counsel. The Agreement will terminate upon the sale of all of the Shares under the Agreement unless terminated earlier by either party as permitted under the Agreement (see Note 14).

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Sales of the Shares, if any, under the Agreement shall be made in transactions that are deemed to be “at the market offerings” as defined in Rule 415 under the Securities Act, including sales made by means of ordinary brokers’ transactions, including on the Nasdaq Capital Market, at market prices or as otherwise agreed with H.C. Wainwright. We have no obligation to sell any of the Shares, and, at any time, we may suspend offers under the Agreement or terminate the Agreement.

In July 2016, we commenced sales of common stock under our Common Stock Sales Agreement with H.C. Wainwright. In the three months ended June 30, 2017, we raised aggregate net proceeds of $1,903 (net of $63 in commissions to H.C. Wainwright and $133 in other offering expenses) under this agreement through the sale of 1,000 shares at an average price of $1.90 per share of net proceeds.

Restricted Shares Issued for Services

During the three months ended June 30, 2017, we issued 15,000 shares of restricted common stock at a price of $2.24 per share, the market price at time of issuance, in payment for investor relations consulting services valued at $33,600 based on the value of the services provided.

Share for Warrant Exchanges

During the three months ended June 30, 2017, we agreed with two individual investors to exchange 11,497 restricted shares for the cancellation of 22,993 warrants.

Also during the three months ended June 30, 2017, we entered into an Exchange Agreement with two institutional investors under which we issued 57,844 restricted shares in exchange for the cancellation of 77,125 warrants held by those investors. Additionally, we agreed with those investors that they would extend the expiration dates of convertible notes held by those investors from July 1, 2018 to July 1, 2019 in exchange for the reduction of the conversion price of those notes from $4.00 per share to $3.00 per share (see Note 5). Based upon the fair value of the shares issued and warrants exchanged, we recorded a loss of $119,789 during the three months ended June 30, 2017 for all of the above share for warrant exchanges.

Stock Option Issuances

During the three months ended June 30, 2017, we issued options to four of our employees to purchase 34,500 shares of common stock at an exercise price of $1.68 per share, the closing price on the date of the approval of the option grants by our compensation committee (see Note 9).

Termination of Restricted Share Grant

During the three months ended June 30, 2017, we terminated a previously recorded but unissued share issuance of 68,000 shares under a fully vested restricted stock grant to our CEO and issued to him 32,674 shares as a net settlement of shares and the Company paid the withholding taxes associated with that share issuance in return for the cancellation of 35,326 shares. The compensation cost of that restricted stock grant had been fully recorded over prior fiscal years, therefore no expense was recorded regarding this net issuance.

Restricted Stock Unit Grants to Executive Officers

During the three months ended June 30, 2017, 46,125 RSUs held by our executives were exchanged into the same number of shares of our common stock. As our executives elected to net settle a portion of their RSU’s in exchange for the Company paying the related withholding taxes on the share issuance, 23,655 of the RSUs were cancelled and we issued a net 22,470 shares to our executives (see Note 9).

7. RELATED PARTY TRANSACTIONS

DUE TO RELATED PARTIES

During the three months June 30, 2017 we accrued unpaid Board fees of $18,750 owed to our outside directors as of June 30, 2017.

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8. OTHER CURRENT LIABILITIES

Other current liabilities were comprised of the following items:

	June 30,	March 31,
	2016	2017
Accrued interest	$37,721	$5,391
Other accrued liabilities	45,124	64,076
Total other current liabilities	$82,845	$69,467

9. STOCK COMPENSATION

The following tables summarize share-based compensation expenses relating to Restricted Stock Units (“RSU”s) and options granted and the effect on basic and diluted loss per common share during the three month periods ended June 30, 2017 and 2016:

	Three Months Ended June 30, 2017	Three Months Ended June 30, 2016
Vesting of stock options and restricted stock units	$280,911	$50,710
Total stock-based compensation expense	$280,911	$50,710

Weighted average number of common shares outstanding – basic and diluted	8,805,522	7,622,393

Basic and diluted loss per common share attributable to stock-based compensation expense	$(0.03)	$(0.01)

All of the stock-based compensation expense recorded during the three months ended June 30, 2017 and 2016, which totaled $280,911 and $50,710, respectively, is included in payroll and related expense in the accompanying condensed consolidated statements of operations.

We review share-based compensation on a quarterly basis for changes to the estimate of expected award forfeitures based on actual forfeiture experience. The cumulative effect of adjusting the forfeiture rate for all expense amortization is recognized in the period the forfeiture estimate is changed. The effect of forfeiture adjustments for the three months ended June 30, 2017 was insignificant.

Restricted Stock Unit Grants to Directors and Executive Officers

On August 9, 2016, our Board of Directors (the “Board”) granted RSUs to certain of our officers and directors. The RSUs represent the right to be issued on a future date shares of our common stock for vested RSUs. Our Compensation Committee recommended the grants based on a compensation assessment provided by a third-party compensation consulting firm engaged by us that developed a peer group of companies for market assessment and analyzed compensation at such companies.

The RSUs were granted under our Amended 2010 Stock Incentive Plan and we recorded expense of $260,699 in the three months ended June 30, 2017 related to the RSU grants.

RSUs outstanding that have vested and are expected to vest as of June 30, 2017 are as follows:

Number of RSUs
Vested	46,125
Expected to vest	461,250
Total	507,375

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During the three months ended June 30, 2017, 46,125 vested RSUs held by our executives were exchanged into the same number of shares of our common stock. As our executives elected to net settle a portion of their RSU’s in exchange for the Company paying the related withholding taxes on the share issuance, 23,655 of the RSUs were cancelled and we issued a net 22,470 shares to our executives.

Stock Option Activity

During the three months ended June 30, 2017, we issued options to four of our employees to purchase 34,500 shares of common stock at a price of $1.68 per share, the closing price on the date of the approval of the option grants by our compensation committee. There were no stock option grants during the three months ended June 30, 2016.

Options outstanding that have vested and are expected to vest as of June 30, 2017 are as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term in Years

Vested	414,547	$11.24	4.05
Expected to vest	52,000	$2.80	8.71
Total	466,547

The following outlines the significant weighted average assumptions used to estimate the fair value information presented, with respect to stock option grants utilizing the Binomial Lattice option pricing models at, and during the three months ended June 30, 2017:

Risk free interest rate	2.21%
Average expected life	10 years
Expected volatility	92.14%
Expected dividends	None

The expected volatility was based on the historic volatility. The expected life of options granted was based on the "simplified method" as described in the SEC's guidance due to changes in the vesting terms and contractual life of current option grants compared to our historical grants.

A summary of stock option activity during the three months ended June 30, 2017 is presented below:

	Amount	Range of Exercise Price	Weighted Average Exercise Price
Stock options outstanding at March 31, 2017	432,047	$3.80-$20.50	$10.98
Exercised	–	–	–
Granted	34,500	$1.68	$1.68
Cancelled/Expired	–	–	–
Stock options outstanding at June 30, 2017	466,547	$1.68-$20.50	$10.30
Stock options exercisable at June 30, 2017	414,547	$3.80-$20.50	$11.24

On June 30, 2017, our stock options had no intrinsic value since the closing price on that date of $2.14 per share was below the weighted average exercise price of our stock options.

At June 30, 2017, there was approximately $2,666,508 of unrecognized compensation cost related to share-based payments, which is expected to be recognized over a weighted average period of 2.37 years.

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10. WARRANTS

During the three months ended June 30, 2017, we did not issue any warrants

A summary of warrant activity during the three months ended June 30, 2017 is presented below:

	Amount	Range of Exercise Price	Weighted Average Exercise Price
Warrants outstanding at March 31, 2017	2,604,096	$2.10 - $15.00	$3.64
Exercised	–	n/a	n/a
Issued	–	n/a	n/a
Cancelled/Expired	(128,357)	$5.00 –$9.00	$5.80
Warrants outstanding at June 30, 2017	2,475,739	$2.10 - $15.00	$3.47
Warrants exercisable at June 30, 2017	2,475,739	$2.10 - $15.00	$3.47

The following outlines the significant weighted average assumptions used to estimate the fair value information presented, with respect to warrants utilizing the Binomial Lattice option pricing models at, and during the three months ended June 30, 2016:

Risk free interest rate	0.79% – 1.38%
Average expected life	3 months – 2.33 years
Expected volatility	68% – 111%
Expected dividends	None

The expected volatility was based on the historic volatility. The expected life of options granted was based on the "simplified method" as described in the SEC's guidance due to changes in the vesting terms and contractual life of current option grants compared to our historical grants.

Based on the above assumptions, we valued the warrants that were exchanged for common stock (see Note 6) during the three months ended June 30, 2017 at $119,789.

11. DARPA CONTRACT AND RELATED REVENUE RECOGNITION

As discussed in Note 1, we entered into a contract with Defense Advanced Research Projects Agency (“DARPA”) on September 30, 2011. Under the DARPA award, we have been engaged to develop a therapeutic device to reduce the incidence of sepsis, a fatal bloodstream infection that often results in the death of combat-injured soldiers. The award from DARPA was a fixed-price contract with potential total payments to us of $6,794,389 over the course of five years. Fixed price contracts require the achievement of multiple, incremental milestones to receive the full award during each year of the contract. Under the terms of the contract, we performed certain incremental work towards the achievement of specific milestones against which we invoiced the government for fixed payment amounts.

Originally, only the base year (year one of the contract) was effective for the parties; however, DARPA subsequently exercised its option on the remaining years of the contract. The milestones were comprised of planning, engineering and clinical targets, the achievement of which in some cases required the participation and contribution of third-party participants under the contract. We commenced work under the contract in October 2011 and completed the contract in September 2016.

In February 2014, DARPA reduced the scope of our contract in years three through five of the contract. The reduction in scope focused our research on exosomes, viruses and blood processing instrumentation. This scope reduction reduced the possible payments under the contract by $858,469 over years three through five.

The DARPA contract concluded on September 30, 2016. Also, during the three months ended June 30, 2016, we did not invoice the U.S. Government for any milestones.

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12. SEGMENTS

We operate our businesses principally through two reportable segments: Aethlon, which represents our therapeutic business activities, and ESI, which represents our diagnostic business activities. Our reportable segments have been determined based on the nature of the potential products being developed. We record discrete financial information for ESI and our chief operating decision maker reviews ESI’s operating results in order to make decisions about resources to be allocated to the ESI segment and to assess its performance.

Aethlon’s revenue is generated primarily from government contracts to date and ESI does not yet have any revenues. We have not included any allocation of corporate overhead to the ESI segment.

The following tables set forth certain information regarding our segments:

	Three Months Ended June 30,
	2017	2016
Revenues:
Aethlon	$–	$4,635
ESI	–	–
Total Revenues	$392,073	$4,635

Operating Losses:
Aethlon	$(1,141,406)	$(1,092,990)
ESI	(18,843)	(38,662)
Total Operating Loss	$(1,160,249)	$(1,131,652)

Net Losses:
Aethlon	$(1,826,708)	$(2,097,887)
ESI	(18,843)	(38,662)
Net Loss Before Non-Controlling Interests	$(1,845,551)	$(2,136,549)

Cash:
Aethlon	$326,464	$1,291,537
ESI	742	2,722
Total Cash	$327,206	$1,294,259

Total Assets:
Aethlon	$492,324	$1,419,226
ESI	16,827	41,806
Total Assets	$509,151	$1,461,032

Capital Expenditures:
Aethlon	$23,705	$1,545
ESI	–	–
Capital Expenditures	$23,705	$1,545

Depreciation and Amortization:
Aethlon	$9,326	$5,323
ESI	–	4,895
Total Depreciation and Amortization	$9,326	$10,218

Interest Expense:
Aethlon	$(188,604)	$(42,167)
ESI	–	–
Total Interest Expense	$(188,604)	$(42,167)

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13. COMMITMENTS AND CONTINGENCIES

LEASE COMMITMENTS

We currently rent approximately 2,600 square feet of executive office space at 9635 Granite Ridge Drive, Suite 100, San Diego, CA 92123 at the rate of $6,054 per month on a four-year lease that expires in January 2019. We also rent approximately 1,700 square feet of laboratory space at 11585 Sorrento Valley Road, Suite 109, San Diego, California 92121 at the rate of $4,394 per month on a one-year lease that was extended to an expiration date of November 30, 2017.

Rent expense, which is included in general and administrative expenses, approximated $35,000 and $34,000 for the three month periods ended June 30, 2017 and 2016, respectively.

LEGAL MATTERS

From time to time, claims are made against us in the ordinary course of business, which could result in litigation. Claims and associated litigation are subject to inherent uncertainties and unfavorable outcomes could occur, such as monetary damages, fines, penalties or injunctions prohibiting us from selling one or more products or engaging in other activities.

The occurrence of an unfavorable outcome in any specific period could have a material adverse effect on our results of operations for that period or future periods. We are not presently a party to any pending or threatened legal proceedings.

14. SUBSEQUENT EVENTS

Management has evaluated events subsequent to June 30, 2017 through the date that the accompanying condensed consolidated financial statements were filed with the Securities and Exchange Commission for transactions and other events which may require adjustment of and/or disclosure in such financial statements.

Subsequent to June 30, 2017, we continued selling common stock under our Common Stock Sales Agreement with H.C. Wainwright (see Note 6). Between the period of July 1, 2017 through August 10, 2017, we raised net proceeds of $40,377 (after deducting $1,290 in commissions to H.C. Wainwright and $1,326 in other offering expenses) utilizing the sales agreement through the sale of 22,252 shares at an average price of $1.81 per share of net proceeds.

Also subsequent to June 30, 2017, we agreed with a former placement agent to exchange 5,500 restricted shares for the cancellation of 11,000 warrants.

On July 31, 2017, we filed an S-1 registration statement with the SEC to raise up to $7.5 million through the sale of common stock and warrants. We engaged H.C. Wainwright & Co, LLC as our exclusive placement agent on the financing.

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Aethlon Medical, Inc.

5,454,546 Units (each Unit contains 1 Share of Common Stock and 1 Common Warrant to purchase 1 Share of Common Stock)

or

Up to 5,454,546 Pre-funded Units (each Pre-funded Unit contains 1 Pre-funded Warrant to Purchase 1 Share of Common Stock and 1 Common Warrant to purchase

1 Share of Common Stock)

(5,454,546 Shares of Common Stock Underlying the Pre-funded Warrants) and

(5,454,546 Shares of Common Stock Underlying the Common Warrants)

Prospectus

H.C. Wainwright & Co.

September 29, 2017